As filed with the Securities and Exchange Commission on December 20, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VUZIX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3577 (Primary Standard Industrial Classification Code Number)	04-3392453 (I.R.S. Employer Identification Number)

2166 Brighton Henrietta Townline Road
Rochester, NY 146231
585-359-5900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Paul J. Travers
Chief Executive Officer
2166 Brighton Henrietta Townline Road
Rochester, NY 14623
585-359-5900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq. Jeff Cahlon, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Telephone: (212) 930-9700 Facsimile: (212) 930-9725	Yvan-Claude Pierre, Esq. William Haddad, Esq. Reed Smith LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 549-5400 Facsimile: (212) 521-5450

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, $0.001 par value per share (2)(3)	$17,250,000	$2,352.90
Representative’s Common Stock Purchase Warrant		(4)
Shares of Common Stock underlying Representative’s Common Stock Purchase Warrant (2)(5)	937,500	127.88
Total Registration Fee	$18,187,500	$2,480.78

(1)     Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act.

(2)     Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)     Includes shares the underwriters have the option to purchase to cover over-allotments, if any.

(4)     No fee pursuant to Rule 457(g) under the Securities Act.

(5)     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated proposed maximum aggregate offering price of $937,500, or 125% of $750,000 (5% of $15,000,000).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

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The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 20, 2012

           Shares

Common Stock

Vuzix Corporation is offering       shares of our common stock pursuant to this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “VUZI”, on the TSX Venture Exchange, or TSX-V, under the symbol “VZX”, and on the Frankfurt Stock Exchange under the symbol “V7X”. We intend to apply for listing of our common stock on The NASDAQ Capital Market under the symbol “VUZX”. We have applied to list the shares of common stock offered under this prospectus on the TSX-V. Listing of our common stock offered hereunder on the TSX-V will be subject to fulfilling all of the requirements of the TSX-V. No assurance can be given that our applications will be approved. On December 20, 2012, the last reported sale price for our common stock on the OTC Bulletin Board was $0.05 per share.

Our business and an investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Share		Total

Public offering price	$		$
Underwriting discount (1)	$		$
Proceeds, before expenses, to us	$		$

(1) The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 74 of this prospectus for a description of the compensation payable to the underwriters.

The underwriters may also purchase up to an additional _________ shares of common stock from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover over-allotments, if any.

The underwriters expect to deliver the shares against payment therefor on or about        , 2013.

Aegis Capital Corp

, 2013

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell shares of our common stock. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless otherwise stated or the context requires otherwise, references in this prospectus to “Vuzix”, the “Company”, “we”, “us”, or “our” refer to Vuzix Corporation.

Business Overview

We are engaged in the design, manufacture, marketing and sale of wearable eyewear products for use as an alternative private display solution in markets where portability and high resolution are key. Our products, known commercially as Video Eyewear (also referred to as head mounted displays, wearable displays, video glasses, personal viewers, and near-eye displays) are worn like eyeglasses and contain micro video displays that offer users a portable high-quality viewing experience.

Our Video Eyewear products provide virtual large high-resolution screens, fit in a user’s pocket or purse and can be viewed practically anywhere, anytime. They enable the user to view video and digital content, such as movies, computer data, the Internet or video games. They can also be used for virtual reality and augmented reality applications where the wearer is either immersed in a computer generated world or has their real world view augmented with computer generated information or graphics. We produce both monocular and binocular Video Eyewear devices. Video Eyewear are designed to work with mobile electronic devices, such as smart phones, laptop computers, portable media players and gaming systems as well as remote displays for medical devices like digital endoscopes and ultrasound equipment. Historically, we focused on two markets: the consumer markets for gaming, education, entertainment and mobile video and the market for rugged mobile displays for defense, medical, commercial and industrial markets. In June 2012, we sold the assets (including equipment, tooling, certain patents and trademarks and sales of our proprietary Tac-Eye displays and night vision display electronics) that comprised our Tactical Defense Group, which sold and licensed products and provided services, directly and indirectly, to military organizations and defense and security organizations. We refer to these assets as the “TDG Assets”. Accordingly, we now focus primarily on the consumer, commercial and entertainment market.

Products

We produce and sell three main types of products: Video Eyewear (for on-the-go users as remote displays for mobile and hands-free use); Virtual Reality, or VR (for stepping into virtual worlds, simulations & gaming); Augmented Reality, or AR, (for overlaying virtual information from the cloud/internet onto the real world). Our products are available with varying features and include either monocular or binocular display systems. We believe we provide the broadest range of consumer Video Eyewear product offerings available in the market and that our products contain some of the most advanced electronics and optics for their target markets and uses. Our products include:

Binocular Video Eyewear Products

The features of our binocular Video Eyewear products, including their resolution and apparent display size, microphones, tracking devices and support of three-dimensional viewing, suit consumer applications. Our binocular Video Eyewear products contain two microdisplays (a separate display for each eye), typically mounted in a frame attached to eyeglass-style temples. These products enable mobile and hands-free private viewing of video content on screens that simulate home theater-sized screens. Headphones are built into the temples so that users can listen to accompanying audio in full stereo. They can be employed as mobile high-resolution displays with products such as smart phones with video output capability, laptop computers, tablets, portable DVD players, game systems, and personal digital media/video players (video iPods).

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We currently produce a line of binocular Video Eyewear products called Wrap Video Eyewear. Introduced in the fall of 2009, they are the fourth generation of consumer focused products that we have produced since 2005. Each Wrap model has a different apparent virtual display size and native resolution, all of which support 3D applications.

Monocular Video Eyewear Products

We have offered monocular Video Eyewear products since 2003, when we introduced the M920. The monocular Video Eyewear products we have offered were designed to interface with various devices, including personal computers and Personal Digital Assistants (or PDAs). In the first quarter of 2013, we intend to release our first waveguide based monocular HMD that is fully enabled for AR use. The M2000AR will have gyros and accelerometer sensors, hi-resolution camera, HDMI interface, and see through optics that can be mounted to hardhats or goggles. Applications will include training, academic research, manufacturing, maintenance and other hands-free operations.

In 2013, we also intend to launch a new line of monocular Video Eyewear smart glasses designed for use with smartphones. In November 2012, it was announced that we would receive an Innovations Award at the January 2013 Consumer Electronics Show in connection with this product. The first device, the M100 will be a “hands free display” much like today’s hands-free audio systems commonly used with cellphones for voice calls, but with many advanced features. The M100 will have an added display, camera, GPS, motion sensors and wireless radios. It will run the Android operating system, which will allow for software applications with advanced functions ranging from browsing the Internet to augmented reality.

Engineering Solutions

We provide engineering services to third party customers ranging from near-eye display engines to full head mounted displays. When performing such work we typically obtain a first right of refusal to be the volume manufacturer of our proprietary display subassemblies in our contracts for the custom design of products. Historically most of this work has been for the U.S. Government; however, we do perform engineering services for commercial and industrial users. The agreement for the sale of our TDG Assets limits our ability to sell defense research and development services to waveguide and waveguide display engine development only.

Recent Developments

On June 15, 2012, we entered into an Asset Purchase Agreement with TDG Acquisition Company, LLC pursuant to which we sold the TDG Assets. The TDG Assets included equipment, tooling, certain patents and trademarks and our proprietary Tac-Eye displays and night vision display electronics, which comprised our tactical defense group, which engaged in the business of selling and licensing products and providing services, directly and indirectly, to military organizations and defense organizations. We received a worldwide, royalty free, assignable grant-back license to all the patents and other intellectual property sold, for use in the manufacture and sale of products for the consumer markets. We retained the right to sell goods and services to, to the TDG purchaser and into all markets other than the military, defense and security markets. Under our agreement with the purchaser, it is allowed to sell its goods and services in all markets other than the consumer market or to end users.

The purchase price paid to us consists of 2 components: $8,500,000 less $154,207 in adjustments, or $8,345,793, which was paid at closing, and up to an additional $2.5 million, which will be paid to us only if the purchaser achieves certain quarterly and annual revenue targets within the first 12 months from sales of goods and services to military organizations and defense and security organizations. The purchase price was determined by arm’s length negotiations between the parties.

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In connection with the asset purchase agreement, we entered into a letter agreement, dated as of June 15, 2012, with LC Capital Master Fund Ltd., the senior lender under our convertible loan and security agreement, dated December 23, 2010, and promissory note and security agreement, dated May 19, 2012, pursuant to which it consented to the sale of the TDG Assets (as required by the terms of our existing loan agreements), and paid it $4,450,000 in reduction of our obligations. Following such payment, we executed a new note for $619,122, which represents the remaining obligation under this loan. The new note carries interest at a rate of 13.5% (18.5% if in default) and repayment is due in 12 equal payments commencing on October 15, 2012. We also agreed to use 40% of any of the earn-out received under the asset purchase agreement in reduction of this note. We are in default under the loan agreement with the senior lender for failure to make required principal payments totaling $154,781. We are currently in negotiations with the senior lender to have the senior lender grant a waiver or enter into a forbearance agreement, under which it would forebear from enforcing its remedies against us. There is no assurance the senior lender will agree to grant a waiver or enter into a forbearance agreement. Our senior lender is currently able to exercise its remedies under the loan agreement, including acceleration of the amounts due and foreclosure and sale of the collateral held by it.

On November 30, 2012, we held a special meeting of our shareholders, at which our shareholders approved an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock by a ratio of not less than one-for-twenty-five and not more than one-for-one hundred and fifty at any time prior to June 30, 2013, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion. We intend to effect the reverse stock split prior to the effective date of the registration statement of which this prospectus forms a part.

Our Business Strategy

Our strategy is to establish and maintain a leadership position as a worldwide supplier of Video Eyewear and other virtual display technology solutions. We intend to offer our technologies across major markets, platforms and applications. We will strive to be an innovator in designing near-eye virtual display devices that enable new mobile video viewing, information access as well as general entertainment, VR and AR applications.

To maintain and enhance our position as a leading provider of near-eye virtual display solutions, we intend to:

•	develop products for large consumer markets;

•	improve our brand name recognition;

•	maintain and exploit any cost advantage our technology can provide us;

•	extend our proprietary technology leadership;

•	broaden and develop strategic relationships and partnerships;

•	expand market awareness for near-eye display solutions; and

•	establish multiple revenue sources from markets, products and related software applications.

Selected Risks Associated With Our Business

Our business is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

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•	Because our financial statements for 2011 include an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, we may not be able to obtain any necessary financing.

•	We have incurred net losses since our inception and if we continue to incur net losses in the foreseeable future the market price of our common stock may decline.

•	We are in default under our loan agreement with our senior lender. As a result, the senior lender could foreclose on our assets, which ultimately could require us to curtail or cease operations.

•	We have depended on defense related engineering contracts and defense customers, each of whom is a supplier to the U.S. government, and as a result of the sale of our TDG Assets in June 2012, our sales and our revenues will be materially reduced if we are unable to develop new products or obtain sales from government engineering services contracts.

•	Our lack of long-term purchase orders and commitments from our customers may lead to a rapid decline in our sales and profitability.

•	If any of our major customers on whom we depend fails to pay us amounts owed in a timely manner, we could suffer a significant decline in cash flow and liquidity which, in turn, could cause us to fail to pay our liabilities and render us unable to purchase adequate inventory to sustain or expand our sales volume.

•	Our future growth and profitability may be adversely affected if our marketing initiatives are not effective in generating sufficient levels of brand awareness.

•	If we fail to accurately forecast seasonal demand for our consumer Video Eyewear products, our results of operations for the entire fiscal year may be materially adversely affected.

•	Our products require ongoing research and development and we may experience technical problems or delays and may not have the funds necessary to continue their development, which could lead our business to fail.

•	Increased competition may result in decreased demand or lower prices for our products.

•	We depend on advances in technology by other companies and if those advances do not materialize, some of our anticipated new products could be delayed or cancelled.

•	We depend on third parties to provide integrated circuit chip sets and other critical components for use in our products.

•	In preparing our consolidated financial statements, our management determined that our disclosure controls and procedures and internal controls were ineffective as of December 31, 2011 which could result in material misstatements in our financial statements.

•	If we fail to keep pace with changing technologies, our business and results of operations may be materially adversely affected.

•	If microdisplay-based personal displays do not gain some reasonable level of acceptance in the market for mobile displays, our business strategy may fail.

•	There are a number of competing providers of microdisplay-based personal display technology and we may fail to capture a substantial portion of the personal display market.

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•	Our business and products are subject to government regulation and we may incur additional compliance costs or, if we fail to comply with applicable regulations, may incur fines or be forced to suspend or cease operations.

•	Our products will likely experience rapidly declining unit prices and we may not be able to offset that decline with production cost decreases or higher unit sales.

•	If we cannot obtain and maintain appropriate patent and other intellectual property rights protection for our technology, our business will suffer.

•	Our products could infringe on the intellectual property rights of others.

•	If we lose our rights under our third-party technology licenses, our operations could be adversely affected.

•	Our business may expose us to product liability claims for damages resulting from the design or manufacture of our products. Product liability claims, whether or not we are ultimately held liable for them, could have a material adverse effect on our business and results of operations.

•	Our products may be subject to future health and safety regulations that could increase our development and production costs.

•	Our dependence on sales to distributors increases the risks of managing our supply chain and may result in excess inventory or inventory shortages.

•	Our operating results may be adversely impacted by worldwide political and economic uncertainties and specific conditions in the markets we address.

•	Our results of operations may suffer if we are not able to successfully manage our increasing exposure to foreign exchange rate risks.

•	Due to our significant level of international operations, including the use of foreign contract manufactures, we are subject to international operational, financial, legal and political risks which could harm our operating results.

•	We may lose the services of key management personnel and may not be able to attract and retain other necessary personnel.

•	Our failure to effectively manage growth could harm our business.

•	Our facilities and information systems and those of our key suppliers could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations.

•	A failure of our information technology systems could materially adversely affect our business.

•	A breach of our cyber security systems could materially adversely affect our business.

•	Terrorism and the uncertainty of future terrorist attacks or war could reduce consumer confidence which could adversely affect our operating results.

•	We do not manufacture our own microdisplays, one of the key components of our Video Eyewear products, and we may not be able to obtain the microdisplays we need.

•	The consumer electronics industry is subject to significant fluctuations in the availability of components. If we do not properly anticipate the need for critical components, we may be unable to meet the demands of our customers and end-users.

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•	Unanticipated disruptions in our operations or slowdowns by our suppliers, distributors and shipping companies could adversely affect our ability to deliver our products and service our customers.

•	The price of our common stock has been highly volatile and an investment in our common stock could suffer a decline in value.

•	Because our common stock is listed on the TSX Venture Exchange and not on any U.S. exchange, investors in the United States may find it difficult to buy and sell our shares.

•	The rights of holders of common stock may be impaired by the possible future issuance of preferred stock.

•	Our management will have broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree.

•	Additional stock offerings in the future may dilute your percentage ownership of our company.

•	We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on your investment will likely be limited to the value of our common stock.

•	If our common stock remains subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

•	If management continues to own a significant percentage of our outstanding common stock, management may prevent other stockholders from influencing significant corporate decisions.

•	You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

Company Information

We were incorporated in Delaware in 1997 as VR Acquisition Corp. In 1997, we changed our name to Kaotech Corporation. In 1998, we changed our name to Interactive Imaging Systems, Inc. In 2004, we changed our name to Vicuity Corporation and then to Icuiti Corporation. In September 2007, we changed our name to Vuzix Corporation.

Our principal executive offices are located at 2166 Brighton Henrietta Townline Road, Rochester, New York 14623. Our telephone number is (585) 359-5900. We maintain an Internet website at www.vuzix.com . The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

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Summary of the Offering

Common stock offered by us	shares of common stock ( shares if the underwriters exercise their over-allotment option in full)

Common Stock to be outstanding after this offering	shares

Use of proceeds	We expect to use the net proceeds received from this offering to complete commercialization of our waveguide, smart glasses and HD display engine technologies and for working capital and general corporate purposes. See “Use of Proceeds” on page __.

Risk factors	See “Risk Factors” beginning on page __ and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

OTC Bulletin Board, TSX Venture Exchange and Frankfurt Stock Exchange trading symbols	VUZI, VZX, and V7X, respectively.

Proposed symbol and listing

We intend to apply for listing of our common stock on The NASDAQ Capital Market under the symbol “VUZX”.  There can be no assurance that our application will be approved.

We have applied to list the shares of common stock offered under this prospectus on the TSX-V. Listing of our common stock offered hereunder on the TSX-V will be subject to fulfilling all of the requirement of the TSX-V.

Unless we indicate otherwise, all information in this prospectus:

•	is based on 265,259,348 shares of common stock issued and outstanding as of December 20, 2012;
•	assumes no exercise by the underwriters of their option to purchase up to an additional shares of common stock to cover over-allotments, if any;
•	excludes 13,909,248 shares of our common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $0.1191 per share as of December 20, 2012;
•	excludes 64,903,778 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.1445 per share as of December 20, 2012;
•	excludes 4,612,666 shares of our common stock issuable upon conversion of outstanding convertible notes at a weighted average exercise price of $0.9965 per share as of December 20, 2012; and
•	excludes ___________ shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering.

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SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth our (i) summary statement of operations data for the years ended December 31, 2011 and 2010 and the three and nine months ended September 30, 2012 and 2011 (unaudited) and (ii) summary balance sheet data as of December 31, 2011 and 2010 and September 30, 2012 (unaudited) derived from our audited and unaudited consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. The unaudited summary financial data as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for these periods. The operating results of our former TDG Assets business, sold on June 15, 2012, have been classified and presented as discontinued operations in the accompanying unaudited and audited consolidated financial statements. Prior period operating results have been adjusted to conform to this presentation. No other adjustments have been made to the unaudited consolidated financial statements or notes thereto. The results set forth below are not necessarily indicative of our future performance.

                You should read this information together with the section entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

	Three Months Ended September 30,		Nine Months Ended September 30,
Statement of Operations Data	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$756,495	$1,241,134	$2,517,222	$2,917,829
Cost of Sales	557,650	1,002,343	1,780,293	2,290,067

Gross Margin	198,845	238,791	736,929	627,762
Operating Expenses
Research and development	267,230	338,023	736,418	1,064,562
Selling and marketing	282,011	334,342	904,987	990,666
General and administrative	507,883	663,871	1,643,981	1,995,637
Depreciation and amortization	123,983	111,052	391,530,	331,201

Total operating expenses	1,181,107	1,447,288	3,676,916	4,384,066

(Loss) from Continuing Operations	(982,262)	(1,208,497)	(2,939,987)	(3,756,304)
Taxes and Other Income (Expense)
Interest and other income (expense)	—	221	279	1,182
Foreign exchange (loss) gain	157	(185)	(1,585)	(2,000)
Amortization of Senior Term Debt Discount	(6,326)	—	(18,977)	—
Interest expense	(121,871)	(106,443)	(362,130)	(315,422)
Tax (expense) benefit	(5,721)	(5,854)	(28,690)	(27,086)

Total tax and other income (expense)	(133,761)	(112,261)	(411,103)	(343,326)

Net (Loss) from Continuing Operations	(1,116,023)	(1,320,758)	(3,351,090)	(4,099,630)

Income (Loss) from Discontinued Operations	—	400,205	(747,580)	1,831,231
Gain (Loss) on Disposal of Discontinued Operations	(65,056)	—	5,837,607	—

Net (Loss) Income	$(1,181,079)	$(920,553)	$1,738,937	$(2,268,399)

Earnings (Loss) per Share from Continued Operations:
Basic and diluted*	$(0.0042)	$(0.0050)	$(0.0126)	$(0.0156)
Earnings (Loss) per Share
Basic	(0.0045)	(0.0035)	0.0066	(0.0086)
Diluted*	(0.0045)	(0.0035)	0.0062	(0.0086)
Weighted average common shares outstanding:
Basic	265,259,348	263,624,718	265,259,348	263,608,333
Diluted*	—	—	346,839,666	—

* All outstanding warrants, options, and convertible debt are anti-dilutive, therefore basic and diluted earnings per share are the same for all periods, except for the 9 months ending September  30, 2012.

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	Year Ended December 31,

Statement of Operations Data	2011	2010

Sales	$4,825,663	$6,905,858
Cost of Sales	3,614,821	5,552,462

Gross Margin	1,210,842	1,353,396
Operating Expenses
Research and development	1,340,973	1,322,596
Selling and marketing	1,647,105	1,854,638
General and administrative	2,590,636	2,860,585
Depreciation, Amortization and Patent Impairment	504,088	494,314

Total operating expenses	6,082,802	6,532,133

(Loss) from Continuing Operations	(4,871,960)	(5,178,737)
Taxes and Other Income (Expense)
Interest and other income (expense)	1,182	228
Foreign exchange (loss) gain	(35,770)	(22,919)
Interest expense	(398,629)	(422,595)
Amortization of Senior Term Debt Discount	—	(203,509)
Tax (expense) benefit	(27,689)	(14,939)

Total tax and other income (expense)	(460,906)	(663,734)

Net (Loss) from Continuing Operations	(5,332,866)	(5,842,471)

Income (Loss) from Discontinued Operations	1,453,285	1,285,338
Gain (Loss) on Disposal of Discontinued Operations	—	—
Net (Loss) from Continuing Operations	$(3,879,581)	$(4,557,133)

Earnings (Loss) per Share from Continued Operations
Basic and fully diluted*	$(0.0202)	$(0.0222)
Earnings (Loss) per Share
Basic and fully diluted*	$(0.0147)	$(0.0173)
Weighted average common shares outstanding:
Basic and fully diluted*	263,874,979	263,600,274

*All outstanding warrants, options, and convertible debt are anti-dilutive, therefore basic and diluted earnings per share are the same for all periods

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	As of December 31,		As of September 30,
Balance Sheet Data	2011	2010	2012	2012 Pro-Forma
			(Unaudited)	(Unaudited)

Cash and cash equivalents	$417,976	$2,636,819	$171,574	$
Working Capital (deficiency)	(6,052,281)	1,180,687	(2,294,894)
Total Assets	5,818,697	9,192,182	2,502,428
Long-Term Liabilities	2,457,757	5,881,161	3,798,718
Accumulated (deficit)	(26,469,144)	(22,589,563)	(24,730,207)
Total Stockholders’ equity (deficit)	(6,824,748)	(3,411,497)	(4,826,250)

(1)        Pro forma, as adjusted amounts give effect to (i) the issuance of common stock from October 1, 2012 through and immediately prior to the date of this prospectus, and (ii) the sale of the common stock in this offering at the assumed public offering price of $        per share, which is based on the closing price of our common stock on               ,      , and after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

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RISK FACTORS

         Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

RISKS RELATED TO OUR BUSINESS

Because our financial statements for 2011 include an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, we may not be able to obtain any necessary financing.

The independent registered public accounting report for our consolidated financial statements for the year ended December 31, 2011 includes an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. This "going concern" paragraph may have an adverse effect on our ability to obtain financing for operations and to further develop and market products. If we are not able to obtain adequate financing when and in the amounts needed in the near future, and on terms that are acceptable, our operations, financial condition and prospects could be materially and adversely affected, our ability to continue as a going concern is in substantial doubt.

Our plans with respect to addressing these matters are discussed in greater detail under “Management’s Discussion and Analysis of Financial Conditional and Results of Operations—Liquidity and Capital Resources” and in Note 3 to our consolidated financial statements. Our future viability is dependent on our ability to execute these plans successfully and the successful closing of this offering. If we fail to do so for any reason, we would not have adequate liquidity to fund our operations, would not be able to continue as a going concern and could be forced to seek relief through a filing under U.S. Bankruptcy Code.

We have incurred net losses since our inception and if we continue to incur net losses in the foreseeable future the market price of our common stock may decline.

We incurred annual net losses of $3,879,581 in 2011 and $4,557,133 in 2010. We reported net income of $1,738,937 for the nine months ended September 30, 2012, whose income included the large gain on the sale of the TDG Assets. We have an accumulated deficit of $24,730,207 as of September 30, 2012.

We may not achieve or maintain profitability in the future. In particular, we expect that our expenses relating to sales and marketing and product development and support, as well as our general and administrative costs, may increase, requiring us to increase sales in order to achieve and maintain profitability. If we do not achieve and maintain profitability, our financial condition will be materially and adversely affected. We would eventually be unable to continue our operations unless we were able to raise additional capital. We may not be able to raise any necessary capital on commercially reasonable terms or at all. If we fail to achieve or maintain profitability on a quarterly or annual basis within the timeframe expected by investors, the market price of our common stock may decline.

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We are in default under our loan agreement with our senior lender. As a result, the senior lender could foreclose on our assets, which ultimately could require us to curtail or cease operations.

We are in default under loan agreement with our senior lender, LC Capital Master Fund Ltd., for failure to make required principal payments totaling $154,871. We are currently in negotiations with the senior lender to have the senior lender grant a waiver or enter into a forbearance agreement, under which it would forebear from enforcing its remedies against us. There is no assurance the senior lender will agree to grant a waiver or enter into a forbearance agreement. Our senior lender is currently able to exercise its remedies under the loan agreement, including acceleration of the amounts due and foreclosure and sale of the collateral held by it. Even if we receive a waiver or enter into a forbearance agreement, it is uncertain whether we will be able to meet the conditions contained in any such waiver or forbearance agreement. If we remain in default under the loan agreement, the senior lender could foreclose on its collateral and commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets. Any such action could require us to curtail or cease operations.

We have depended on defense related engineering contracts and defense customers, each of whom is a supplier to the U.S. government and as a result of the sale of our TDG Assets in June 2012, our sales and our revenues will be materially reduced if we are unable to develop new products or obtain sales from government engineering services contracts.

Since inception, a substantial portion of our sales have been derived from the sale of night vision display drive electronics to two suppliers to the U.S. government. Sales of night vision display drive electronics to these customers amounted to 20% and 17% of our sales in 2011 and 2010, respectively. As a result of our sale of the TDG Assets, we no longer sell night vision display drive electronics, which could materially reduce our revenue and cash flow and adversely affect our ability to achieve or maintain profitability in the future.

The next largest source of our revenues has been sales directly to the U.S. Department of Defense, primarily for research and development engineering programs. Such sales amounted to 21% and 5% of our sales in 2011 and 2010, respectively. As a result of the sale of the TDG Assets, we will no longer be performing general engineering services for the U.S. Government and/or its defense contractors, but rather only waveguide related services, unless so requested by the buyer of the TDG Assets. Under our asset purchase agreement with the purchaser of the TDG Assets, all future U.S. government sales of waveguide development and related engineering services by us must be approved by the buyer. We have no long-term contracts with the U.S. government for engineering services on our waveguide technologies. We expect to submit proposals for additional development contract funding in cooperation with the buyer. However, development contract funding is subject to legislative authorization and, even if funds are appropriated, such funds may be withdrawn based on changes in government priorities.

Together, these two groups of defense related customers accounted for 41% and 22% of our total revenues in 2011 and 2010, respectively. We will not be receiving further night vision display electronics orders, due to the sale of those product lines and our agreement not to compete with the buyer of the TDG Assets. We may not be successful in obtaining new government waveguide research, development and engineering services programs or future waveguide based new product sales. Our inability to obtain sales from general non-waveguide related government engineering services contracts could have a material adverse effect on our results of operations and would likely cause us to delay or slow our growth plans, resulting in lower net sales than projected and adversely affecting our liquidity and profitability.

Our lack of long-term purchase orders and commitments from our customers may lead to a rapid decline in our sales and profitability.

All of our significant customers issue purchase orders solely in their own discretion, often shortly before the requested date of shipment. Our customers are generally able to cancel orders (without penalty) or delay the delivery of products on relatively short notice. In addition, our current customers may decide not to purchase products from us for any reason. If those customers do not continue to purchase our products, our sales volume and profitability could decline rapidly with little or no warning.

We cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products. We typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. The uncertainty of product orders makes it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels and the amounts we invest capital equipment and new product development costs are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Furthermore, because we depend on a small number of customers for the vast majority of our sales, the ramifications of these risks is greater than if we had a greater number of customers. As a result of our lack of long-term purchase orders and purchase commitments, we may experience a rapid decline in our sales and profitability.

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As a result of these and other factors, investors should not rely on our revenues and our operating results for any one quarter or year as an indication of our future revenues or operating results. If our quarterly revenues or results of operations fall below expectations of investors or public market analysts, the price of our common stock could fall substantially.

If any of our major customers on whom we depend fails to pay us amounts owed in a timely manner, we could suffer a significant decline in cash flow and liquidity which, in turn, could cause us to fail to pay our liabilities and render us unable to purchase adequate inventory to sustain or expand our sales volume

Our accounts receivable represented approximately 27% and 17% of our total current assets as of December 31, 2011 and 2010, respectively. As of December 31, 2011, one customer was just under 38% of our total accounts receivable and our two major customers by revenue, represented less than 18% of our total accounts receivable at that date. At certain times there can be substantial amounts and concentrations of our accounts receivable, and if any of our major customers fails to pay us amounts owed in a timely manner, we could suffer a significant decline in cash flow and liquidity which could adversely affect our ability to pay our liabilities and to purchase inventory to sustain or expand our current sales volume and adversely affect our ability to continue our business.

In addition, the portion of our business sold through distributors and retail stores is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems. We experience an average accounts settlement period ranging from one month to as high as two and half months from the time we deliver our products to the time we receive payment from our customers. In contrast, we typically need to place certain deposits and advances with our suppliers on a portion of the purchase price. Because our payment cycle is considerably shorter than our receivable collection cycle, we may experience working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. System problems, industry trends, our customers’ liquidity problems or payment practices or other issues may extend our collection period, which would adversely impact our liquidity, our ability to pay our liabilities and to purchase inventory to sustain or expand our current sales volume, and adversely affect our ability to continue our business.

Our future growth and profitability may be adversely affected if our marketing initiatives are not effective in generating sufficient levels of brand awareness.

A significant portion of our sales have been derived from the sale of night vision display electronics and from research and development contracts with suppliers to, or directly with the U.S. government and other customers. As a result of the sale in June 2012 of the TDG Assets, we anticipate that our revenues from these sources will decline significantly, and our long-term business plan contemplates a transition primarily to the consumer, commercial and industrial markets. Our future growth and profitability from our consumer, commercial and industrial products will depend in large part upon the effectiveness and efficiency of our marketing efforts, including our ability to:

•	create awareness of our brand and products, including general awareness of this new Video Eyewear product category;

•	identify the most effective and efficient levels of spending for marketing expenditures in our new target market;

•	effectively manage marketing costs (including creative and media) in order to maintain acceptable operating margins and return on marketing investment;

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•	successfully offer to sell our products or license our technology to third party white label (or rebranding) or OEM partners;

•	select the right markets in which to market; and

•	convert consumer awareness into actual product purchases.

Our planned marketing expenditures may not result in increased total sales or generate sufficient levels of product and brand name awareness. We may not be able to manage our marketing expenditures on a cost-effective basis.

If we fail to accurately forecast seasonal demand for our consumer Video Eyewear products, our results of operations for the entire fiscal year may be materially adversely affected.

Historically, a high percentage of our consumer Video Eyewear product annual sales have been attributable to the winter holiday selling season. Like many manufacturers of consumer electronics products, we must make merchandising and inventory decisions for the winter holiday selling season well in advance of actual sales. Further compounding the difficulty of this forecasting are other fluctuations in demand for the consumer electronics products that work with our Video Eyewear products, often due to the same seasonal influences, as well as technological advances and new models which are often introduced later in the calendar year. Inaccurate projections of demand or deviations in the demand for our products may cause large fluctuations in our fourth quarter results and could have a material adverse effect on our results of operations for the entire fiscal year.

Our products require ongoing research and development and we may experience technical problems or delays and may not have the funds necessary to continue their development, which could lead our business to fail.

Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, for example, unexpected technical problems or the possible insufficiency of funds for completing development of these products. If we experience technical problems or delays, further improvements in our products and the introduction of future products could be delayed, and we could incur significant additional expenses and our business may fail.

We anticipate that we may require additional funds to maintain our current levels of expenditure for research and development of new products and technologies, and to obtain and maintain patents and other intellectual property rights in these technologies, the timing and amount of which are difficult to forecast. Any funds we need may not be available on commercially reasonable terms or at all. If we cannot obtain the necessary additional capital when needed, we might be forced to reduce our research and development efforts which would materially and adversely affect our business. If we attempt to raise capital in an offering of shares of our common stock, preferred stock, convertible securities or warrants, our then-existing stockholders’ interests will be diluted.

Increased competition may result in decreased demand or lower prices for our products.

Competition in the consumer electronics display markets for our products is intense and we may not be able to compete successfully. We compete with several companies, most of whom are much larger than us, including entities that supply some of the key components used in our products. Our competitors could develop new technologies or products that may be superior to ours, including products that target markets in which our products are sold. Many of our existing and potential competitors have strong market positions, considerable internal manufacturing capacity, established intellectual property rights and substantial in-house technological capabilities. Furthermore, they also have greater financial, technical, manufacturing, and marketing resources than we do, and we may not be able to compete successfully with them.

We expect competition to increase. This could mean lower prices or reduced demand for our products. Any of these developments would have an adverse effect on our operating results.

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We depend on advances in technology by other companies and if those advances do not materialize, some of our anticipated new products could be delayed or cancelled.

We rely on and will continue to rely on technologies (including microdisplays) that are developed and produced by other companies. The commercial success of certain of our planned future products will depend in part on advances in these and other technologies by other companies. We may, from time to time, contract with and support companies developing key technologies in order to accelerate the development of them for our specific uses. Such activities might not result in useful technologies or components for us. We are attempting to mitigate this risk by developing our own microdisplay technologies, but there can be no assurance that we will be successful in doing so.

We depend on third parties to provide integrated circuit chip sets and other critical components for use in our products.

We do not manufacture the integrated circuit chip sets, optics, backlights, printed circuit boards or other electronic components which are used in our products. Instead, we purchase them from third party suppliers or rely on third party independent contractors for these integrated circuit chip sets and other critical components. We also may use third parties to assemble all or portions of our products. Some of these third party contractors and suppliers are small companies with limited financial resources. If any of these third party contractors or suppliers were unable or unwilling to supply these integrated circuit chip sets or other critical components to us, we would be unable to manufacture and sell our products until a replacement supplier could be found. We cannot assure investors that a replacement third party contractor or supplier could be found on reasonable terms or in a timely manner. Any interruption in our ability to manufacture and distribute our products could cause our display business to be unsuccessful and the value of investors’ investment in us may decline.

In preparing our consolidated financial statements, our management determined that our disclosure controls and procedures and internal controls were ineffective as of December 31, 2011 which could result in material misstatements in our financial statements.

        Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As of December 31, 2011, our management has determined that our disclosure controls and procedures and internal controls were ineffective because of material weaknesses including a financial reporting and close process that does not ensure accurate financial reporting on a timely basis, limited segregation of duties, lack of adequate monitoring of subsidiaries, and weaknesses in our inventory control.

        We intend to implement remedial measures designed to address the ineffectiveness of our disclosure controls and procedures and internal controls, including the hiring of additional staff and the development, assessment, implementation and testing of the changes in controls and procedures that we believe are necessary to conclude that the material weakness has been remediated. If these remedial measures are insufficient to address the ineffectiveness of our disclosure controls and procedures and internal controls, or if material weaknesses or significant deficiencies in our internal control are discovered or occur in the future and the ineffectiveness of our disclosure controls and procedures and internal controls continues, we may fail to meet our future reporting obligations on a timely basis, our consolidated financial statements may contain material misstatements, we could be required to restate our prior period financial results, our operating results may be harmed, we may be subject to class action litigation, and if we gain a listing on The NASDAQ Capital Market, our common stock could be delisted from that exchange. Any failure to address the ineffectiveness of our disclosure controls and procedures could also adversely affect the results of the periodic management evaluations regarding the effectiveness of our internal control over financial reporting and our disclosure controls and procedures that are required to be included in our annual report on Form 10-K. Internal control deficiencies and ineffective disclosure controls and procedures could also cause investors to lose confidence in our reported financial information. We can give no assurance that the measures we plan to take in the future will remediate the ineffectiveness of our disclosure controls and procedures or that any material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or adequate disclosure controls and procedures or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

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If we fail to keep pace with changing technologies, our business and results of operations may be materially adversely affected.

Rapidly changing customer requirements, evolving technologies and industry standards characterize the consumer electronics, wireless phone, and display industries. To achieve our goals, we need to enhance our existing products and develop and market new products that keep pace with continuing changes in industry standards, requirements and customer preferences. If we cannot keep pace with these changes, our business could suffer. For example, the market segment for our new Smart Glass Video Eyewear, a hands-free cloud computing product that we are developing, may not develop or may take longer to develop than we anticipate which may impact our ability to grow revenues.

If microdisplay-based personal displays do not gain some reasonable level of acceptance in the market for mobile displays, our business strategy may fail.

The mobile display market is dominated by displays larger than one-inch, based on direct view liquid crystal display, or LCD and organic light emitting display, or OLED technology. A number of companies have made and continue to make substantial investments in, and are conducting research to improve characteristics of, small direct view LCDs. Many of the leading manufacturers of these larger direct view LCDs, including LG Electronics, Royal Philips Electronics, Samsung Electronics Co., Ltd., Sony Corporation and Sharp Corporation, are large, established companies with global marketing capabilities, widespread brand recognition and extensive financial resources. Advances in direct view LCD and OLED technology or other technologies may overcome their current limitations and permit them to remain or become more attractive technologies for personal viewing applications, which could limit the potential market for our Video Eyewear technology and cause our business strategy to fail.

Another product incorporating recently developed technology is a handheld projector that utilizes micro-displays and optics to project digital images onto any nearby viewing surface, such as a wall. These devices are referred to as pocket projectors or pico projectors and are designed to overcome the limitations of the native small screen on smartphones and other mobile devices. Pico projectors use either liquid crystal on silicon displays, or LCOS or color lasers to create their image. To date we believe pico projectors have had higher unit sales than Video Eyewear primarily because of their cost advantage and higher resolutions.

It is difficult to assess or predict with any certainty the potential size, timing and viability of market opportunities for our microdisplay-based Video Eyewear products or their market acceptance. Market acceptance of Video Eyewear technology will depend, in part, upon consumer acceptance of near-to-eye displays and upon microdisplay technology providing benefits comparable to or greater than those provided by alternative direct view display technology at a competitive price. Video Eyewear products work best when used close to the eye, which may not be acceptable to consumers. Such acceptance may depend on the relative complexity, reliability, usefulness and cost-effectiveness of our near-eye display products compared to other display products available in the market or that may be developed by our competitors. In addition, our products are not designed for a shared experience amongst multiple viewers at the same time. Potential customers may be reluctant to adopt our Video Eyewear products because of concerns surrounding perceived risks relating to use and the fact that it is a new technology. If consumers fail to accept near-to-eye displays in the numbers we anticipate or as soon as we anticipate, the sales of our Video Eyewear products and our results of operations would be adversely affected and our business strategy may fail.

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There are a number of competing providers of microdisplay-based personal display technology and we may fail to capture a substantial portion of the personal display market.

In addition to competing with direct view displays, we also compete with microdisplay-based personal display technologies that have been developed by other companies. Our primary personal display competitors include Carl Zeiss, Inc., Sony, Epson, Brother International, 5DT Inc., eMagin Corporation, Kopin Corporation (Kopin), MicroVision, Inc. (Microvision), Lumus Ltd. (Lumus), Kaiser Electro Optics Inc., and Accupix of Korea. In addition, Google has demonstrated a concept monocular pair of glasses that they have announced that they intend to introduce in 2013 or 2014. Oculus, a company which is expected to enter the market in 2013, is attempting to introduce a very wide field of view head worn goggle system. Further, industry blogs have speculated that companies such as Apple and Microsoft may offer or support AR Video Eyewear products in the near future. Most of our competitors have greater financial, marketing, distribution and technical resources than we do. Moreover, our competitors may succeed in developing new microdisplay-based personal display technologies and near-eye products that are more affordable or have more or more desirable features than our technology. If our products are unable to capture a reasonable portion of the personal display market, our business strategy may fail.

Our business and products are subject to government regulation and we may incur additional compliance costs or, if we fail to comply with applicable regulations, may incur fines or be forced to suspend or cease operations.

Our products must comply with certain requirements of the U.S. Federal Communications Commission, or FCC regulating electromagnetic radiation in order to be sold in the United States and with comparable requirements of the regulatory authorities of the European Union, or EU, and other jurisdictions in order to be sold in those jurisdictions. We are also subject to various governmental regulations related to toxic, volatile, and other hazardous chemicals used in the third party components incorporated into our products, including the Restriction of Certain Hazardous Substances Directive, or RoHS, issued by the EU effective July 1, 2006. This directive restricts the distribution of products within the EU that exceed very low maximum concentration values of certain substances, including lead.

We believe that all our current products comply with the regulations of the jurisdictions in which they are sold. From time to time, our products are subject to new domestic and international requirements. Compliance with regulations enacted in the future could substantially increase our cost of doing business or otherwise have a material adverse effect on our results of operations and our business. Any inability by us to comply with regulations in the future could result in the imposition of fines or in the suspension or cessation of our operations or sales in the applicable jurisdictions. Any such inability by us to comply with regulations may also result in our not being permitted to ship our products, which would adversely affect our revenue and ability to achieve or maintain profitability.

Our products will likely experience rapidly declining unit prices and we may not be able to offset that decline with production cost decreases or higher unit sales.

In the markets in which we expect to compete, prices of established consumer electronics display products tend to decline significantly over time. In order to maintain our profit margins over the long term, we believe that we will need to continuously develop product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, we may not be able to reduce our component costs. We expect to attempt to offset the anticipated decrease in our average selling price by introducing new products, increasing our sales volumes or adjusting our product mix. If we fail to do so, our results of operations will be materially and adversely affected.

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If we cannot obtain and maintain appropriate patent and other intellectual property rights protection for our technology, our business will suffer.

The value of our personal display and related technologies is dependent on our ability to secure and maintain appropriate patent and other intellectual property rights protection. We intend to continue to aggressively pursue additional patent protection for our new products and technology. Although we own many patents covering our technology that have already been issued, we may not be able to obtain additional patents that we apply for, our patents may be found invalid if challenged and may not afford the degree of protection that we desire or require.

Any patent or trademark owned by us may be challenged and invalidated or circumvented. Patents may not issue from any of our pending or future patent applications. Any claims and issued patents or pending patent applications may not be broad or strong enough to adequately protect our business. Effective intellectual property protection may be unavailable or limited in certain foreign countries.

Unauthorized parties may attempt to copy or otherwise use aspects of our processes and devices that we regard as proprietary. Policing unauthorized use of our proprietary information and technology is difficult and our efforts to do so may not prevent misappropriation of our technologies. We may become engaged in litigation to protect or enforce our patent and other intellectual property rights or in International Trade Commission proceedings to abate the importation of goods that would compete unfairly with our products and, if successful, these actions could result in the loss of patent or other intellectual property rights protection for the key technologies on which our business strategy depends.

We rely in part on unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to our unpatented technology. We require employees, consultants, financial advisors and strategic partners to enter into confidentiality agreements, but these agreements may not provide sufficient protection for our trade secrets, know-how or other proprietary information

Our products could infringe on the intellectual property rights of others.

Companies in the consumer electronics, wireless communications, semiconductor and display industries steadfastly pursue and protect intellectual property rights. This has resulted in considerable and costly litigation to determine the validity of patents and claims by third parties of infringement of patents or other intellectual property. Our products could be found to infringe on the intellectual property rights of others. Other companies may hold or obtain patents or inventions or other proprietary rights in technology necessary for our business. Periodically, other companies inquire about our products and technology in their attempts to assess whether we violate their intellectual property rights. If we are forced to defend against infringement claims, we may face costly litigation, diversion of technical and management personnel, and product shipment delays, even if the allegations of infringement are unwarranted.  See – “Legal Proceedings” for a description of a pending legal proceeding related to intellectual property. If there is a successful claim of infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, or if we are required to cease using one or more of our business or product names due to a successful trademark infringement claim against us, it could adversely affect our business.

If we lose our rights under our third-party technology licenses, our operations could be adversely affected.

Our business depends in part on technology rights licensed from third parties. We could lose our exclusivity or other rights to use the technology under our licenses if we fail to comply with the terms and performance requirements of the licenses. In addition, certain licensors may terminate a license upon our breach and have the right to consent to sublicense arrangements. If we were to lose our rights under any of these licenses, or if we were unable to obtain required consents to future sublicenses, we could lose a competitive advantage in the market, and may even lose the ability to commercialize certain products or technologies completely. Either of these results could substantially decrease our revenues.

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Our business may expose us to product liability claims for damages resulting from the design or manufacture of our products. Product liability claims, whether or not we are ultimately held liable for them, could have a material adverse effect on our business and results of operations

We may be subject to product liability claims if any of our products are alleged to be defective or cause harmful effects. Product liability claims or other claims related to our products, regardless of their outcome, could require us to spend significant time and money in litigation, divert management time and attention, require us to pay significant damages, harm our reputation or hinder acceptance of our products. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable or reasonable terms. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our products.

Our products may be subject to future health and safety regulations that could increase our development and production costs.

Products incorporating microdisplays could become subject to new health and safety regulations that would reduce our ability to commercialize the near-eye display products. Compliance with any such new regulations could increase our cost to develop and produce products using the microdisplay display engine and adversely affect our financial results.

Our dependence on sales to distributors increases the risks of managing our supply chain and may result in excess inventory or inventory shortages.

We expect the majority of our distributor relationships for our Video Eyewear products and their accessories to involve distributors taking inventory positions and reselling to multiple customers. Under some typical distributor relationships, we would not recognize revenue until the distributors sell the product through to their end user customers and receive payment thereon; however, at this time we do not currently enter into these types of arrangements. Our distributor relationships may reduce our ability to forecast sales and increase risks to our business. Since our distributors would act as intermediaries between us and the end user customers or resellers, we would be required to rely on our distributors to accurately report inventory levels and production forecasts. This may require us to manage a more complex supply chain and monitor the financial condition and credit worthiness of our distributors and their major end user customers. Our failure to manage one or more of these risks could result in excess inventory or shortages that could adversely impact our operating results and financial condition.

Our operating results may be adversely impacted by worldwide political and economic uncertainties and specific conditions in the markets we address.

In the recent past, general worldwide economic conditions have experienced a downturn due to slower economic activity, concerns about inflation, large government debt levels and operating deficits, increased energy costs, decreased consumer confidence, reduced corporate profits and capital spending, and adverse business conditions. Any continuation or worsening of the current global economic and financial conditions could materially adversely affect (i) our ability to raise, or the cost of, needed capital, and (ii) demand for our current and future products. We cannot predict the timing, strength, or duration of any economic slowdown or subsequent economic recovery, worldwide, or in the display industry.

Our results of operations may suffer if we are not able to successfully manage our increasing exposure to foreign exchange rate risks.

A substantial majority of our sales and cost of components are denominated in U.S. dollars. As our business grows both our sales and production costs may increasingly be denominated in other currencies. Where such sales or production costs are denominated in other currencies, they are converted to U.S. dollars for the purpose of calculating any sales or costs to us. Our sales may decrease as a result of any appreciation of the U.S. dollar against these other currencies.

The majority of our current expenditures are incurred in U.S. dollars and many of our components come from countries that currently peg their currency against the U.S. dollar. If the pegged exchange rates should change adversely or be allowed to float up, additional U.S. dollars will be required to fund our purchases of these components.

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Although we do not currently enter into currency option contracts or engage in other hedging activities, we may do so in the future. We cannot assure you that we will undertake any such hedging activities or that, if we do so, they will be successful in reducing the risks to us of our exposure to foreign currency fluctuations.

Due to our significant level of international operations, including the use of foreign contract manufactures, we are subject to international operational, financial, legal and political risks which could harm our operating results.

Currently, we purchase product components from our suppliers, engage third party contract manufacturing firms to perform electronic circuit board and cable assemblies, and perform the final assembly of our products ourselves in our Rochester, New York facility. We expect to continue to perform final assembly of our Video Eyewear products ourselves over the short term. However, if our volume increases and cost effective third party sourcing becomes feasible, we anticipate that we may outsource the bulk of the final assembly, with the possible exception of certain critical optical and display components. Accordingly, a substantial part of our operations, including manufacturing of certain components used in our products, are outside of the United States and many of our customers and suppliers have some or all of their operations in countries other than the United States. Risks associated with our doing business outside of the United States include:

•	compliance burdens and costs with a wide variety of foreign laws and regulations, particularly labor, environmental and other laws and regulations that govern our operations in those countries;

•	legal uncertainties regarding foreign taxes, tariffs, quotas, export controls, export licenses, import controls and other trade barriers;

•	economic instability and high levels of inflation in the countries of our suppliers and customers, particularly in the Asia-Pacific region, causing delays or reductions in orders for their products and therefore our sales;

•	political instability in the countries in which our suppliers operate, particularly in China and Taiwan;

•	changes or volatility in currency exchange rates.

•	difficulties in collecting accounts receivable and longer accounts receivable payment cycles; and

•	potentially adverse tax consequences.

Any of these factors could harm our own, our suppliers’ and our customers’ international operations and businesses and impair our and their ability to continue expanding into international markets.

We may lose the services of key management personnel and may not be able to attract and retain other necessary personnel.

Changes in our management could have an adverse effect on our business. This is especially an issue while our staff is small. We are dependent upon the active participation of several key management personnel, including Paul J. Travers, our President and Chief Executive Officer. We do not carry key person life insurance on any of our senior management or other key personnel other than our CEO. While we have life insurance coverage on our CEO, we do not believe the coverage would be sufficient to completely protect us against losses we may suffer if his services were to become unavailable to us in the future. Our Executive Vice-President and Chief Financial Officer, Grant Russell, a Canadian citizen, currently has his principal residence in Vancouver, Canada and a second residence in Rochester, New York. If he becomes unable to legally or efficiently travel to and work in the United States, his ability to perform some of his duties could be materially adversely affected.

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We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for highly skilled technical, managerial and other personnel is at times intense. Our recruiting and retention success is substantially dependent on our ability to offer competitive salaries and benefits to our employees. We must compete with companies that possess greater financial and other resources than we do and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a material adverse effect on our business and operating results. If we fail to attract and retain the technical and managerial personnel we need to be successful, our business, operating results and financial condition could be materially adversely affected.

Our failure to effectively manage growth could harm our business.

Although, as a result of the sale of the TDG Assets, our product portfolio has recently been reduced,we have regularly expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio. We must replace and regularly introduce on a timely basis new products and technologies, enhance existing products, and effectively stimulate customer demand for new products and upgraded versions of our existing products.

The replacement and expansion of our products places a significant strain on our management, operations and engineering resources. Specifically, the areas that are strained most by these activities include the following:

•	New Product Launch: With the growth of our product portfolio, we will experience increased complexity in coordinating product development, manufacturing, and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effectively market to stimulate demand and market acceptance. We have experienced delays in the past. If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose retail shelf space and product sales;

•	Forecasting, Planning and Supply Chain Logistics: With the growth of our product portfolio, we will experience increased complexity in forecasting customer demand, in planning for production, and in transportation and logistics management. If we are unable to scale and improve our forecasting, planning and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory; and

•	Support Processes: To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity. If we are unable to scale and improve these areas, the consequences could include: delays in shipment of product, degradation in levels of customer support, lost sales, decreased cash flows, and increased inventory. These difficulties could harm or limit our ability to increase our sales.

Our facilities and information systems and those of our key suppliers could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations.

We operate the majority of our business from one location in the Rochester, New York area. We also rely on third party manufacturing plants in Asia and third party logistics, sales and marketing facilities in Japan and England, and in other parts of the world to provide key components of our Video Eyewear products and services necessary for our operations. If major disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events occur in any of these locations, or our information systems or communications network or those of any of our key component suppliers breaks down or operates improperly as a result of such events, our facilities or those of our key suppliers may be seriously damaged, and we may have to stop or delay production and shipment of our products. We may also incur expenses relating to such damages. If production or shipment of our products or components is stopped or delayed or if we incur any increased expenses as a result of damage to our facilities, our business, operating results and financial condition could be materially adversely affected.

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A failure of our information technology systems could materially adversely affect our business.

A failure or prolonged interruption in our information technology systems that compromises our ability to meet our customers' needs, or impairs our ability to record, process and report accurate information to the SEC could have a material adverse effect on our financial condition.

A breach of our cyber security systems could materially adversely affect our business.

A breach that compromises our proprietary data or our ability to meet our customers’ needs or impairs our ability to record, process and report accurate information could have a material adverse effect on our financial condition.

Terrorism and the uncertainty of future terrorist attacks or war could reduce consumer confidence which could adversely affect our operating results.

Terrorist acts or acts of war may cause damage or disruption to our facilities, information systems, vendors, employees and customers, which could significantly harm our sales and results of operations. In the future, fears of war or additional acts of terrorism may have a negative effect on consumer confidence or consumer discretionary spending patterns, as well as have an adverse effect on the economy in general. This impact may be particularly harmful to our business because we expect to rely heavily on discretionary consumer spending and consumer confidence levels.

RISKS RELATED TO MANUFACTURING

We do not manufacture our own microdisplays, one of the key components of our Video Eyewear products, and we may not be able to obtain the microdisplays we need.

We do not currently own or operate any manufacturing facilities for microdisplays, one of the key components in our Video Eyewear products. We currently purchase almost all of the microdisplays used in our products from Kopin. Our relationship with Kopin generally is on a purchase order basis and Kopin does not have a contractual obligation to provide adequate supply or acceptable pricing to us on a long-term basis. Kopin could discontinue sourcing merchandise for us at any time. If Kopin were to discontinue its relationships with us, or discontinue providing specific products to us, and we are unable to contract with a new supplier that can meet our requirements, or if Kopin or such other supplier were to suffer a disruption in their production, we could experience disruption of our inventory flow, a decrease in sales and the possible need to redesign our products. Any such event could disrupt our operations and have an adverse effect on our business, financial condition and results of operations. Recently several new LCOS and alternative OLED suppliers have begun offering microdisplays suitable for use in our products. These manufacturers include Syndiant, Texas Instruments, OmniVision, HiMax, eMagin Silicon Microdisplay, and others. With new tooling and electronics any one of these alternative displays could be incorporated into our products but our costs of production could be higher and make our products uneconomic for the marketplace.

Certain other components and services necessary for the manufacture of our products are available from only a limited number of sources, and other components and services are only available from a single source.

Our inability to obtain sufficient quantities of high quality components or services on a timely basis could result in future manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.

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The consumer electronics industry is subject to significant fluctuations in the availability of components. If we do not properly anticipate the need for critical components, we may be unable to meet the demands of our customers and end-users.

The availability of certain of the components that we require to produce our Video Eyewear products may decrease. As the availability of components decreases, the cost of acquiring those components ordinarily increases. High growth product categories have experienced chronic shortages of components during periods of exceptionally high demand. If we do not properly anticipate the need for or procure critical components, we may pay higher prices for those components, our gross margins may decrease and we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

Unanticipated disruptions in our operations or slowdowns by our suppliers, distributors and shipping companies could adversely affect our ability to deliver our products and service our customers.

Our ability to provide high quality customer service, process and fulfill orders and manage inventory depends on the efficient, timely and uninterrupted performance of our manufacturing and distribution facilities and our management information systems and the facilities and systems of our third party suppliers, distributors and shipping companies.

Any material disruption or slowdown in the operation of our manufacturing and distribution facilities or our management information systems, or comparable disruptions or slowdowns suffered by our principal suppliers, distributors or shippers could cause delays in our ability to receive, process and fulfill customer orders and may cause orders to be canceled, lost or delivered late, goods to be returned or receipt of goods to be refused. If any of these events occur, our sales and operating results could be materially and adversely affected.

RISKS RELATED TO OUR COMMON STOCK AND THE OFFERING

The price of our common stock has been highly volatile and an investment in our common stock could suffer a decline in value.

The market price of our common has been highly volatile since it began trading on the TSX Venture Exchange (TSX-V) and the OTC Bulletin Board (OTCBB). It will likely be characterized by significant price volatility when compared to more established issuers for the foreseeable future.

Because our common stock is listed on the TSX Venture Exchange and not on any U.S. exchange, investors in the United States may find it difficult to buy and sell our shares.

Our common stock is listed on the TSX-V and not on any exchange in the United States. Accordingly, investors in the United States may find it more difficult to buy and sell our shares than if our common stock was traded on an exchange in the United States. Although we intend to apply for listing our common stock on the NASDAQ Capital Market there can be no assurance that our application will be approved. Although our common stock is traded on the OTC Bulletin Board it is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than the NASDAQ Capital Market or other national stock exchange and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and purchasers of our shares may be unable to resell the securities at or near their issue price or at any price.

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The rights of holders of common stock may be impaired by the possible future issuance of preferred stock.

  Our board of directors has the right, without stockholder approval, to issue preferred stock with voting, dividend, conversion, liquidation and other rights which could adversely affect the voting power and equity interest of the holders of common stock, which could be issued with the right to more than one vote per share, and could be utilized as a method of discouraging, delaying or preventing a change of control. The possible negative impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any shares of preferred stock or to create any additional series of preferred stock, we may issue these shares in the future.

Our management will have broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree.

We currently intend to use the net proceeds from this offering to complete the commercialization of our Smart Glass M100, waveguide and HD display engine technologies and for working capital and general corporate purposes. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operation.

Additional stock offerings in the future may dilute your percentage ownership of our company.

  Given our plans and expectations that we may need additional capital and personnel, we may need to issue additional shares of common stock or securities convertible or exercisable for shares of common stock, including convertible preferred stock, convertible notes, stock options or warrants. The issuance of additional securities in the future will dilute the percentage ownership of then current stockholders.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on your investment will likely be limited to the value of our common stock.

  We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition, debt covenants in place, and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

If our common stock remains subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

        Unless our securities are listed on a national securities exchange, or our common stock has a market price per share of $5.00 or more, transactions in our common stock will be subject to the SEC's "penny stock" rules. If our common stock remains subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

        Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

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•	receive the purchaser's written agreement to the transaction prior to sale or purchase;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

        As a result, if our common stock remains or becomes subject to the penny stock rules, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

If management continues to own a significant percentage of our outstanding common stock, management may prevent other stockholders from influencing significant corporate decisions.

Following the offering, our officers and directors will own approximately __% of the outstanding shares of our common stock. As a result, our management will exercise significant control over matters requiring stockholder approval, including the election of our board of directors, the approval of mergers and other extraordinary transactions, as well as the terms of any of these transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could in turn have an adverse effect on the fair market value of our company and our common stock. The interests of these and other of our existing stockholders may conflict with the interests of our other stockholders.

 You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to _________ shares offered in this offering at an assumed public offering price of $           per share, and after deducting the underwriter’s discount and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $           per share. In addition, in the past, we issued options and warrants to acquire shares of common stock. To the extent these options or warrants are ultimately exercised, you will sustain future dilution.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

        This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

        In some cases, you can identify forward-looking statements by terminology, such as "expects," "anticipates," "intends," "estimates," "plans," "believes," "seeks," "may," "should", "could" or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

        You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading "Risk Factors." Further, any forward-looking statement speaks only as of the date on which it is made, and, except as may be required under applicable securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

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USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the common stock offered pursuant to this prospectus will be approximately $ ________million, or approximately $ _______ million if the underwriters exercise in full their option to purchase _______ additional shares, based upon an assumed public offering price of $ per share, and after deducting the underwriting discount and the estimated offering expenses that are payable by us.

A $1.00 increase (decrease) in the assumed public offering price of $ per share would increase (decrease) the net proceeds to us from this offering by approximately $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering to complete commercialization of our M100 Smart Glasses, waveguide and HD display engine technologies and for working capital and general corporate purposes.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering. Pending any use as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

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PRICE RANGE OF COMMON STOCK

Our common stock currently trades on the TSX Venture Exchange, or the “TSX-V”, under the symbol “VZX”. Trading of our common stock on the TSX-V began on January 4, 2010. Prior to January 4, 2010, there was no public market for our common stock. The following table shows the reported high and low closing bid quotations per share (in Canadian $) for our common stock based on information provided by the TSX-V.

	High	Low
Year ending December 31, 2012
Fourth Quarter (through December 20, 2012)	$0.05	$0.03
Third Quarter	0.06	0.02
Second Quarter	0.08	0.02
First Quarter	0.09	0.05
Year ended December 31, 2011
Fourth Quarter	$0.09	$0.04
Third Quarter	0.10	0.04
Second Quarter	0.11	0.06
First Quarter	0.12	0.05
Year ended December 31, 2010
Fourth Quarter	$0.13	$0.10
Third Quarter	0.13	0.10
Second Quarter	0.15	0.15
First Quarter	0.21	0.20

Our common stock is quoted in the United States on the OTC Bulletin Board (OTCBB) under the symbol “VUZI” and in March 2011 on the Frankfurt Stock Exchange under the symbol “V7X”.

The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices for our common stock as reported on the OTCBB. The quotations on the OTCBB reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.

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	High	Low
Year ending December 31, 2012
Fourth Quarter (through December 20, 2012)	$0.05	$0.03
Third Quarter	0.06	0.02
Second Quarter	0.08	0.03
First Quarter	0.10	0.04
Year ended December 31, 2011
Fourth Quarter	$0.09	$0.04
Third Quarter	0.10	0.05
Second Quarter	0.12	0.06
First Quarter	0.13	0.06
Year ended December 31, 2010
Fourth Quarter	$0.10	$0.10
Third Quarter	0.10	0.10
Second Quarter	N/A	N/A
First Quarter	N/A	N/A

The closing price of our common stock on the OTCBB on December 20, 2012 was $0.05 per share.

As of December 20, 2012, we had 156 stockholders of record of our common stock.  This figure does not take into account those stockholders whose certificates are held in street name by brokers and other nominees.

DIVIDEND POLICY

        We currently do not pay regular dividends on our outstanding stock. The declaration of any future dividends and, if declared, the amount of any such dividends, will be subject to our actual future earnings, capital requirements, regulatory restrictions, debt covenants, other contractual restrictions and to the discretion of our board of directors. Our board of directors may take into account such matters as general business conditions, our financial condition and results of operations, our capital requirements, our prospects and such other factors as our board of directors may deem relevant.

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DILUTION

If you invest in our common stock, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after giving effect to this offering.

Our pro forma net tangible book value as of September 30, 2012 was $           or $           per share of common stock, based upon _________ shares outstanding, after giving effect to issuances of common stock from October 1, 2012 through and immediately prior to the date of this offering. Historical net tangible book value per share is determined by dividing the number of outstanding shares of our common stock into our total tangible assets, or total assets less intangible assets, less our total liabilities. Investors participating in this offering will incur immediate, substantial dilution. Our pro forma net tangible book value as of September 30, 2012 was a deficit of approximately $(___________), or approximately $(0.0____) per share. Pro forma as adjusted net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the pro forma number of shares of our common stock outstanding after giving effect to the conversion of $________ in aggregate principal amount of promissory notes then outstanding, together with all interest accrued and unpaid thereon through the date of conversion, into ____________ shares of our common stock upon completion of this offering. Without taking into account any other changes in net tangible book value after September 30, 2012, other than giving effect to the sale of the shares in this offering at the assumed public offering price of $    per share, at September 30, 2012, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us our pro forma as adjusted net tangible book value at September 30, 2012 would have been approximately     , or $   per share. This represents an immediate increase in pro forma net tangible book value of approximately $   per share to our existing stockholders, and an immediate dilution of $    per share to investors purchasing shares in the offering.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

The following table illustrates and sets forth our pro forma as adjusted net tangible book value as of September 30, 2012 and the per share dilution to investors purchasing shares in the offering:

Assumed public offering price per share		$
Pro forma net tangible book value per share as of September 30, 2012	$
Increase in pro forma net tangible book value deficit per share attributable to the conversion of the promissory notes and accrued interest	$
Increase in pro forma net tangible book value per share attributable to this offering	$

Pro Forma as adjusted net tangible book value per share after this offering		$
Amount of dilution in pro forma net tangible book value per share to new investors in this offering		$

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value will increase to $          per share, representing an immediate increase to existing stockholders of $          per share and an immediate dilution of $          per share to new investors. If any shares are issued upon exercise of outstanding options or warrants, new investors will experience further dilution.

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CAPITALIZATION

        The following table sets forth our capitalization, as of September 30, 2012:

•	on an actual basis;

•	on a pro forma basis to give effect to (i) the issuance of common stock from October 1, 2012 through and immediately prior to the date of this prospectus, and (ii) the conversion of $_______ in aggregate principal amount of promissory notes, deferred officer compensation, together with all interest thereon accrued and unpaid through the date of conversion at the conversion price of $ ______ per share into ___________ shares of common stock; and

•	on a pro forma as adjusted basis assuming the events described above and to give effect to the sale of the shares in this offering at the assumed public offering price of $ ____ per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

You should consider this table in conjunction with our consolidated financial statements and the accompanying notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus

	September 30, 2012
	Actual	Pro Forma	As Adjusted

Cash and cash equivalents	$171,574	$	$

Current and Long-term debt	2,822,921
Long Term Accrued Interest	799,451
Long Term Accrued Compensation	1,050,895
Capital Leases	64,087
Total long-term obligations	4,737,354
Stockholders’ Equity:
Preferred stock
Series C preferred stock ($0.001 par value), 500,000 shares authorized and 0 shares issued and outstanding	—
Common Stock
Common stock ($0.001 par value), 700,000,000 shares authorized, ________ shares issued and outstanding, actual; shares issued and outstanding, as adjusted	265,259
Additional paid-in capital	19,638,698
Accumulated deficit	(24,730,207)

Total stockholders’ equity (deficit)	(4,826,250)

Total capitalization	$82,678

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements and Industry Data” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are engaged in the design, manufacture, marketing and sale of devices that are worn like eyeglasses and feature built-in video screens that enable the user to view video and digital content, such as movies, computer data, the Internet or video games. Our products (known commercially as Video Eyewear, but also commonly referred to as virtual displays, wearable displays, personal viewers, head mounted displays (or HMDs), or near-to-eye displays (or NEDs)) are used to view high-resolution video and digital information primarily from mobile electronic devices (such as cell phones, portable media players, gaming systems and laptop computers) and from desktop computers. Our products provide the user a viewing experience that simulates viewing a large screen television or a desktop computer monitor.

Our Video Eyewear products feature high performance miniature display modules, low power electronics and related optical systems. We produce both monocular and binocular Video Eyewear devices that we believe are excellent solutions for many mobile computer or video viewing requirements. With respect to our Vide Eyewear products, we focus on the consumer markets for gaming and mobile video while our Virtual and Augmented Reality products are also sold in the consumer, industrial, commercial, academic and medical markets. We believe our intellectual property portfolio gives us a leadership position in microdisplay electronics, waveguides, ergonomics, packaging, motion tracking and optical systems.

Critical Accounting Policies and Significant Developments and Estimates

The discussion and analysis of our financial condition and results of operations are based on our financial statements and related notes appearing elsewhere in this prospectus. The preparation of these statements in conformity with generally accepted accounting principles requires the appropriate application of certain accounting policies, many of which require us to make estimates and assumptions about future events and their impact on amounts reported in our financial statements, including the statement of operations, balance sheet, cash flow and related notes. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from our estimates. Such differences could be material to the financial statements.

We believe that our application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are periodically reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, we have found our application of accounting policies to be appropriate, and actual results have not differed materially from those determined using necessary estimates.

Our accounting policies are more fully described in the notes to our financial statements included in this prospectus. In reading our financial statements, you should be aware of the factors and trends that our management believes are important in understanding our financial performance. The critical accounting policies, judgments and estimates that we believe have the most significant effect on our financial statements are:

•	valuation of inventories;

•	carrying value of long-lived assets;

•	valuation of patents and trademarks;

•	revenue recognition;

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•	product warranty;

•	stock-based compensation; and

•	income taxes.

Valuation of Inventories

Inventory is stated at the lower of cost or market, with cost determined on a first-in, first-out method. Inventory includes purchased parts and components, work in process and finished goods. Provisions for excess, obsolete or slow moving inventory are recorded after periodic evaluation of historical sales, current economic trends, forecasted sales, estimated product lifecycles and estimated inventory levels. Purchasing practices, electronic component obsolescence, accuracy of sales and production forecasts, introduction of new products, product lifecycles, product support and foreign regulations governing hazardous materials are the factors that contribute to inventory valuation risks. Exposure to inventory valuation risks is managed by maintaining safety stocks, minimum purchase lots, managing product and end-of-life issues brought on by aging components or new product introductions, and by utilizing certain inventory minimization strategies such as vendor-managed inventories. The accounting estimate related to valuation of inventories is considered a “critical accounting estimate” because it is susceptible to changes from period-to-period due to the requirement for management to make estimates relative to each of the underlying factors, ranging from purchasing, to sales, to production, to after-sale support. If actual demand, market conditions or product lifecycles differ from estimates, inventory adjustments to lower market values would result in a reduction to the carrying value of inventory, an increase in inventory write-offs and a decrease to gross margins.

Carrying Value of Long-Lived Assets

If facts and circumstances indicate that a long-lived asset, including a products’ mold tooling and equipment, may be impaired, the carrying value is reviewed in accordance with FASB ASC Topic 360-10. If this review indicates that the carrying value of the asset will not be recovered as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value. The accounting estimate related to valuation of long-lived assets is considered a “critical accounting estimate” because impairment losses now and in the future will be dependent on a number of factors such as general economic trends and major technology advances, and thus could be significantly different than historical results. No impairment charges on tooling and equipment were recorded in 2011 or 2010.

We also perform a valuation of our patents and trademark assets when events or circumstances indicate their carrying amounts may be unrecoverable. The accounting estimate related to valuation of patents and trademarks is considered a “critical accounting estimate” because impairment losses now and in the future will be dependent on a number of factors such as general economic trends and major technology advances, and thus could be significantly different than historical results. For the nine month period ending September 30, 2012, we recorded an impairment charge of $9,268 representing cost of $15,378, less accumulated amortization of $6,110. We recorded an impairment charge of $28,576 representing cost of $39,352, less accumulated amortization of $10,776 in 2011, and an impairment charge of $49,956 representing cost of $89,151, less accumulated amortization of $39,195 in 2010 regarding our abandoned patents and trademarks. The value of the remaining intellectual property, such as patents and trademarks, were valued (net of accumulated amortization) at $720,599 as of December 31, 2011, because management believes that its value is recoverable.

Revenue Recognition

We recognize revenue from product sales in accordance with FASB ASC Topic 605, Revenue Recognition. Product sales represent the majority of our revenue. We recognize revenue from these product sales when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the sale price is fixed or determinable, and collectability is reasonably assured. Additionally, we sell our products on terms which transfer title and risk of loss at a specified location, typically shipping point. Accordingly, revenue recognition from product sales occurs when all factors are met, including transfer of title and risk of loss, which typically occurs upon shipment by us. If these conditions are not met, we will defer the revenue recognition until such time as these conditions have been satisfied. We collect and remit sales taxes in certain jurisdictions and report revenue net of any associated sales taxes. We also sell certain products through distributors who are granted limited rights of return for stock balancing against purchases made within a prior 90 day period, including price adjustments downwards on any existing inventory. The provision for product returns and price adjustments is assessed for adequacy both at the time of sale and at each quarter end and is based on recent historical experience and known customer claims.

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Revenue from any engineering consulting and other services is recognized at the time the services are rendered. For our longer-term development contracts, which to date have all been firm, fixed-priced contracts, we recognize revenue on the percentage-of-completion method. Under this method income is recognized as work on contracts progresses, but estimated losses on contracts in progress are charged to operations immediately. To date, all of our longer-term development contracts have been less than one calendar year in duration. We generally submit invoices for our work under these contracts on a monthly basis. The percentage-of-completion is determined using the cost-to-cost method.

The accounting estimate related to revenue recognition is considered a “critical accounting estimate” because terms of sale can vary, and judgment is exercised in determining whether to defer revenue recognition. Such judgments may materially affect net sales for any period. Judgment is exercised within the parameters of GAAP in determining when contractual obligations are met, title and risk of loss are transferred, sales price is fixed or determinable and collectability is reasonable assured.

Product Warranty

Warranty obligations are generally incurred in connection with the sale of our products. The warranty period for these products is generally one year, but can be 24 months in certain countries if required by law, such as in Europe. Warranty costs are accrued, to the extent that they are not recoverable from third party manufacturers, for the estimated cost to repair or replace products for the balance of the warranty periods. We provide for the costs of expected future warranty claims at the time of product shipment or over-builds to cover replacements. The adequacy of the provision is assessed at each quarter end and is based on historical experience of warranty claims and costs. The costs incurred to provide for these warranty obligations are estimated and recorded as an accrued liability at the time of sale. Future warranty costs are estimated based on historical performance rates and related costs to repair given products. The accounting estimate related to product warranty is considered a “critical accounting estimate” because judgment is exercised in determining future estimated warranty costs. Should actual performance rates or repair costs differ from estimates, revision to the estimated warranty liability would be required.

Stock-Based Compensation

Our board of directors approves grants of stock options to employees to purchase our common stock. A stock compensation expense is recorded based upon the estimated fair value of the stock option at the date of grant. The accounting estimate related to stock-based compensation is considered a “critical accounting estimate” because estimates are made in calculating compensation expense including expected option lives, forfeiture rates and expected volatility. The fair market value of our common stock on the date of each option grant is determined based on the most recent quoted sales price on the TSX-V Exchange.

Income Taxes

We have historically incurred domestic operating losses from both a financial reporting and tax return standpoint. The composition of each year’s tax provision was primarily for franchise taxes payable to the State of Delaware, our state of incorporation as well as Japanese branch taxes. Accordingly, we provide deferred income tax assets and liabilities based on the estimated future tax effects of differences between the financial and tax bases of assets and liabilities based on currently enacted tax laws. A valuation allowance is established for deferred tax assets in amounts for which realization is not considered more likely than not to occur. The accounting estimate related to income taxes is considered a “critical accounting estimate” because judgment is exercised in estimating future taxable income, including prudent and feasible tax planning strategies, and in assessing the need for any valuation allowance. To date we have determined a 100% valuation allowance is required and accordingly no amounts have been reflected in our consolidated financial statements. In the event that it should be determined that all or part of a deferred tax asset in the future is in excess of the nil amount currently recorded, an adjustment of the valuation allowance would increase income to be recognized in the period such determination was made.

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In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. As a result we recognize liabilities for uncertain tax positions based on the two-step process prescribed within the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as this requires us to determine the probability of various possible outcomes. We re-evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period.

Finally, any future recorded value of our deferred tax assets will be dependent upon our ability to generate future taxable income in the jurisdictions in which we operate. These assets consist of research credit carry-forwards, capital and net operating loss carry-forwards and the future tax effect of temporary differences between balances recorded for financial statement purposes and for tax return purposes. It will require future pre-tax earnings in excess of $18,700,000 in order to fully realize the value of our unrecorded deferred tax assets. If we were to sustain future net losses, it may be necessary to record valuation allowances against such deferred tax assets in order to recognize impairments in their estimated future economic value.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, an effect on our financial condition, financial statements, revenues or expenses.

Recent Accounting Pronouncements

FASB Accounting Standards Update 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS," was issued in May 2011 to be effective for fiscal years beginning after December 15, 2011. The update changes the wording for certain measurement and disclosure requirements relating to fair value determinations under U.S. GAAP in order to make them more consistent with International Financial Reporting Standards (IFRS). While many of the modifications are not expected to change the application of U.S. GAAP, additional disclosure requirements relating to the use of Level 3 inputs in determining fair value will apply in the future if applicable to us.

In December 2011, the FASB issued new guidance which requires enhanced disclosures on offsetting amounts within the balance sheet, including disclosing gross and net information about instruments and transactions eligible for offset or subject to a master netting or similar agreement. The guidance is effective beginning January 1, 2013 and is to be applied retrospectively. The adoption of this guidance, which is related to disclosure only, will not have an impact on our consolidated financial position, results of operations or cash flows.

TDG Asset Sale and Discontinued Operations

On June 15, 2012, we entered into an Asset Purchase Agreement with TDG Acquisition Company, LLC, pursuant to which we sold the TDG Assets. The TDG Assets included equipment, tooling, certain patents and trademarks and our proprietary Tac-Eye displays and night vision display electronics, which comprised our tactical defense group, which engaged in the business of selling and licensing products and providing services, directly and indirectly, to military organizations and defense and security organizations. We received a worldwide, royalty free, assignable grant-back license to all the patents and other intellectual property sold for use in the manufacture and sale of products other than in the military and defense markets. We retained the right to sell goods and services to the consumer market, and to the purchaser and the purchaser and we jointly received the right to sell goods and services into all markets other than the military, defense and security markets and the consumer market.

The purchase price paid to us consists of 2 components: $8,500,000 less $154,207 in adjustments, or $8,345,793, which was paid at closing, and up to an additional $2.5 million, which will be paid to us only if the purchaser achieves certain quarterly and annual revenue targets within the first 12 months from sales of goods and services to military organizations and defense and security organizations. The purchase price was determined by arm’s length negotiations between the parties.

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In addition, the asset purchase agreement provides that each of the parties will be precluded from conducting business in certain markets, which, in our case, is the sale of goods and services to military, defense and security organizations (provided, we may seek and perform contracts with certain identified government agencies related to our waveguide optics technology) and, in the case of the purchaser, is the sale of goods and services in the consumer markets or to end users. We and the purchaser also entered into a Vuzix Authorized Reseller Agreement, pursuant to which the purchaser was granted authorization to be the exclusive reseller of our current and future products to military, defense and security organizations (and was authorized to use our trademarks for such purpose), unless the purchaser elects to have us make such sales directly,. This reseller agreement will be the main avenue for the distribution of any new products we may develop for the military and defense markets.

In connection with the asset purchase agreement, we entered into a letter agreement with LC Capital Master Fund Ltd., the senior lender under our convertible loan and security agreement, dated December 23, 2010, and promissory note and security agreement, dated May 19, 2012, pursuant to which it consented to the sale of the TDG Assets (as required by the terms of our existing loan agreements), and paid it $4,450,000 in reduction of our obligations. Following such payment, we executed a new note for $619,122, which represents the remaining obligation under this loan. The new note carries interest at a rate of 13.5% (18.5% if in default) and repayment is due in 12 equal payments commencing on October 15, 2012. We also agreed to use 40% of any of the earn-out received under the asset purchase agreement in reduction of this note. We are in default under the loan agreement with the senior lender for failure to make required principal payments totaling $154,781. We are currently in negotiations with the senior lender to have the senior lender grant a waiver or enter into a forbearance agreement, under which it would forebear from enforcing its remedies against us. There is no assurance the senior lender will agree to grant a waiver or enter into a forbearance agreement. Our senior lender is currently able to exercise its remedies under the loan agreement, including acceleration of the amounts due and foreclosure and sale of the collateral held by it.

In connection with the asset purchase agreement, certain of our creditors entered into loan modification and consent agreements pursuant to which each consented to the sale of the TDG Assets, as required by the terms of existing loan agreements between us and each lender, and released their respective security interests in the TDG Assets. We were required to repay our bank line of credit as a condition to obtaining the required consent of the senior lender for the sale transaction, and the bank line of credit was canceled upon such repayment. Further, pursuant to the various loan modification and consent agreements, we made certain payments totaling $200,000 in reduction of the obligations owed and each lender agreed to defer further payments on their note payables until July 15, 2013 after which the notes are to be repaid in 24 to 36 monthly installments. Additionally, we have agreed to use 15% of any of the earn-out payments received pursuant to the asset purchase agreement to reduce such notes payable.

In accordance with ASC 205-20, the sale of the TDG Assets has been accounted for as discontinued operation. Accordingly, the operating results of the TDG Assets for the three and nine months ended September 30, 2012 and 2011 and the years ending December 31, 2011 and 2010 have been reclassified as discontinued operations on our consolidated Statements of Operations and in the following Management Discussion of Results from Operations.

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Comparison of Three Months Ended September 30, 2012 and September 30, 2011

Sales.   Our sales were $756,495 for the third quarter ending September 30, 2012 compared to $1,241,134 for the same period in 2011. This represents a 39% decrease for the three month period ending September 30, 2012 as compared to 2011. Consumer Video Eyewear product sales were $566,495 or 75% of total sales for the third quarter of 2012 as compared to $991,134 or 80% of our total sales for same period in 2011, a decrease of $424,639 or 43%. The decrease was primarily attributable to our limited working capital that resulted in our inability to purchase components to build product to match our sales demand, particularly on new product lines. Sales from our engineering programs for the third quarter of 2012, decreased to $190,000 or 25% of total sales compared to $250,000 or 20% of total sales in same quarter 2011. The major reason for the decrease was completion of programs in the prior quarters of 2012 as compared to the same period in the 2011 and the wind-down of our involvement in general defense engineering services as a result of the TDG Assets sale.

Cost of Sales and Gross Profit.   Gross profit decreased to $198,845 for the third quarter of 2012 from $238,791 for the same period in 2011, a decrease of $39,946 or 17%. As a percentage of net sales, gross profit increased to 26% for the third quarter of 2012 compared to 19% for the same period in 2011. This increase was the primarily the result of a change in our overall sales mix with a greater proportion of higher margin consumer Video Eyewear models sold as compared to the same period in 2011.

Research and Development.   Our research and development expenses decreased by $70,793 or 21% in the third quarter of 2012, to $267,230 compared to $338,023 in the same period of 2011. The decrease in spending was a direct result of our efforts to reduce spending and personnel expenses in this area until our financial position improves.

Selling and Marketing.   Selling and marketing expenses were $282,011 for the third quarter of 2012 compared to $334,342 for the same period in 2011, a decrease of $52,331 or 16%. The decreases were primarily attributable to lower catalog advertising costs, lower personnel salary costs, and reduced external public relations consulting fees.

General and Administrative.   General and administrative expenses were $507,883 for the third quarter costs of 2012 as compared to $663,871 for the same period in 2011, a decrease of $155,988 or 23%. The overall reduction in general and administrative costs related to lower salary costs, reduced spending on legal and accounting expenses and reduced rent. Offsetting the achieved costs reductions were $48,158 in relocation expenses incurred by our consolidating our office space in with our manufacturing facility in Rochester during September 2012.

Depreciation and Amortization.   Our depreciation and amortization expense for the third quarter of 2012 was $123,983 as compared to $111,052 in the same period in 2011, an increase of $12,931 or 12%. The increase was a direct result of higher equipment additions in the fourth quarter of calendar 2011.

Other Income (Expense).   Total other expenses were $(128,040) in the third quarter of 2012 compared to $(106,407) in the same period in 2011, an increase of $(21,633). The increase in these expenses was primarily attributable to higher interest costs and the amortization of a term debt discount.

Provision for Income Taxes.   The provision for income taxes for the third quarter of 2012 was $5,721 as compared to $5,854 for the same period in 2011. The tax provision was primarily for accrued franchise taxes payable to the State of Delaware, our state of incorporation as well as Japanese branch taxes.

Income (Loss) from Discontinued Operations. The Income from the TDG discontinued operations was $400,205 for the three months ending September 30, 2011 as compared to Nil for same period in 2012. Purchase price adjustments and other transactional costs related to this transaction in quarter ending September 30, 2012 were $65,056.

Net Income (Loss) and Income (Loss) per Share.   Our net loss was $(1,181,079) or $(0.0045) basic earnings per share in the third quarter ending September 30, 2012, versus a loss of $(920,553) or $(0.0035) earnings per share for the same period in 2011.

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Comparison of Nine Months Ended September 30, 2012 and September 30, 2011

Sales.   Our sales were $2,517,222 for the nine months ended September 30, 2012 compared to $2,917,829 for the same period in 2011. This represents a 14% decrease for the nine month period 2012 as compared to 2011. Consumer Video Eyewear product sales decreased to $2,071,122 or 82% of total sales for the nine months ended September 30, 2012 compared to $2,358,223 or 81% of our total sales as compared to the same period in 2011. The decrease of 12% was the direct result of our limited working capital that resulted in our inability to buy components to meet our sales demand which caused supply chain delays. Sales from our engineering programs for the nine months ending September 30, 2012, decreased to $446,100 or 18% of total sales compared to $559,606 or 19% of total sales in same period in 2011. The major reason for the decrease was completion of programs as compared to the same period in the 2011 and the wind-down of our involvement in general defense engineering services as a result of the TDG Asset sale.

Cost of Sales and Gross Profit.   Gross profit increased to $736,929 for the nine months ending September 30, 2012 from $627,762 for the same period in 2011, an increase of $109,167 or 17%. As a percentage of net sales, gross profit increased to 29% for the nine month period ending September 30, 2012 compared to 22% for the same period in 2012. This increase was the primarily the result of a change in our overall sales mix to higher margin consumer Video Eyewear and augmented reality models in 2012, versus the sales mix for the same period in the prior year when a larger percentage of our sales were from lower resolution Video Eyewear products which carried a lower average gross margin.

Research and Development.   Our research and development expenses were $736,418 for the nine months ending September 30, 2012 compared to $1,064,562 for the same period in 2011. The $328,144 or 31% decrease in the 2012 period versus 2011 was primarily the result of our efforts to reduce spending and personnel expenses in this area until our financial position improves.

Selling and Marketing.   Selling and marketing expenses were $904,987 for the nine months ending September 30, 2012 compared to $990,666 for the same period in 2011, a decrease of $85,679 or 9%. The decreases were mainly attributable to lower catalog advertising costs, lower personnel salary costs, and reduced external public relations consulting fees.

General and Administrative.   General and administrative expenses were $1,643,981 for the nine months ending September 30, 2012 as compared to $1,995,637 for the same period in 2011, a decrease of $351,656 or 18%. After the TDG Asset sale, we consolidated our office space with our manufacturing facility in Rochester during September 2012 and as a result incurred relocation costs of $48,158. Included in this expense category for the period was $74,072 in charges related to the write-off of subscriptions receivables to two employees. There were no such expenses for the same period in 2011. Despite these two unusual items, the lower general and administrative achieved costs related to lower salary costs, reduced spending on legal and accounting expenses and reduced rent.

Depreciation and Amortization.   Our depreciation and amortization expense for the nine months ending September 30, 2012 was $391,530 as compared to $333,201 in the same period in 2011, an increase of $58,329 or 18%. The increase was a direct result of higher equipment additions in the second half of calendar 2011. Included in this line item was $9,268 in charges for the Impairment of Patents and Trademarks. For the same period of 2011, no such charges were recorded.

Other Income (Expense).   Total other expenses were $(382,413) for the nine period ending September 30, 2012 compared to $(316,240) in the same period in 2011, an increase of $(66,173). The increase in these expenses was primarily attributable to lower interest costs and amortization of senior term debt discounts. Interest expense increased by $(46,708) or 15% due to the higher default interest rate costs on senior debt incurred when the loans were default during the first 6 months of 2012 as compared to period in 2011 when they were not. The amortization of the senior term debt discount was $(18,977) as compared to the same period in 2011, when this debt was not outstanding.

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Provision for Income Taxes.   The provision for income taxes for the nine months ending September 30, 2012 was $28,690 as compared to $27,086 for the same period in 2011. The tax provision was primarily for accrued franchise taxes payable to the State of Delaware, our state of incorporation as well as Japanese branch taxes.

Income (Loss) from Discontinued Operations and Gain on Sale of Discontinued Assets. The Loss from the TDG discontinued operations was $(747,580) for the nine months ending September 30, 2012 as compared to income of $1,831,231 from discontinued operations for same period in 2011. The net reported gain on sale for the 2012 period, which excludes any of the potential earn-out proceeds under the asset purchase agreement, was $5,837,607.

Net Income (Loss) and Income (Loss) per Share.  Our net income was $1,738,937 or $0.0066 basic per share for the nine months ending September 30,2012, versus a loss of $(2,268,399) or $(0.0086) for the same period in 2011.

Comparison of Fiscal Years Ended December 31, 2011 and December 31, 2010

Sales.   Our sales were $4,825,663 for 2011 compared to $6,905,858 for 2010. This represents a 30.1% decrease for the year 2011 over the year 2010. Sales from our defense-related waveguide engineering programs increased to $809,605 or 17% of total sales compared to $661,072 or 10% of total sales in 2010. The increase in 2010 was the result of new research programs for delivering custom versions of our new see-through waveguide display technology. Consumer Video Eyewear product sales decreased to $4,016,058 or 83% of total sales for 2011 compared to $6,244,786 or 90% of our total sales for 2010. This decrease resulted from the phase out of our lower priced Video Eyewear models in 2011, which previously sold in larger overall unit numbers in 2010 as compared to more expensive replacement 2011 models.

Cost of Sales and Gross Margin.   Gross margin decreased to $1,210,842 for 2011 from $1,353,396 for 2010, an decrease of $142,554 or 10.5%. As a percentage of net sales, gross margin increased to 25.1% for 2011 compared to 19.6% for 2010. This increase was primarily the result of the higher margin earned on selling our higher resolution Augmented Reality Video Eyewear models which were first introduced in 2011.

Research and Development.   Our research and development expenses increased to $1,340,973 compared to $1,322,596 in 2010. The small increase of $18,377 in the 2011 period versus 2010 was primarily the result of ongoing development work on our new Wrap 1200 Video Eyewear models and waveguide research costs.

Selling and Marketing.   Selling and marketing expenses were $1,647,105 for 2011 compared to $1,854,638 for 2010, a decrease of $207,553 or 11.2%. The decrease was primarily due to our decreased participation in paid catalog advertising with our resellers in the USA and lower PR consulting fees.

General and Administrative.   General and administrative expenses were $2,590,636 for 2011 as compared to $2,860,585 for 2010, an decrease of $269,949 or 9%. The lower general and administrative related to decreases costs for staff involved in the IR function and decreased legal expenses in regards to various financing efforts in 2010.

Depreciation and Amortization.   Our depreciation and amortization expense for 2011 was $468,823 as compared to $444,358 in 2010. The increase relates to increased capital expenditures in 2011 as compared to 2010.

Other Income (Expense).   Total other expenses, consisting primarily of interest expense, were $(433,217) in 2011 as compared to $(648,795) in 2010. The decrease in expenses was primarily attributable to our expensing in the 2010 period the value of warrants issued to existing secured creditors which consented to a new senior term debt financing in December 2010. Interest expense was $(398,629) in 2011 as compared to $(422,595) in 2010.

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Provision (Benefit) for Income Taxes.   The provision for income taxes for 2011 was $27,689 compared to $14,939 for 2010.The composition of each year’s tax provision was primarily for franchise taxes payable to the State of Delaware, our state of incorporation as well as Japanese branch taxes.

Income from Discontinued Operations. The Income from the TDG discontinued operations was $1,453,285 for the year ending December 31, 2011 as compared to $1,285,338 for same period in 2010.

Net (Loss) and (Loss) per Share.   Our net loss was $(3,879,581) or $(0.0147) per share in 2011, a decreased loss of $677,552, or 15%, from $(4,557,133) or $(0.0173) per share in 2010.

Liquidity and Capital Resources

As of September 30, 2012, we had cash and cash equivalents of $171,574, a decrease of $246,402 from $417,976 as of December 31, 2011.

At September 30, 2012, we had current liabilities of $3,529,960 compared to current assets of $1,235,066 which resulted in a negative working capital position of $(2,294,894). As at December 31, 2011 we had a negative working position of $(6,052,281). Our current liabilities are comprised principally of the current portion of long term debt, accounts payable, accrued expenses, and customer deposits.

Our continuation as a going concern is dependent upon our attaining and maintaining profitable operations and raising additional capital and/or selling certain assets. Prior to June 15, 2012, we were in default under our loan agreements with our senior lenders under our senior term debt. The sale of the TDG Assets allowed us to repay a significant portion of our senior term debt, which was in default at the time of sale. Most of our other lenders entered into loan modification agreements pursuant to which they consented to the TDG Assets sale and agreed to defer any debt payments until after July 15, 2013. Accordingly the maturity dates of $2,538,315 in notes payable were extended by approximately 18 months, further ongoing note payments were deferred to July 15, 2013, and the prior note defaults were cured. We repaid our bank line of credit, which was cancelled, and will seek to obtain a new line of credit. There is no assurance that a replacement credit facility can be negotiated, or the amount and terms of any future bank drawings.

We are currently in default under our loan agreement with our LC Capital Master Fund Ltd., our senior lender. We are currently negotiating with our senior lender and requesting that the senior lender grant a waiver or enter into a forbearance agreement, under which it would agree to forbear from enforcing its remedies against us. Our senior lender is currently able to exercise its remedies under the loan agreement, including acceleration of the amounts due and foreclosure and sale of the collateral held by it. Even if we receive a waiver or enter into a forbearance agreement, it is uncertain whether we will be able to meet the conditions contained in any such waiver or forbearance agreement. Accordingly the entire principal amount of our convertible senior secured term debt has been shown as current and due within one year.

Operating Activities.   Cash (used in) operating activities was $(2,505,632) for the nine months ending September 30, 2012 and $(1,551,430) in the same period in 2011. Changes in non-cash operating assets and liabilities were $170,723 for the nine months ending September 30, 2012 and $(29,059) in the same period in 2011. The major non-cash operating items for the nine months ending September 30, 2012 resulted from a $706,717 reduction in inventory and a $513,503 reduction in accounts receivable, a $(327,258) reduction in customer deposits, along with a $586,267 increase in accrued interest. Included in these reductions were $299,599 in accounts receivable and $1,135,042 in inventory related to the sale of the TDG Assets. The major non-cash operating items for the nine month period ending September 30, 2011 resulted from a $(495,630) reduction in accounts payable and a $(515,480) reduction in customer deposits.

Cash (used in) operating activities was $(1,503,661) in 2011 and $(3,077,714) in 2010. The net changes in operating assets and liabilities, excluding cash, provided (used) cash were $671,225 in 2011 and $514,087 in fiscal 2010. The major changes in 2011 were a decrease in our inventories of $1,208,942 offsetting a $(362,226) decrease in accounts payable and customer deposits of $(897,441) as of December 31, 2011. The major changes in 2010 were an increase in our inventories of $789,028 offsetting a $191,429 increase in accounts payable and customer deposits of $1,118,291 as of December 31, 2010.

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Investing Activities.   Cash provided by investing activities was $7,298,703 for the nine months ending September 30, 2012 as compared to a cash use of $(525,478) in the same period in 2011. Cash used for investing activities of $(167,016) in the first half of 2012 related primarily to the purchase of computer equipment additions and tooling, as compared to spending of $(458,430) for the same period in 2011. The costs of registering our intellectual property rights, included in the investing activities totals described above, were $(43,536) in the nine month period ending September 30, 2012 and $(67,048) in the same period in 2011. From the sale of the TDG Assets we received proceeds of $8,345,793 less expenses of $(825,596) or a net of $7,520,197.

Cash used in investing activities was $897,403 in 2011 and $236,039 in 2010. Cash used for investing activities in 2011 related primarily to tooling and equipment costs regarding our new waveguide optics and scanning engine, along with product tooling and computer software equipment additions. The costs of registering our intellectual property rights, included in the investing activities totals described above, were $97,006 in 2011 and $85,491 in 2010.

Financing Activities.   Cash from (used in) financing activities was $(5,039,473) for the nine months ending September 30, 2012, whereas in the same period in 2011, our net financing activities used $(147,294). During the nine month period ending September 30, 2012, the primary use of cash was a $(652,091) reduction in drawings under our operating line of credit and the repayments on term debt of $(4,464,795) as required by our lenders for their approval of the sale of the TDG Assets. During the nine month period ending September 30, 2011, the primary source of cash was $356,041 in drawings under our new operating line of credit before payments of $(417,732) and $(86,603) on Notes payable and Capital leases, respectively.

Cash provided by financing activities was $182,221in 2011 and $3,450,049 in 2010. In 2011 we increased our net borrowings under our credit lines by $556,041 and made repayments of $329,393 on our notes payable and $64,910 on our capital leases. In December 2010 we issued $4,000,000 in senior secured debt and obtained the restructuring of existing debts totaling $2,320,980 principal and accrued interest at the same time for 24 to 36 months.

Capital Resources.   As of September 30, 2012, we had a cash balance of $171,574. The outstanding balance under our line of credit as of September 30, 2012 was $Nil as a result of the June 2012 TDG Asset sale and the cancelation of the prior credit line. We will seek to negotiate a new operating credit facility or seek alternative sources for an operating loan. As of December 31, 2011, we had a cash balance of $417,976. We had $113,728 available under our bank lines of credit (the outstanding balances under our lines of credit as of December 31, 2011 were $652,081).

The TDG Asset sale and subsequent debt restructurings improved our working capital position, reducing our working capital deficit to $(2,294,894) as compared to $(6,052,281) as of December 31, 2011. However, due to our continued operating losses and business transition away from our prior TDG business activities, we expect to see a further rise in our working capital deficiency.

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During the nine months ending September 30, 2012 and the years ended December 31, 2011 and 2010, we have been unable to generate cash flows other than our recent asset sales, sufficient to support our operations and has been dependent on term debt financings, equity financings, revolving credit financing and most recently asset sales. We will remain dependent on outside sources of funding until our results of operations provide positive cash flows. There can be no assurance that we will be able to generate cash from those sources in the future. Our independent auditors issued a going concern paragraph in their reports for the years ended December 31, 2011 and 2010. The accompanying financial statements have been prepared assuming that we will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments to the specific amounts and classifications of assets and liabilities, which might be necessary should we be unable to continue as a going concern. With our current level of funding and ongoing losses from operations, as well as the fact we are current in breach of certain covenants with our senior lender and its lack of agreement to provide a waiver or enter into a forbearance agreement with us, substantial doubt exists about our ability to continue as a going concern.

Our cash requirements depend on numerous factors, including new product development activities, our ability to commercialize our products, their timely market acceptance, selling prices and gross margins, and other factors. To the extent we have sufficient operating funds, we expect to carefully devote capital resources to continue our waveguide and HD display engine development programs, hire and train additional staff, and undertake new product marketing activities, further future net operating losses, product tooling expenses, and related working capital investments, which will be the principal use of our cash.

We have previously attracted funding in the form of subordinated debt and a bank line of credit. However, there can be no assurance that we will be able to do so in the future or that if we raise additional capital it will be sufficient to execute our business plan. To the extent that we are unable to raise sufficient additional capital, we will be required to substantially modify our business plan and our plans for operations, which could have a material adverse effect on us and our financial condition.

We also rely on credit lines from key suppliers and customer deposits in managing liquidity. As a result, if our trade creditors were to impose unfavorable terms or customers decline to make advance deposits for their orders, it would negatively impact our ability to obtain products and services on acceptable terms, produce its products and operate our business.

We intend to take actions necessary for us to continue as a going concern, as discussed herein, and accordingly our consolidated financial statements have been prepared assuming that we will continue as a going concern. Management’s plans concerning these matters are discussed below and in Note 3 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Additionally we plan to manage our liquidity under an operational plan that contemplates, among other things:

•	managing our working capital through better optimization of inventory levels;

•	focusing on selling higher gross margin products, which will mean a greater emphasis on augmented reality products;

•	the phasing out of the low resolution Video Eyewear models for which we earn a lower gross margin;

•	the introduction of see-through and new high resolution Video Eyewear;

•	restructuring and reengineering our organization and processes to increase efficiency and reduce our operating costs wherever possible;

•	minimizing our capital expenditures by eliminating, delaying or curtailing discretionary and non-essential spending;

•	reducing and deferring some research and development and delaying some planned product and new technology introductions;

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•	exploring our options with respect to new equity financings or debt borrowings; and

•	exploring the licensing of our IP

Based on our current operating plan, our existing working capital may not be sufficient to fund our planned operating expenses, capital expenditures, and working capital requirements through March 31, 2013 without additional sources of cash and/or the deferral, reduction or elimination of significant planned expenditures on new products, tooling, R&D, and marketing. A shortfall from projected sales levels could have a material adverse effect on our ability to continue operations at current levels. If this were to occur, we would be forced to liquidate certain assets where possible, and/or to suspend or curtail certain of our operations. Any of these actions could harm our business, results of operations and future prospects. To guard against this risk, we will actively seek additional equity financing or debt or based financing.

We anticipate that the successful completion of this offering, together with the conversion of outstanding promissory notes into common stock which we will seek in connection therewith, will provide us sufficient capital to implement our current operating plan and planned new product development activities. We also anticipate that the net proceeds from the successful completion of this offering will provide us sufficient unallocated working capital to eliminate the doubt about our ability to continue as a going concern for at least 18 months. We can give no assurance that we will be able to obtain additional financing on favorable terms or at all. If we raise additional funds by selling additional shares of our capital stock, or securities convertible into shares of our capital stock, the ownership interest of our existing shareholders may be diluted. The amount of dilution could be increased by the issuance of warrants or securities with other dilutive characteristics, such as anti-dilution clauses or price resets. If we need additional funding for operations and we are unable to raise it, we may be forced to liquidate assets on a distress basis and/or curtail or cease operations or to obtain funds through entering into additional collaborative agreements or other arrangements that may be on unfavorable terms.

We cannot make assurances as to whether any of these actions can be effected on a timely basis, on satisfactory terms or maintained once initiated, and even if successful, whether our liquidity plan will limit certain of our operational and strategic initiatives designed to grow our business over the long term will be limited by the availability of capital. We cannot make assurances that we will be able to generate sufficient cash flow from operations to service our indebtedness or otherwise fund our operations. These factors raise substantial doubt about our ability to continue as a going concern.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, an effect on our financial condition, financial statements, revenues or expenses.

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BUSINESS

Company Overview

We are engaged in the design, manufacture, marketing and sale of devices that are worn like eyeglasses and feature built-in video screens that enable the user to view video and digital content, such as movies, computer data, the Internet or video games. Our products, known commercially as Video Eyewear (also referred to as head mounted displays (or HMDs), wearable displays, video glasses, personal viewers, near-eye virtual displays, and near-eye displays or NEDs) contain micro video displays that offer users a portable high-quality viewing experience. Our Video Eyewear products provide virtual large high-resolution screens, fit in a user’s pocket or purse and can be viewed practically anywhere, anytime. They can also be used for virtual and augmented reality applications, in which the wearer is either immersed in a computer generated world or has their real world view augmented with computer generated information or graphics. We produce both monocular and binocular Video Eyewear devices. Video Eyewear are designed to work with mobile electronic devices, such as cell phones, laptop computers, tablets, portable media players and gaming systems as well as unmanned vehicles and sighting systems.

We have focused on two markets historically: the consumer markets for gaming, entertainment and mobile video and the market for rugged mobile displays for defense, commercial and industrial markets. In June 2012, we sold the TDG Assets, which included equipment, tooling, certain patents and trademarks and our proprietary Tac-Eye displays and night vision display electronics, which comprised our tactical defense group, which engaged in the business of selling and licensing products and providing services, directly and indirectly, to military organizations and defense organizations. See “TDG Asset Sale” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Users of mobile display devices, like tablets and smartphones, are increasingly using such devices to replace their personal computer or console game system. The displays currently used in these mobile devices do not work ideally for this purpose because they are either too small, which makes it difficult to view the detail of the images that they display, or too large, making them heavy and difficult to carry.  In contrast, our Video Eyewear products enable users of many mobile devices to effectively view the entire screen on a small, eyeglass-like device. Our products can be used as a wearable substitute for large-screen televisions or desktop computer monitors.

Our Video Eyewear products all employ microdisplays that are smaller than one-inch diagonally, with some as small as one-quarter of an inch. They can currently display an image with a resolution of up to 1280×720 pixels (High Definition or HD). Users then view images coming off the display through our proprietary optics. Using these optics and displays, our Video Eyewear provide an virtual image that appears similar to the image on a full size computer screen in an office desktop environment or the image on a large flat panel television viewed from normal home TV viewing distances. For example, when viewed through our optics, a high-resolution 0.44-inch diagonal microdisplay can provide a viewing experience comparable to that on a 75-inch diagonal television screen viewed at ten feet.

One of the most promising future uses of Video Eyewear is in applications where virtual environments enhance rather than replace real environments. This is often referred to as Augmented Reality or AR. To obtain an enhanced view of the real environment, users wear see-through near-eye displays or head-mounted displays that allow them to see 3D computer-generated objects superimposed on their real-world views. This see-through capability is accomplished using a see-through optic, such as our waveguides.

In the past, see-through HMDs displayed the real world using semi-transparent mirrors placed in front of the user's eyes. These HMDs were large and bulky and so they had little mass market appeal. We are developing thin optics, called waveguides that enable miniature display engines to be mounted in the temples of the HMD, which allows the form factor of the HMD to be comparable to conventional eyeglasses.

An example of AR is the yellow "first down" line seen in television broadcasts of American football games, in which the line the offensive team must cross to receive a first down is superimposed on the field itself. The real-world elements are the football field and players; the virtual element is the yellow line. See-through Video Eyewear will enable this kind of experience on smart phones and other viewing devices virtually anywhere and anytime.

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  Overall Strategy

Our goal is to establish and maintain a leadership position as a worldwide supplier of Video Eyewear and near-eye virtual imaging solutions. We intend to offer our technologies across major markets, platforms and applications. We will strive to be an innovator in designing near-eye virtual display devices that can enable new mobile video viewing and general entertainment, VR and AR applications.

  To maintain and enhance our position as a leading provider of near-eye virtual display solutions, we intend to:

•	improve brand name recognition;

•	provide excellent products and service;

•	develop products based on our unique technology for both specialized and large consumer markets;

•	broaden and develop strategic relationships and partnerships;

•	offer to sell our products or license our technology to third party white label (or rebranding) or OEM partners;

•	promote and enhance development of third party software that can take advantage of our products;

•	expand market awareness for Video Eyewear, including applications for mobility (with our smart glasses) and Virtual Reality (VR) and Augmented Reality (AR) for which Video Eyewear is ideally suited. (VR allows a user to interact with a computer-simulated environment, whether that environment is a simulation of the real world or an imaginary world and AR combines real-world and computer-generated data in real time to augment the real world view);

•	obtain and maintain market leadership and expand our customer base;
•	reduce production costs while moving to higher margin product offerings;
•	extend our proprietary technology leadership;
•	enhance and protect our intellectual property portfolio;
•	establish multiple revenue sources;
•	continue to invest in highly qualified personnel;
•	build and maintain strong design capabilities; and
•	leverage further outsourcing as our manufacturing volumes increase to reduce costs.

The Market

Current mobile display technology is almost universally based on direct view screens. These displays are designed to be small and make portability easy. At the same time, it is difficult for these displays to produce human readable high resolution content without magnification or large character fonts due to their small size. Our products are aimed at solving these problems by creating large screens that fit in tiny packages (eyeglasses).

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The wireless and entertainment industry has evolved considerably, and continues to do so. The mobile phone, once simply a means to communicate by voice while “on-the-go,” has evolved into a ubiquitous, location-aware, smart mobile computing device. Mobile products such as smartphones and pad/tablet computers are becoming the leading computing platforms with an installed base surpassing that of PCs. Mobile technology is redefining the way people interact with their World and has become an essential lifestyle management and entertainment tool personalized to users’ unique needs. We believe mobile devices and mobile internet access will have a more profound impact than the Wired Internet. As a result, we believe that there is growing demand for mobile access to high-resolution content in several major markets. We believe near-eye virtual displays that can provide the equivalent of a high resolution wired internet at home or office experience will be a key component in advanced mobile wireless devices as these systems move to providing high resolution images without compromising the portability of the product.

Our business focuses on the mobile consumer entertainment and gaming markets and the mobile commercial and industrial markets. The demand for personal displays in these markets is being driven by such factors as:

•	Increasing use of the Internet in most aspects of society and business, which is increasing demand for Internet access “anywhere, anytime”.

•	An increasing number of hands-free industrial applications, such as on-site training and display of information on the factory floor, for which our products are well suited.

•	Video gaming around the world continues to grow even as more users migrate a greater portion of their game time to mobile devices. We believe that our high resolution Virtual Display technologies will significantly increase user satisfaction with gaming applications by engaging the user with a large high resolution mobile screen that also enables stereoscopic imagery and interactive head tracking. Our Virtual Reality and Augmented Reality Video Eyewear are designed to provide this capability.

•	The widening distribution of new three dimensional (3D) movies, new end-user friendly 3D connectivity standards like HDMI 1.4a, 3D console gaming and other 3D content is creating a need for methods to play this content. We believe that Video Eyewear, with its dual display design, is well suited for the playback of 3D content and avoids many of the drawbacks such as flicker, image cross talk and color separation, commonly encountered by shutter or color anaglyph glasses.

•	Many 3D viewing solutions require the user to purchase new computer or television equipment. Video Eyewear users do not need a separate display or shutter glasses to view 3D content. Video Eyewear can also be used to view 3D through mobile devices allowing 3D content to be delivered any time anywhere.

Target Markets

Our target markets and applications by major sector are:

Consumer

Media and Entertainment.   We believe that there is an increasing demand for convenient, high-resolution, 3D displays to view content such as movies, entertainment and the Internet in mobile environments and as a secondary display in the home.

Gaming.    We believe that there is a need for high-resolution, interactive, stereoscopic 3D display devices for use with desktop computers, consoles, tablets and other gaming products. We believe that gaming on mobile devices that have graphics and processing capabilities closely equivalent to laptop computers and consoles but with small, direct view screens is not a satisfactory experience for many consumers. Our Video Eyewear products are designed to significantly enhance a consumer’s experience by providing larger-appearing, high-resolution images with stereoscopic 3D capabilities. We believe that there is also a demand for display devices that enable the user to simulate and experience movement within a three-dimensional environment when using either gaming consoles or mobile devices. We anticipate that VR and AR will become increasingly popular entertainment applications. Both VR and AR are difficult to implement using traditional desktop computer monitors and televisions but can be successfully implemented with Video Eyewear. Our technologies and products enable a user to do so.

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Commercial and Industrial

Our Video Eyewear products can also be used for a number of industrial applications, including for use as remote camera viewfinder displays and wearable computer displays, for viewing of sensor data signature systems, for providing hands-free access to manuals and other information and for on-site, in-the-field maintenance, servicing, training and education.

Augmented Reality for all Markets

We offer products that enable development and deployment of AR applications. This type of Video Eyewear enables its wearer to see computer-generated information, graphics or images projected into the real world environment or upon an object that the user is observing. Thus, whether in the warehouse, on the factory floor, or in-the-field, users may access a manual, tutorial, or image that will assist them in completing a task or locating an item, while also viewing their current surroundings and nearby objects.

Possible applications of AR-enabled Video Eyewear include hands free alerts, messaging, location and context sensitive information and social interaction. We anticipate applications will include the following areas:

•	Advertising;
•	Task support for industrial, manufacturing and medical applications;
•	Navigation;
•	Sightseeing;
•	Location and scene based entertainment and education applications;
•	Mobile commerce and visual search applications; and
•	Real time language translation.

Additional possible applications of AR-enabled M100 Smart glasses include hands free alerts, messaging, location and context sensitive information and social interaction.

Products

We produce and sell three main types of products: Video Eyewear (for on-the-go users as remote displays for mobile and hands-free use); Virtual Reality (or VR) (for stepping into virtual worlds, simulations & gaming); and Augmented Reality (AR) (for overlaying virtual information from the cloud onto the real world). Our products are available with varying features and include either monocular or binocular display systems. We believe we provide the broadest range of consumer Video Eyewear product offerings available in the market and that our products contain some of the most advanced electronics and optics for their target markets and uses. Our products include:

Binocular Video Eyewear Products

We have won Consumer Electronics Show (or CES) awards for innovation for the past 7 years (2005 to 2012) for our series of Binocular Video Eyewear. Our current Video Eyewear products include several models of differing native resolutions and virtual screen sizes. Our binocular Video Eyewear products contain two microdisplays (a separate display for each eye), typically mounted in a frame attached to eyeglass-style temples. These products enable mobile and hands-free private viewing of video content on screens that simulate home theater-sized screens, all of which support 3D applications. Headphones are built into the temples so that users can listen to accompanying audio in full stereo. These products can be employed as mobile high-resolution displays with products such as smart phones with video output capability, laptop computers, tablet computers, portable DVD players, and personal digital media/video players (such as video iPods).

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The Wrap series of Video Eyewear, introduced in the fall of 2009, is the fourth generation of Video Eyewear products that we have produced since 2005.

In the first half of 2012, we phased out our lower resolution Wrap 310 and 902 models designed for general video viewing and now only offer the Wrap 1200, which has WVGA (852x480 three-color pixels) resolution that simulates a 75-inch screen viewed at 10 feet. The Wrap 1200 connects to most audio/video devices with composite video-out capabilities and can also accept VGA and component video inputs. We have won CES awards for innovation for the past 7 years (2005 to 2012) for our series of Video Eyewear. By early 2013, we plan to introduce an HDMI 1.4a version that is High Definition Copy Protocol (or HDCP) compliant for digital rights protected content, which is rapidly becoming the most common video connection in consumer electronics equipment and smartphones, and the standard for 3D Blue-ray discs. All models include focus adjustments and a variety of accessories and upgrade options.

We are developing a line of advanced Video Eyewear products that we intend to introduce over the next 12 months. This advanced line of products will utilize our extremely thin and light weight optics employed in fashion wear eyeglass frames. These new Video Eyewear will be see through and have resolutions up to full HD with wireless connectivity, ideal as a smartphone mobile display accessory and for cloud computing.

Monocular Video Eyewear Products

From 2003 to 2009, we sold a line of monocular (single eye) Video Eyewear Products called the M920, which in 2009 were discontinued and replaced with a monocular high-resolution Video Eyewear model called Tac-Eye. This product is ruggedized and designed to clip onto a pair of ballistic sunglasses, helmets or conventional safety goggles. The Tac-Eye product line was sold as part of the TDG Asset sale in June 2012 and is no longer available from us.

For the industrial sector in the first quarter of 2013, we intend to release our first waveguide based HMD that is fully enabled for AR use. The M2000AR will have tracking sensors, hi-resolution camera, HDMI interface, and see through optics that can be mounted to hardhats or goggles. Applications will include training, manufacturing, maintenance and other hands-free operations.

For the consumer and commercial markets, we intend to introduce the monocular M100 Smart Glasses in 2013. In November 2012, we received confirmation that will win a CES innovations finalist award at the January 2013 show.

Virtual Reality Products

Virtual Reality (VR) Video Eyewear products provide a user with 3D computer simulated environments that can simulate the real or an imaginary world. By definition, VR Products are binocular so they can provide an immersive 3D world view for the user. Our current VR product is the Wrap 1200VR, the fourth generation of our VR Video Eyewear. These Virtual Reality products contain “three degrees of freedom” head tracking technology, which enables the user to look around the environment being viewed by moving his or her head. Today VR is primarily used for game playing, training and simulations.

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Augmented Reality Products

Augmented Reality Products provide a user a live, direct or indirect, view of a physical, real-world environment whose elements are augmented by computer generated sensory input such as sound, video, graphics or GPS data. Our current AR products include the Wrap 920AR and STAR 1200.

The Wrap 920AR enabled Video Eyewear with VGA resolution has stereo cameras enabling viewing of the real world in 3D. It is designed to plug into a computer’s USB and video ports. It also contains head tracking technology, which enables the user to look around the environment being viewed by moving his or her head which in turn sends that information back to the computer which then adjusts the computer generated AR image accordingly.

The STAR 1200 was our first AR Video Eyewear product with see-through technology that enables the user to see the real world directly through and around its transparent WVGA widescreen video displays. With the built in sensors and camera, computer content, such as text, images and video can be overlaid and connected to the real world with the see through displays in full color 2D or 3D. This product is primarily used by academic researchers and AR software developers.

We intend to launch a new line Video Eyewear augmented reality smart glasses in 2013. Smart glasses, designed to be a smart phone accessory at first, are intelligent wearable computing systems specifically designed to enable both Cloud Computing and augmented reality. The first of these was announced by us in early November 2012 pursuant to an Innovations Award we received in connection with the January 2013 Consumer Electronics Show. The first device, the M100 will be a “hands free displays” much like today’s hands-free audio systems commonly used with cellphones for voice calls. The Vuzix M100 smart glasses will include a small display, camera, compass, motion-tracker and audio system for wirelessly connecting via Bluetooth or Wi-Fi with the cellphone and displaying or mirroring information such as texts (SMS), email, mapping GPS, and video data. The embedded camera in the smart glasses will be usable for recording and/or seeing the real world and therefor will usable for a variety of AR applications. While not designed for full-time viewing by the user, the M100 is designed for information “snacking” or content viewing limited to short sessions. Finally, the M100 will run the Android operating system which will allow future third party applications to be developed, sold and downloaded to run directly in the M100 smart glasses. We expect to introduce the M100 in the second or third quarter of 2013.

At the January 2012 Consumer Electronics trade show, we won an innovation award for our binocular smart glasses technology. This new technology, based on our proprietary see-through waveguide optics and HD display technology, is designed to fit into the frames of designer-styled glasses. We intend to introduce binocular smart glasses using this technology that will allow users to see and augment the real world and as if looking through a conventional pair of eyeglasses. Because this product will run the Android operating system, already existing and newly developed applications will enable these AR functions.

We believe cloud or internet-connected smart glasses applications will be created for manufacturing, medical, maintenance and repair, training, gaming and social media uses for both our monocular and binocular smart glasses product lines. With over 700 million smartphones projected to be sold in 2014, the market opportunities for these smart glasses is in excess of a billions dollars. According to a new report from Juniper Research, the market for "smart accessories" is projected to increase from 10 million units sold in 2012 to 100 million units by 2017, with over 2.5 billion mobile augmented reality apps being downloaded to smartphones and tablets annually.

Custom Solutions and Engineering Solutions

We have in the past provided full optics systems, including head mounted displays, human computer interface devices, and wearable computers to commercial, industrial and defense customers. With the sale of our TDG Assets in June 2012, we will no longer be pursuing general engineering services work with defense or security organizations. Any future Defense R&D programs we participate in will be limited to the advancement of our waveguide technology and require the consent of the TDG buyer, whose consent is not to be unreasonably withheld. We currently are fulfilling 3 U.S. Government sponsored waveguide engineering contracts we have in place through the Defense Advanced Research Projects Agency (DARPA), the Air Force Research Labs and the Navy Research labs. In addition, we intend to apply for additional follow-on DOD funding, in partnership with TDG, to help accelerate the development of our waveguide optics. Any ultimate waveguide based products we create for defense or security markets will be exclusively marketed for us by TDG.

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Technology

We believe that it is important to make substantial investments in research and development to maintain our competitive advantage. The development and procurement of intellectual property rights relating to our technologies is a key aspect of our business strategy. We believe that it is now technologically feasible to improve upon the weight, ergonomics, optical performance, see-through capabilities, luminance, power efficiency, compactness, field of view and resolution of the current generation of virtual displays and display components. “Early technology adopters” have been the majority of the purchasers of our consumer Video Eyewear products to date. However, our near-to-eye virtual display technology has been gradually improving in performance and we believe will soon meet the high expectations of the consumer mass markets with respect to screen resolution, image size and ergonomics. We expect to continue to improve our products through our ongoing research and development and advancements made by our third party suppliers of key components.

We also develop intellectual property through our ongoing performance under engineering service contracts for the U.S. government and others. We intend to continue to pursue government development contracts for applications that enhance our waveguide optics technology. Our policy is to retain our proprietary rights with respect to the principal commercial applications of our technology under any engineering services work we perform, whenever possible. To the extent new technology development has been funded by a U.S. federal agency, under applicable U.S. federal laws, the agency has the right to obtain a non-exclusive, non-transferable, irrevocable, fully paid license to practice or have practiced this technology for governmental use.

During 2011 and 2010, we spent $2,122,359 and $2,038,613, respectively, on research and development activities. We expect to increase our research and development expenditures in the future as our revenues grow. We have also acquired and licensed technologies developed by third parties and we may do so in the future.

We believe that the range of our proprietary technologies gives us a significant competitive advantage. Our technologies relate to advanced optics systems including passive and active see-through imaging waveguides; micro-projection display engines; high resolution scanning displays; motion tracking systems; and specialized software drivers and applications for video eyewear displays. We also have a portfolio of trade secrets and expertise in nano-imprinting using quartz mold substrates, Nano structure UV (ultra violet) embossing, and engineering tool sets for the design of diffractive waveguide optics.

Once commercialized, our low-power HD scanning engine and waveguides technologies will allow us to produce ultra-thin high-resolution display systems at a low cost. We will then have fuller vertical integration of our supply chain which we believe will help us obtain us a strong competitive advantage. We estimate that commercialization of our low-power HD scanning engine and waveguide technologies will require approximately $3 to $5 million in funding, and we intend to use the proceeds of this offering towards this commercialization (see “Use of Proceeds”). We anticipate that the commercialization of these technologies could be completed by the end of 2013.

In December 2005, we entered into a technology acquisition agreement with New Light Industries, Ltd., covering an extremely compact head-mounted virtual display. In August 2011, we entered into a technology license agreement with Nokia Corporation for their Exit Pupil Expanding (EPE) optics technology, also known as waveguides. Under the agreement, we will perform on-going research and development on the EPE optics and are expected to manufacture and bring to market components and products containing the licensed technology. In addition, we will provide Nokia with ability to purchase products and components which incorporate the licensed technology. The combination of Vuzix and Nokia technology is expected to accelerate the development and introduction of new Video Eyewear products to the market.

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Our technologies enable us to provide low-cost, small form factor, high-resolution Video Eyewear products. To protect our technologies, we have developed a patent portfolio which currently consists of 31 issued patents and 16 patent applications pending. We also have two new invention disclosures, covering additional aspects of our waveguide technology and our smart glasses virtual display technology that are currently being prepared for purposes of preparing design utility patent applications. Our U.S. patents expire on various dates from December 30, 2014 until November 13, 2029. Our international patents expire on various dates from May 30, 2015 until October 4, 2032. In addition, in connection with our sale of the TDG Assets, we received a worldwide, royalty free, assignable grant-back license to all the patents and other intellectual property sold for use in the manufacture and sale of products in the consumer markets. See “TDG Asset Sale and Discontinued Operations” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Major technologies that we employ in our products include:

Hardware Technology

Virtual Display Technology (including Lens Technology and Optics Assemblies)

Microdisplay optics represent a significant cost of goods for both us and our competitors. This cost is a function of the physical size of the microdisplay and the cost of the supporting optics. Smaller microdisplays are less expensive to produce but they require larger and more sophisticated optics to make near-eye systems that have no user adjustments, large fields of view and very low distortion specifications. Larger displays require less magnification and less complex optics, but the optics become very bulky and the displays are significantly more expensive to manufacture. To improve our Video Eyewear’s fashion and ergonomics, we are developing thin and lightweight optics that can be integrated with very small microdisplays that we expect will match conventional eyewear frames in size and weight. These new optics and displays provide what we believe are significantly improved ergonomics compared to competing wearable virtual displays.

See-Through Waveguides:   We are developing both passive and dynamic waveguide optics that are the basis for our future slim Video Eyewear displays. Our dynamic waveguides use index modulated liquid crystal material to switch beam steering grating built in a thin glass window to scan an image in the user’s eye. We are also developing passive optical display engine that uses a 1.4 mm thick see-through blade of glass or plastic with an ultra-compact micro display engine to magnify and focus the light from a display into a user’s eye. If successfully produced, we expect that these near-eye display engines will provide a large field of view from a very thin lens system and will also function in see-through applications. Video Eyewear incorporating these engines will be closer to conventional sunglasses than currently available products in comfort, size, weight and ergonomics. We have filed patent applications with respect to this technology. We have also entered into a technology license agreement with Nokia Corporation for their Exit Pupil Expanding (EPE) optics technology. Under the agreement, we will perform on-going research and development and are expected to manufacture and bring to market components and products containing the licensed technology. The combination of Vuzix and Nokia technology is expected to accelerate the development and introduction of new NED products to the market.

LED Scanning Display Engine: We have patents and patents pending on a new LED Scanning Display Engine (SDE). The SDE will incorporate both the display subsystem and a waveguide optic in a single monolithic design that we believe will enable us to produce low cost, HD resolution displays in a form factor that will be integrated into frames similar in size to ordinary sunglasses.  We have successfully prototyped both monochrome and color versions of the SDE in our design labs. If our continued research is successful we believe we will be able to produce a low cost, high-resolution display that will be superior to existing microdisplay technology with respect to price, resolution, weight, form-factor and power consumption.

Nanoimprinting: We continue to develop a portfolio of trade secrets and expertise in nanoimprinting. From quartz substrate molds with unique nano-structured grating surfaces built into them to UV (ultra violet) embossing, and engineering tool sets for the design of diffractive waveguide optics. These trade secrets deal with the manufacture of molds through to volume production UV embossing. We believe these technologies are essential to the production of our 1.4 mm thick see through lenses which we believe are cornerstone to making fashionable eyeglass styled smart glasses.

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Patents and other Intellectual Property

We have an intellectual property policy which has as its objectives: (i) the development of new intellectual property to further our intellectual property position in relation to personal display technology; and (ii) the maintenance and protection of our valuable trade secrets and know-how. We seek to further achieve these objectives through the education and training of our engineering staff and the adoption of appropriate systems, policies and procedures for the creation, identification and protection of intellectual property.

Our general practice is to file patent applications for our technology in the United States, Europe and Japan, while inventions which are considered to have the greatest potential are further protected by the filing of patent applications in additional countries, including Canada, Russia and China. We file and prosecute our patent applications in pursuit of the most extensive protection possible including, where appropriate, the application of the relevant technology to the broader display industry.

We believe that our intellectual property portfolio, coupled with our key supplier relationships and accumulated experience in the personal display field, gives us an advantage over potential competitors. We also believe our copyrights, trademarks, and patents are critical to our success, and we intend to maintain and protect these. We also rely on proprietary technology, trade secrets, and know-how, which are not patented. To protect our rights in these areas, we require all employees and, where appropriate, contractors, consultants, advisors and collaborators, to enter into confidentiality, invention assignment and non-competition agreements.

In addition to our various patents, we have 10 registered U.S. trademarks and 39 trademark registrations worldwide, and 4 international pending patents.

Competitors and Competitive Advantage

The personal display industry in which we operate is highly competitive. We compete against both direct view display technology and near-eye display technology. We believe that the principal competitive factors in the personal display industry include image size, image quality, image resolution, power efficiency, manufacturing cost, weight and dimension, feature implementation, ergonomics and, finally, the interactive capabilities of the overall display system.

Most of our competitors’ products for mobile use are based on direct view display systems, in which the user views the display device, or screen, directly without magnification. These products have several disadvantages compared to near-eye virtual displays and our Video Eyewear products. If the screens are large enough to read as full conventional internet page or HD video without external magnification or image zooming, the products must be large and bulky, such as laptops, tablets, personal computers or portable DVD players. If the displays are small, such as those incorporated in smartphones, the screens can be difficult to read when displaying higher resolution content. Despite the limitations of direct view personal displays, advanced multi-media enabled or smart phones are being produced in ever increasing volumes by a number of manufacturers, including Motorola, Inc., Nokia Corporation, Sony Ericsson Mobile Communications AB, Research In Motion Limited, Samsung Electronics Co., Ltd., Nokia, LG Electronics and Apple Inc. (Apple). We expect that these large and well-funded companies, as well as newer entrants into the marketplace, will make products that are competitive with ours based on improvements to their existing direct view display technologies or on new technologies. Examples of new display technology include foldable displays, e-ink and Qualcomm’s mirasol reflective technology called IMOD. The “retinal” displays on the latest Apple iPads and iPhones provide very high resolution and are proving effective as mobile direct view personal displays for a variety of applications, including many that were once considered applications where Video Eyewear was superior.

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Aside from direct view displays, we also have competitors who produce near eye personal displays, or Video Eyewear. For the past decade most of such products were mainly low-resolution, bulky in size, poor ergonomically, costly, and heavy in their power requirements. We believe that most of our competitors’ near eye products have had inferior optics, marginal electronics and poor industrial design and that, as a result, our Video Eyewear products are superior to many of our competitors’ in both visual performance and ergonomics. At present, other than possibly Sony in its main Japanese marketplace, we believe no one company has greater revenue than Vuzix in this market. We believe we are considered the current market leader with the broadest product line.

Competition — Binocular Video Eyewear Products

Today, there are few companies other than Vuzix that compete in the binocular Video Eyewear space; those that do include Carl Zeiss, Seiko Epson, Sony and Acupix. Carl Zeiss introduced its first model called the Cinemizer several years ago but has restricted its sales primarily to Germany thus far. It commenced selling a WVGA Oled version in the fall of 2012. Epson and Sony are both shipping products that look like the larger head mounted displays from years ago. Epson recently announced their “Moverio” HMD and Sony introduced their “HMZ” HMD late in 2011 for home or fixed location use. Sony recently announced a second version of their HMZ with several claimed improvements designed to solve some of its many user comfort problems. We believe neither of these competitive products been received well in the market place due to their bulky and non-user-friendly designs. Brother International also began marketing a see-through HMD on a limited basis in Japan in late 2011. In the fall of 2012, Acupix of Korea introduced a WVGA video eyewear model with HDMI inputs, but it lacks support for legacy video devices and user optical adjustments. We expect that, as the market grows and matures and as the technology becomes more refined, more companies may compete with us.

There are a number of smaller companies that have products that compete with our Video Eyewear products. They generally use binocular display module (BDM) produced by Kopin Corporation. Kopin offers binocular display modules of varying resolutions to original equipment manufacturers (or OEMs). Those modules are designed for easy customization by OEMs and include microdisplays, backlights, optics and optional drive electronics. The availability of those BDMs has greatly reduced the investment required for new competitors to enter the business. Currently, Kopin BDMs are primarily used by Asian-based Video Eyewear manufacturers. There are also several Chinese companies offering what we believe are inferior solutions in this market, but we believe their distribution in North America and Europe is limited. We believe that the products produced by those manufacturers have one or more of the deficiencies described above. Kopin does not currently compete with Vuzix at the retail level. Kopin is also our primary supplier of microdisplays and we supply them display drive PCB electronics for their military night vision customers.

In 2010, our largest competitor, MyVu, ceased operations. Its intellectual property assets were sold to unnamed parties in Asia. Other companies that have stated their intention to enter this market when their product development is complete are Lumus and Microvision Corporation. At the CES 2012 tradeshow, Lumus demonstrated a see-through HD optics engine in a pair of Video Eyewear. They have not yet announced a product that is production ready.

Another product incorporating recently developed technology is a handheld projector that utilizes micro-displays and optics to project digital images onto any nearby viewing surface, such as a wall. These devices are referred to as pocket projectors or pico projectors and are designed to overcome the limitations of the native small screen on smartphones and other mobile devices. Pico projectors use either liquid crystal on silicon displays (LCOS) or color lasers to create their image. We believe pico projectors have had higher unit sales to date than Video Eyewear primarily because of their cost advantage and higher resolutions.

In the VR and AR markets, Vuzix currently stands alone in the consumer space with effectively no competition in all but the very high-end researcher market. Both Cinemizer and Sony have announced their intent to offer upgrades to their new products for virtual reality applications. Today’s VR applications are primarily PC based entertainment applications, a market we believe they are not about to focus on against their PS3 platform.

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Recent industry press articles have featured pictures and videos of a Google concept monocular pair of glasses, called Google Project Glass, which is currently expected to be commercially available in 2014, Further, industry bloggers have speculated that companies such as Apple and Microsoft may offer or support AR Video Eyewear products in the near future.

Competition — Monocular Video Eyewear Products

Although several companies produce monocular Video Eyewear, we believe that sales of their products to date have been limited. To date, the market opportunity for products other than night vision products has been limited primarily to trial tests rather than commercial volume purchases for industrial applications. Larger volumes have been sold into the defense markets and we believe our former Tac-Eye monocular video Eyewear was a leader. However since that product line was sold, we will not be generating future revenues until we develop new products for the non-defense or security markets. Current competitors in these markets are Liteye Systems, Inc., Lumus, Shimadzu Corporation, Microvision, Kopin, Creative Display Systems, LLC, OASYS Technology, LLC (now part of BAE Systems), Rockwell Collins, Inc. and its subsidiary Kaiser. Kopin has begun to aggressively promote its upcoming Golden-i that combines a speech controlled head mounted computer with a monocular near-eye display. The Motorola Solutions group has announced plans to introduce Golden-i possibly in late 2012 as Kopin’s distributor. The Google Project Glass will result in a new consumer oriented monocular display system. We expect that we will encounter competition in the future from major suppliers of imaging and information products for defense applications.

There is competition in all classes of products manufactured by us, including from divisions of large companies and many small companies. Our sales do not represent a significant share of the market for any class of products. The principal points of competition for these products include, among other factors: price, product performance, the experience and brand name of the particular company and history of its dealings in such products. We believe that most of the monocular Video Eyewear products currently offered by our competitors are inferior to ours because they are bulky, have smaller image sizes with poor optics and/or are currently priced higher than our products.

Sales and Marketing

Sales

We currently focus primarily on the consumer market. Targeted applications include video viewing, remote monitors, Virtual Reality, and Augmented Reality. Historically, most of our sales efforts were directed toward obtaining contracts to provide custom engineering solutions and products for the defense markets. However, starting in 2005, as our products and technology evolved, we began to sell standard Video Eyewear products for the consumer markets. In 2007, we introduced Virtual Reality products and in 2010 we introduced our first Augmented Reality products.

We have separate marketing and sales strategies for each of our target application areas and markets. We regularly attend industry trade shows in our application markets.

 Marketing

Our marketing group is responsible for product management, planning, advertising, marketing communications, and public relations. We intend to become known as the premier supplier of Video Eyewear products for video viewing, virtual and augmented reality, where our products are currently sold under the Vuzix iWear® and Wrap TM brands. We have an internal public relations effort in the U.S. and have at times retained external public relations firms for the U.S. market. In the UK we have employed a public relations firm part-time. We also employ a marketing firm to help prepare brochures, packaging, tradeshow messaging and advertising campaigns. We plan to undertake specific marketing activities as needed, including, but not limited to:

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•	product reviews, case studies and promotions in trade publications;

•	enhancement and maintenance of our Website, Web Store and Social Media sites;

•	internet and web page advertising and targeted emails;

•	public relations;

•	print advertising, catalogs and point of purchase displays

•	trade shows and event sponsorships; and

•	co-marketing relationships or partnerships with relevant companies in selected markets.

Engineering Services

We primarily solicit sales of our engineering services programs directly and, since the sale of our TDG Assets in June 2012, we will be working with TDG to solicit new work with defense organization and the U.S. government with respect to our waveguide technology. We believe we have established a solid reputation for quality, performance and innovation for near-eye virtual display systems in the defense sector and we have continuing advanced development programs with some of the premiere technology innovators like DARPA the Navy Research Labs and Air Force Research Labs.

Consumer

We engage in a variety of marketing efforts that are intended to drive customers to our products and to grow awareness of our AR and VR products and Video Eyewear in general. Public relations are an important aspect of our marketing and we intend to continue to distribute samples of our products to key industry participants. We intend to focus our consumer marketing efforts for the next 12 months on:

•	distinguishing our Video Eyewear product category from current competitors and legacy head mounted displays by offering products with performance that is superior to our competitors;

•	creating awareness with the press and general public about the AR and VR applications that are now possible with our Video Eyewear, with particular emphasis on our Smart Glasses products;

•	attempting to create and build further consumer acceptance and momentum around the Video Eyewear category as compared to existing alternative technologies; and

•	creating brand awareness of the Vuzix and Wrap™ brands.

Our Video Eyewear and VR Video Eyewear products are currently sold directly to consumers through select specialty retailers, through catalogue offerings and through third party North American distributors including D&H. Our products over the last 12 months have been sold by the following U.S. based resellers: Hammacher Schlemmer, Macy’s and Amazon and directly from us through our website. Our latest Wrap 1200 Video Eyewear and AR Video Eyewear models are not currently offered through third party resellers in North America, and must be purchased directly from Vuzix. Our website, www.vuzix.com is an important part of our direct sales efforts. For resellers with physical retail locations in the United States, we have in the past offered point of purchase systems that include a video frame running a slide show presentation about the products and an integrated fully functional Video Eyewear product that allows potential customers to use our products.

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We currently sell our products internationally through distributors, resellers, and various Vuzix operated web stores in Europe and Japan. Our international focus is currently on Japan and the EU. In Japan, we have a branch sales and service office in Tokyo, and a small warehouse outside of Tokyo. We employ three full-time and one part-time staff. In spring 2008, we created a wholly owned subsidiary, Vuzix (Europe) Limited, through which to conduct our business in the EU and Middle Eastern markets. Resellers in 50 countries placed orders with us during 2011. We maintain a small European sales office in Oxford, England. We have also retained a sales consultant (who acts as our European Director of Operations), a UK public relations firm and a mobile applications consultant to provide us with advice regarding the European cellular phone market. For customer support and warehousing, we have contracted with a third-party end user technical support firm and fulfillment center to service our customers in the EU.

Manufacturing

Currently, we purchase product components from our suppliers, engage third party contract manufacturing firms to perform electronic circuit board and cable assemblies, and perform the final assembly of our products ourselves in our Rochester, New York facility. We are experienced in the successful production of our products in moderate volumes. We expect to continue to perform final assembly of our Video Eyewear products ourselves over the short term. However, if our volume increases and cost effective third party sourcing becomes feasible, we anticipate that we will outsource the bulk of the final assembly, with the possible exception of certain critical optical and display components.

We currently purchase almost all of the microdisplays used in our products from Kopin. Our relationship with Kopin is generally on a purchase order basis and it does not have a contractual obligation to provide adequate supply or acceptable pricing on a long-term basis. We procure a small percentage of our microdisplays from other sources such as Syndiant. While we do not manufacture our components, we own the tooling that is used to make our custom components with the exception of certain authentication chips and connectors that may be required to support industry standard device connectivity. We do not believe that we are dependent on our relationships with any supplier other than Kopin in order to continue to operate our business effectively. Kopin has also been significant customer of our night vision display electronics modules, which was sold to TDG, and owns just under 4% of our common stock. Some of our accessory products are sourced from third parties as finished goods. We typically have them print our Vuzix brand name on these products. Such third party products represented less than 1% of our sales in 2011.

We generally procure components and products from our vendors on a purchase order basis without any long-term commitments. We currently use several Asian manufacturing sources, where we have located some of our tooling. Over time, we expect to globally source almost of our components to minimize product costs. We anticipate that procuring assembled products from third parties will result in decreased labor force requirements, capital equipment costs, component inventories, and the cost of maintaining inventories of work in progress.

Employees

As of December 20, 2012, we had 28 full-time employees in North America: 5 in sales and marketing, distribution, and customer service; 8 in research and development and engineering services support; 8 in manufacturing, operations and purchasing; 1 in quality assurance; and 6 in accounting, management, and administration. We also work with a group of sub-contractors, mainly for industrial, mechanical and optical design assistance in the Rochester, New York area. To further our waveguide research development with work with various commercial and academic researchers in the United Stated and Finland. In Japan, we have 3 full-time employees and in the UK we have one full-time contractor to manage our European sales and marketing activities.

History

We were incorporated in Delaware in 1997 as VR Acquisition Corp. In 1997, we acquired substantially all of the assets of Forte Technologies, Inc. (Forte), which was engaged in the manufacture and sale of Virtual Reality headsets and the development of related technologies. Forte was originally owned and controlled by Kopin, our main current microdisplay supplier. Most of the technologies developed by Forte are now owned and used by us.

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In 1997, we changed our name to Kaotech Corporation. In 1998, we changed our name to Interactive Imaging Systems, Inc. In 2004, we changed our name to Vicuity Corporation and then to Icuiti Corporation. In 2007, we changed to our current name, Vuzix Corporation. None of these name changes were the result of a change in our ownership control.

Legal Proceedings

On October 23, 2012, Abarta, LLC (or Abarta) filed a complaint against us in the United States District Court for the Eastern District of Texas (2:12-cv-00682) alleging the infringement of one or more claims of the patent entitled “Virtual Reality System”, of which Abarta is the exclusive licensee. On October 25, 2012, a corrected summons was issued us. Abarta is seeking damages from us equal to not less than a reasonable royalty. We dispute the allegations in the complaint and believe the complaint to be wholly without merit and intend to vigorously defend the claims alleged therein. We are not currently involved in any other pending legal proceeding or litigation.

Properties

We lease approximately 8,800 square feet at our facilities located at 2166 Brighton Henrietta Townline Road, Rochester, New York 14623. In this facility, we have located our manufacturing, research and development, sales and administration offices. We currently pay approximately $65,000 per year in rent, which is leased on a calendar year term and will expire on September 30, 2013. We consolidated operations in this facility in September 2012 after divesting the TDG Assets in June 2012.

We believe that this facility is in good operating condition and adequately serves our needs. We anticipate that, if required, suitable additional or alternative space would be available on commercially reasonable terms to accommodate expansion of our operations.

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MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

        The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each as of date of this prospectus.

Name	Age	Position
Paul J. Travers	51	Chairman, President, Chief Executive Officer
Grant Russell	59	Chief Financial Officer and Director
Michael McCrackan	49	Vice President of Operations
William Lee	59	Director
Alexander Ruchdaeschel	40	Director
Michael Scott	66	Director

        All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Executive Biographies

Paul J. Travers was the founder of Vuzix and has served as our President and Chief Executive Officer since 1997 and as a member of our board of directors since November 1997. Prior to the formation of Vuzix, Mr. Travers founded both e-Tek Labs, Inc. and Forte Technologies Inc. He has been a driving force behind the development of our products. With more than 25 years’ experience in the consumer electronics field, and 20 years’ experience in the virtual reality and virtual display fields, he is a recognized industry expert. He holds an Associate degree in engineering science from Canton, ATC and a Bachelor of Science degree in electrical and computer engineering from Clarkson University. Mr. Travers resides in Honeoye Falls, New York, United States. Mr. Travers’s experience as our founder and Chief Executive Officer qualifies him to serve on our board of directors.

Grant Russell has served as our Chief Financial Officer since 2000 and as a member of our board of directors since April 3, 2009. From 1997 to 2004, Mr. Russell developed and subsequently sold a successful software firm and a new concept computer store and cyber café. In 1984, he co-founded Advanced Gravis Computer (Gravis), which, under his leadership as President, grew to become the world’s largest PC and Macintosh joystick manufacturer with sales of $44,000,000 worldwide and 220 employees. Gravis was listed on NASDAQ and the Toronto Stock Exchange. In September 1996 it was acquired by a U.S.-based Fortune 100 company in a successful public tender offer. Mr. Russell holds a Bachelor of Commerce degree in finance from the University of British Columbia and is both a U.S. Certified Public Accountant and a Canadian Chartered Accountant. Mr. Russell resides in Vancouver, British Columbia, Canada. Mr. Russell’s business executive and financial experience qualifies him to serve on our board of directors.

Michael McCrackan has served as Vice President of Operations since June 2010. Prior to joining us, from 2004 to 2010, Mr. McCrackan was the Director of R&D – Product Management and Systems Engineering at Eastman Kodak. With over 20 years of diverse experience in R&D, product management, and operations for numerous, complex imaging systems, Mr. McCrackan has experience developing and launching new businesses - including the delivery of products and services for over 15 countries in the Digital Special Effects Post Production industry, Digital Cinema, and Digital Signage markets. Mr. McCrackan holds a BS in Computer Science from the New York Institute of Technology, an MS degree in Software Development and Management from the Rochester Institute of Technology, and a Scientific and Engineering Academy Award for the development of the Kodak Lightning Laser Film Recorder.

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William Lee has served as a member of our board of directors since June 26, 2009. Mr. Lee has been self-employed as a financial consultant since May 2008. From January 2006 to May 2008, he served as Chief Financial Officer of Jinshan Gold Mines Inc., a mining company listed on the Toronto Stock Exchange. From July 2004 to January 2006, he was engaged as a business analyst for Ivanhoe Energy Inc., a Toronto Stock Exchange and NASDAQ listed company, and Ivanhoe Mines Ltd. Vancouver, an independent international heavy oil development and production company with operations in Canada, the United States, China, and Ecuador and listed on the New York and Toronto Stock Exchanges. Mr. Lee spent nine years engaged in the practice of public accounting with the firm of Deloitte & Touche. Mr. Lee is a member of the Institute of Chartered Accountants of British Columbia and holds a Bachelor of Commerce degree from the University of British Columbia. Mr. Lee also currently serves as a director of Tinka Resources Ltd., Halo Resources Ltd., and Riverside Resources Inc., all of which are listed on the TSX-V. Mr. Lee resides in Delta, British Columbia, Canada. Mr. Lee’s financial experience qualifies him to serve on our board of directors.

Michael Scott has served as a member of our board of directors since August 2012. Since July 2003, Mr. Scott has been a Professor of Law at the Southwestern Law School in Los Angeles, CA. Since September 2012, Mr. Scott has also been of counsel at Wolk, Levine & Trotter. Previously, he was Partner at various legal firms specializing in Technology and IP Practices, including Perkins Coie LLP, and Graham & James. He previously served on the board of Sanctuary Woods Multimedia, Inc., a publicly traded company. He is the author of 7 books on Technology Law as well as the writer of numerous legal IP-related articles published in journals, newspapers and magazines. He is the Founder and Editor-in-Chief of the E-Commerce Law Report and the Cyberspace Lawyer. Mr. Scott’s technology and intellectual property experience qualify him to serve on our board of directors.

Alexander Ruckdaeschel joined our board of directors in November 2012. Since March 2001, Mr. Ruckdaeschel has worked in the financial industry in the United States and Europe and as a co- founder, partner and or in senior management. Mr. Ruckdaeschel cofounded Herakles Capital Management and AMK Capital Advisors in 2008. Mr. Ruckdaeschel has also been a partner with Alpha Plus Advisors, from 2006 to 2010, and Nanostart AG, from 2002 to 2006, where he was the head of their U.S. group. Mr. Ruckdaeschel has significant experience in startup operations as the manager of DAC Nanotech-Fund and Biotech-Fund from 2002 to 2006. Following service in the German military, Mr. Ruckdaeschel was a research assistant at Dunmore Management focusing on intrinsic value identifying firms that were undervalued and had global scale potential. From October 1992 to October 2000 Mr. Ruckdaeschel was in the German military and supported active operations throughout the Middle East while also participating as a professional biathlon athlete.

Corporate Governance and Related Matters

Board Leadership Structure

Our board is responsible for the selection of the chairman of the board and the chief executive officer. Our board does not have a policy on whether or not the roles of chief executive officer and chairman should be separate and, if they are to be separate, whether the chairman should be selected from the non-employee directors or be an employee. Our board believes that Paul J. Travers, our founder and chief executive officer, is best situated to act as chairman of the board because he is the director most familiar with our business and industry and is therefore best able to identify the strategic priorities to be discussed by the board.

Our board believes that the most effective board structure is one that emphasizes board independence and ensures that the board’s deliberations are not dominated by management. Three of our five current directors qualify as independent directors as defined under current listing standards of NASDAQ. Each of our standing board committees is comprised of only independent directors, including our nominating committee, which is charged with annually evaluating and reporting to the board on the performance and effectiveness of the board. Our board has not appointed a lead independent director.

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Our Board’s Role in Risk Oversight

Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees includes overseeing the risk management activities of management. Our board oversees our risk management processes directly and through its committees. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which our exposure to risk is handled. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and succession planning for our directors.

Code of Ethics

Our board of directors has adopted a written code of ethics, the Code of Business Conduct and Ethics, which applies to all of our directors, officers (including our chief executive officer and chief financial officer) and employees.

We make available to the public various corporate governance information on our website (www.vuzix.com) under “Investors – Corporate Governance.” Information on our website includes our Code of Business Conduct and Ethics, the Audit Committee Charter, the Compensation Committee Charter, the Nominating Committee Charter, and our Insider Trading Policy. Information regarding any amendments to, or waiver from, the Code of Business Conduct and Ethics will also be posted on our website.

Information Regarding the Board and its Committees

Board Committees

We have an audit committee, a compensation committee and a nominating committee.

Audit Committee

Our audit committee consists of William Lee, Michael Scott and Alex Ruckdaeschel, each of whom is a non-employee director. Mr. Lee is the chairperson of our audit committee. Our board of directors has determined that each member designee of our audit committee is an independent director as defined under the NASDAQ listing rules and meets the requirements of financial literacy under SEC rules and regulations. Mr. Lee serves as our audit committee financial expert, as defined under SEC rules.

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

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Our board of directors has adopted a written charter for our audit committee, which is available on our website (www.vuzix.com).

Compensation Committee

Our compensation committee consists of William Lee Michael Scott and Alex Ruckdaeschel each of whom is a non-employee director.. Our board of directors has determined that each member designee of our compensation committee is an independent director as defined under NASDAQ listing standards.

Our compensation committee is responsible for, among other things:

•	reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change in control arrangements, and any other benefits, compensation or arrangements

•	reviewing and recommending compensation goals, bonus and stock compensation criteria for our employees;

•	preparing any compensation committee report required by the rules of the SEC to be included in our annual proxy statement; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Our compensation committee may not delegate any of its authority to any other person. No compensation consultant was engaged to determine or recommend the amount or form of compensation paid to our executive officers in 2011. The compensation paid to our named executive officers for 2011 was determined by the employment agreements we entered into with those executives in August 2007 . See “Compensation of Named Executive Officers and Directors – Employment Agreements.”

Our board of directors has adopted a written charter for our compensation committee, which is available on our website (www.vuzix.com).

Nominating Committee

Our nominating committee consists of William Lee, Michael Scott and Alex Ruckdaeschel. Our board of directors has determined that each member designee of our nominating committee is an independent director as defined under NASDAQ listing standards. Our board of directors has adopted a written charter for our nominating committee, which is available on our website (www.vuzix.com).

Nominating Process

The process followed by the nominating and governance committee to identify and evaluate candidates includes requests to board members, the chief executive officer, and others for recommendations, meetings from time to time to evaluate any biographical information and background material relating to potential candidates and their qualifications, and interviews of selected candidates.

In evaluating the suitability of candidates to serve on the board of directors, including stockholder nominees, the nominating committee seeks candidates who are independent as defined under NASDAQ listing standards, and meet certain selection criteria established by the committee. The committee also considers an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, and other relevant criteria that may contribute to our success. This evaluation is performed in light of the skill set and other characteristics that would most complement those of the current directors, including the diversity, maturity, skills and experience of the board as a whole. The board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state or local law.

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SUMMARY COMPENSATION TABLE

        The following table sets forth information concerning total compensation earned or paid to our named executive officers for 2011. More detailed information is presented in the other tables and in the footnotes to the tables.

Name and Principal		Salary		Bonus or Commission	Option Awards		All Other Compensation		Total
Position	Year	($)		($)	($)		($)		($)
Paul J. Travers, President and	2011	$300,000	(1)	—	—		—		$300,000
Chief Executive Officer	2010	$300,000	(1)	—	—		—		$300,000
Grant Russell, Chief Financial	2011	$305,000	(1)	—	$4,601	(2)	$22,436	(3)	$299,602
Officer & Executive Vice President	2010	$305,000	(1)	—	$3,067	(2)	$20,001	(3)	$202,980
Michael McCrackan	2011	$117,231		—	$11,480	(2)	—		$128,711
Vice President of Operations	2010	$59,400		—	—		—		$59,400

(1)	Includes $100,000 unpaid but accrued wages per each named executive officer’s employment contract. For further details see Transactions with Related Persons – Deferred Compensation.
(2)	Represents the dollar amounts recognized for share-based compensation expense for financial statement reporting purposes for stock options granted in 2009 and unvested stock options granted in prior years in accordance with FASB ASC Topic 718 - Stock Compensation , but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used to compute the fair value are disclosed in note 16 (Stock-based Compensation Expense) to our consolidated audited financial statements for the fiscal year ended December 31, 2011 and 2010 included in our annual report accompanying this proxy statement.
(3)	Consists of amounts paid to Mr. Russell in reimbursement for the rental of an automobile and direct travel to and from his primary residence in Vancouver, Canada to Rochester, New York.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning exercisable and unexercisable stock options held by the named executive officers at December 31, 2011. We granted stock awards to only one named executive officers in 2011.

	Option Awards
				Equity
				Incentive Plan
				Awards:
	Number of	Number of		Number of
	Securities	Securities		Securities
	Underlying	Underlying		Underlying
	Unexercised	Unexercised		Unexercised	Option
	Options	Options		Unearned	Exercise	Option
	(#)	(#)		Options	Price	Expiration
Name	Exercisable	Unexercisable		(#)	($)	Date
Paul Travers	188,576	—		—	$0.00875	9/03/12
	1,485,232	—		—	$0.02599	1/03/13
Grant Russell	174,256	—		—	$0.00875	9/03/12
	154,167	45,833	(1)	—	$0.15000	5/02/19
Michael McCrackan	333,333	666,667	(2)(3)	—	$0.15000	2/18/21

(1)	This option was granted under our 2007 option plan and vests in equal monthly installments over four years from the date of grant.
(2)	This option was granted under our 2009 option plan and vests in equal monthly installments over four years from the date of grant.
(3)	A total of 1,000,000 options were granted to Michael McCrackan in 2011.

2011 OPTION EXERCISES

There were no exercises of stock options by our named executive officers during 2011.

Employment Agreements

Paul J. Travers

On August 1, 2007, we entered into an employment agreement with Paul J. Travers providing for his continued service as our Chief Executive Officer and President. Under the agreement, Mr. Travers is entitled to an initial annual base salary of $300,000 or such greater amount as shall be determined by the board of directors. Mr. Travers has agreed to defer the payment of $100,000 of his salary for 2010. He is also eligible to receive such periodic, annual or other bonuses as the board of directors in its sole discretion shall determine and to participate in all bonus plans established for our senior executives. The agreement also provides that Mr. Travers may be awarded, in the sole discretion of the board of directors, stock options and other awards under any plan or arrangement for which our senior executives are eligible. The level of his participation in any such plan or arrangement shall be determined by the board of directors in its sole discretion. To the greatest extent permissible under the Internal Revenue Code (the Code) and the regulations thereunder, options granted to Mr. Travers shall be incentive stock options within the meaning Section 422 of the Code. He is also eligible to participate in all employee benefit plans which are generally available to our senior executives and entitled to receive fringe benefits and perquisites comparable to those of our other senior executives.

Under his agreement, we are obligated to reimburse Mr. Travers for the costs of an automobile at the rate of $750 per month and for all actual, reasonable and customary expenses incurred in the course of his employment in accordance with our policies as then in effect. Mr. Travers is subject to certain restrictive covenants under the agreement, including a covenant not to compete for 24 months after his termination for any reason other than by him for good reason or by us without cause and for 48 months after his termination if such termination results in our obligation to pay him the change of control payment described below.

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Grant Russell

On August 1, 2007, we entered into an employment agreement with Grant Russell providing for his continued service as our Chief Financial Officer and Executive Vice President. Under the agreement, Mr. Russell is entitled to an initial annual base salary of $305,000 or such greater amount as shall be determined by the board of directors. Mr. Russell has agreed to defer $100,000 of his salary for 2010. He is also eligible to receive such periodic, annual or other bonuses as the board of directors in its sole discretion shall determine and to participate in all bonus plans established for our senior executives. The agreement also provides that Mr. Russell may be awarded, in the sole discretion of the board of directors, stock options and other awards under any plan or arrangement for which our senior executives are eligible. The level of his participation in any such plan or arrangement shall be determined by the board of directors in its sole discretion. To the greatest extent permissible under the Code and the regulations thereunder, options granted to Mr. Russell shall be incentive stock options within the meaning of Section 422 of the Code. He is also eligible to participate in all employee benefit plans which are generally available to our senior executives and entitled to receive fringe benefits and perquisites comparable to those of our other senior executives.

Under his agreement, we are obligated to either reimburse Mr. Russell for the costs of an automobile at the rate of $750 per month or to bear all expenses associated with his lease of an automobile for his use while in Rochester, New York, to reimburse him for the costs of travel between Rochester, New York and his primary residence in Vancouver, British Columbia, Canada and to reimburse him for all actual, reasonable and customary expenses incurred in the course of his employment in accordance with our policies as then in effect. We provide Mr. Russell the option to receive a portion of his salary in the form of a housing allowance, at the rate prescribed by the Internal Revenue Service, for the maintenance of a second residence in Rochester, New York. Payment of such allowance is deductible by us for federal income tax purposes in the same manner as cash compensation. Mr. Russell is subject to certain restrictive covenants under the agreement, including a covenant not to compete for 24 months after his termination for any reason other than by him for good reason or by us without cause and for 48 months after his termination if such termination results in our obligation to pay him the change of control payment described below.

Potential Payments upon Termination or Change in Control

This section sets forth information regarding compensation and benefits that each of the named executive officers would receive in the event of a change in control (as defined in the applicable employment agreement) or in the event of termination of employment under several different circumstances, including: (1) termination by Vuzix for cause (as defined in the applicable employment agreement); (2) a voluntary termination by the named executive officer; (3) termination by the named executive officer for good reason (as defined in the applicable employment agreement); (4) involuntary termination by Vuzix without cause; (5) death; or (5) disability (as defined in the applicable employment agreement).

Under the agreements of both Mr. Travers and Russell: (a) we shall have “cause” to terminate them as a result of their: (i) willfully engaging in conduct which is materially injurious to us; (ii) willful fraud or material dishonesty in connection with their performance as an employee; (iii) deliberate or intentional failure to substantially perform their duties as employees that results in material harm to us; or (iv) conviction for, or plea of nolo contendere to a charge of, commission of a felony; (b) they shall have “good reason” to terminate their employment upon: (i) a material diminution during the term of the agreements in their duties, responsibilities, position, office or title; (ii) a breach by us of the compensation and benefits provisions of their agreements; (iii) a material breach by us of any other terms of their agreements; or (iv) the relocation of their principal place of business at our request beyond 30 miles from its current location; and (c) they shall be deemed to be “disabled” if they shall be rendered incapable of performing their duties to us by reason of any medically determined physical or mental impairment that can be expected to result in death or that can reasonably be expected to last for a period of either (i) five or more consecutive months from the first date of their absence due to the disability or (ii) nine months during any 12-month period. Any termination by us for cause or by them for good reason is subject to a 30-day notice period and opportunity to cure.

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Under their employment agreements, “change of control” means: (i) the approval by our stockholders, and the completion of the transaction resulting from such approval, of (A) the sale or other disposition of all or substantially all our assets or (B) our complete liquidation or dissolution; (ii) the sale, in a single transaction or in a series of related transactions, of all or substantially all of the outstanding shares of our capital stock; (iii) the approval by our stockholders, and the completion of the transaction resulting from such approval, of a merger, consolidation, reorganization or similar corporate transaction, whether or not we are the surviving corporation in such transaction, in which the outstanding shares of common stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing fifty percent (50%) or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (either ours or those of another company) or cash or other property; (iv) pursuant to an affirmative vote of a holder or holders of seventy five percent (75%) of our capital stock of the entitled to vote on such a matter, the removal of a majority of the individuals who are at that time members of the board of directors; or (v) the acquisition by any entity or individual of one hundred percent of our capital stock.

The actual amounts that would be payable in such circumstances can only be determined at the date of termination or upon the change in control. The amounts included below are based on the following:

•	We have assumed that the termination event occurred effective as of December 31, 2011, the last day of 2011;
•	We have assumed that the value of our common stock was $0.055 per share, the U.S. dollar equivalent of the Canadian dollar closing market price (Cdn $0.055 per share) of our common stock on December 30, 2011, the last trading day of our common stock, and that all unvested options were exercised on December 31, 2011; and
•	Health benefits are included at the estimated value of continuation of this benefit.

Paul J. Travers

If Mr. Travers’s employment is terminated (i) by us without cause or (ii) by Mr. Travers for good reason or (iii) as a result of disability, Mr. Travers would be entitled to receive:

• two times his annual base salary, payable in 24 equal monthly installments	$600,000
• his annual incentive bonus, payable within 60 days of termination	$-
Total cash compensation upon termination	$600,000

If Mr. Travers’s employment is terminated within one year of a change of control for any reason other than by us for cause, or if he elects to terminate his employment (whether or not for good reason) during the period beginning 121 days after a change of control and ending on the second anniversary thereof, Mr. Travers would be entitled to receive:

• four times his annual base salary, payable in 48 equal monthly installments	$1,200,000
• his annual incentive bonus, then in effect, payable within 60 days of termination	$-

Total cash compensation upon change of control	$1,200,000

Additionally, in either case Mr. Travers would also be entitled to:

• continuation of medical benefits throughout the 24 or 48-month period during which severance payments are made or until he becomes eligible to receive medical benefits from subsequent employer	$15,290
• value of all unvested options, which would vest immediately	$0
• any accrued amounts owing to him

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If Mr. Travers’s employment is terminated for cause or by Mr. Travers voluntarily, he will be entitled to receive only any accrued amounts owing him and will forfeit all unvested equity and unearned incentive payments.

Grant Russell

If Mr. Russell’s employment is terminated (i) by us without cause or (ii) by Mr. Russell for good reason or (iii) as a result of disability, Mr. Russell would be entitled to receive:

• two times his annual base salary, payable in 24 equal monthly installments	$550,000
• his annual incentive bonus, payable within 60 days of termination	$-
Total cash compensation upon termination	$550,000

If Mr. Russell’s employment is terminated within one year of a change of control for any reason other than by us for cause, or if he elects to terminate his employment (whether or not for good reason) during the period beginning 121 days after a change of control and ending on the second anniversary thereof, Mr. Russell would be entitled to receive:

• four times his annual base salary, payable in 48 equal monthly installments	$1,100,000
• his annual incentive bonus, then in effect, payable within 60 days of termination	$-

Total cash compensation upon change of control	$1,100,000

Additionally, in either case Mr. Russell would also be entitled to:

• continuation of medical benefits throughout the 24 or 48-month period during which severance payments are made or until he becomes eligible to receive medical benefits from subsequent employer	$15,290
• value of all unvested options, which would vest immediately	$0
• any accrued amounts owing to him

If Mr. Russell’s employment is terminated for cause or by Mr. Russell voluntarily, he will be entitled to receive only any accrued amounts owing him and will forfeit all unvested equity and unearned incentive payments.

Director Compensation

How Directors are Compensated

Employee directors do not receive additional compensation for serving on the board beyond the compensation they received for serving as our officers, as described under “Executive Compensation.”

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting non-employee director compensation the board considers the amount of time that directors expend in fulfilling their duties as members of our board and the skill-level we require of members of our board.

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DIRECTOR COMPENSATION — YEAR ENDED DECEMBER 31, 2011

	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)

William Lee	—	—	8,265	—	—	—	8,265
Frank Zammataro	—	—	8,265	—	—	—	8,265
Joe Cecin	132,692	—	48,720	—	—	—	181,412
Kathryn Sayko (2)	—	—	8,265	—	—	—	8,265
Bernard Perrine (2)	—	—	8,265	—	—	—	8,265

(1)	The amounts shown in this column represent the dollar amounts recognized for share-based compensation expense for financial statement reporting purposes for stock options granted in 2009 and unvested stock options granted in prior years in accordance with FASB ASC Topic 718 - Stock Compensation, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used to compute the fair value are disclosed in note 15 (Stock-based Compensation Expense) to our audited financial statements for the fiscal year ended December 31, 2011.
(2)	Directors of ours up until June 29, 2011.

During 2011, other than cash fees paid to Joe Cecin, no cash director fees were earned by or paid to any non-management member of the board of directors but each of our nonemployee directors was reimbursed for ordinary expenses incurred in connection with attendance at meetings of the board of directors. In the future, to recruit and maintain qualified directors we believe that we will likely have to begin paying annual retainers, board committee membership and board meeting fees. It is not expected that such fees will be paid to any directors who are also our employees.

In connection with their annual service extending into 2011, we granted to each of William Lee, Frank Zammataro, Kathryn Sayko and Bernard Perrine, who were then non-employee directors, an option to purchase 150,000 shares of our common stock at an exercise price of $0.15 per share. In connection with the services of Joe Cecin and him acting as our non-executive Chairman for 2011, we granted him an option to purchase 1,000,000 shares of our common stock at an exercise price of $0.10 per share. The options have a 10 year term.

Equity Compensation Plan Information

      The following table provides information about our equity compensation plans as of December 31, 2011.

	Number of Securities to
	be Issued Upon Exercise	Weighted Average	Number of
	of Outstanding Options,	Exercise Price of Outstanding Options,	Securities Remaining Available for
Plan Category	Warrants and Rights	Warrants and Rights	Future Issuance (1)
Equity compensation plans approved by security holders	20,089,216	$0.1301	29,112,310
Equity compensation plans not approved by security holders	—	—	—

Total	20,089,216	0.1301	29,112,310

(1)	The amount appearing under “Number of securities remaining available for future issuance under equity compensation plans” includes only shares available under our 2009 Stock Option Plan.

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SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of December 20, 2012 by (a) each person who is known by us to beneficially own 5% or more of our common stock, (b) each of our directors and named executive officers, and (c) all of our directors and executive officers as a group.

Name and Addresses of Beneficial Owner (1)	Shares Beneficially Owned (2)		Percent of Outstanding Shares Beneficially Owned (3)
Paul J. Travers	77,544,015	(4)	28.7%
Grant Russell	13,729,649	(5)	5.1%
William Lee	792,000	(6)	*
Michael Scott	0		0
Alexander Ruchdaeschel	0		0
LC Capital Master Fund Ltd.	46,191,220	(7)	14.8%
Michael McCrackan	1,000,000	(8)	*
Paul Churnetski	17,542,777		6.6%
Directors and executive officers as a group (6 people)	93,065,664	(9)	34.0%

*less than 1.0%

(1)	The address for each person is c/o Vuzix Corporation, 2166 Brighton Henrietta Townline Road, Rochester, NY 14623.

(2)	We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants, or the conversion of convertible promissory notes, that are either immediately exercisable or convertible, or that will become exercisable within 60 days after December 20, 2012. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or convertible promissory notes for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	The percentage of shares beneficially owned is based on 265,259,348 shares of our common stock issued and outstanding as of December 20, 2012.

(4)	Includes shares held by the Travers Family Trust over which Mr. Travers may be deemed to hold voting and dispositive power, and (i) 1,705,058 shares issuable to Mr. Travers and his son upon exercise of options granted under our 2007 option plan and (ii) 3,730,429 shares issuable to Mr. Travers upon the conversion of amounts owed for deferred compensation and accrued interest based on a per share price of Canadian $0.20.

(5)	Includes shares held by Mr. Russell’s son and (i) 328,423 shares issuable upon exercise of options granted under our 2007 option plan and (ii) 50,000 shares issuable to Mr. Russell’s son upon exercise of warrants to purchase common stock, and (iii) 1,237,449 shares of our common stock issuable to Mr. Russell upon the conversion of amounts owed for deferred compensation and accrued interest based on a per share price of Canadian $0.20.

(6)	Includes shares held directly by Mr. Lee and by Mr. Lee’s wife and minor daughter and (i) 450,000 shares issuable upon exercise of options granted under our 2009 option plan and (ii) 75,000 shares issuable to Mr. Lee, his wife and minor daughter upon exercise of warrants to purchase shares of our common stock.
(7)	Represents convertible debt and warrants issued to LC Capital Master Fund, Ltd. Richard Conway holds voting and dispositive power over shares held by LC Capital Master Fund Ltd.

(8)	Represents shares of our common stock issuable upon exercise of options granted under our 2009 option plan

(9)	Includes (i) 4,933,481 shares issuable upon exercise of options granted under our 2007 and 2009 option plans and (ii) 52,645,206 shares issuable upon exercise of warrants to purchase common stock and conversion of term debt.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Since January 1, 2011, we have entered into the following transactions in which our directors, executive officers or holders of more than 5% of our capital stock had or will have a direct or indirect material interest. The following transactions do not include compensation, termination and change-in-control arrangements, which are described under “Management.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

  Revolving Loans

In October 2008, we entered into a revolving loan agreement with Paul J. Travers, our President and Chief Executive Officer, pursuant to which Mr. Travers agreed to loan us such amounts as we may request and he may agree from time to time until December 31, 2010. Interest accrues on the principal amount outstanding under the agreement at the annual rate of 12.0% and is payable on demand. As security for our obligations under the loan agreement, we granted Mr. Travers a security interest in all of our assets. The principal amount outstanding under this loan agreement as of December 31, 2010 and 2009 was $215,500. As of December 31, 2011 and September 30, 2012, the principal amount outstanding was $279,525 and $294,319, respectively. We had intended to the repay the entire principal amount outstanding under this agreement, together with all interest accrued thereon, from the proceeds of our initial public offering. We concluded that we did not receive sufficient proceeds from our initial public offering to repay this indebtedness and Mr. Travers has agreed to make no demand for repayment until after January 2, 2013.

In December 2010, we entered into a Convertible Senior Secured Term Loan Agreement, pursuant to which we borrowed $4,000,000. As of October 1, 2011, the loan was in default and bore interest at a 17% annual interest rate. In connection with the above financing, four existing secured lenders who are currently owed $2,320,980 in principal and accrued interest agreed to subordinate their security interests in favor of the lender and to extend the period of debt repayments for 24 to 36 months following closing of the loan transaction. One of the lenders who deferred payment of his debt was Paul Travers, our President and Chief Executive Officer, who deferred payment of the loan referred to above. As of December 23, 2010 the amount of principal and accrued interest due Mr. Travers was $258,658.20, which was payable on or before December 31, 2010. On December 23, 2010, we and Mr. Travers agreed that such amount will be payable, together with interest thereon, in thirty-five (36) equal monthly installments of $8,504.12 each, commencing on January 31, 2012. Due to our default on our senior term debt as discussed above, we have ceased the scheduled repayments to Mr. Travers. The entire unpaid amount, and interest accrued thereon, will be due and payable on December 31, 2013. In connection with such deferral, we issued to Mr. Travers a warrant to purchase up to 1,034,633 shares of our common stock at an exercise price of $0.09965 per share. That warrant expires on December 31, 2013.

In connection with the sale of the TDG Assets, certain of our lenders entered into Loan Modification and Consent agreements pursuant to which each consented to the sale, as required by the loan agreements between us and each such lender, and released its security interest in the TDG Assets sold. Pursuant to a Loan Modification and Consent Agreement regarding our Convertible, Senior Secured Term Debt Loan, which was in default at the time of the sale, we paid this senior lender $4,450,000 in reduction of the obligations owed to it. Our obligation to repay the remaining amount due to the Convertible Senior Secured Term Debt Lender, $619,122 was represented by a new note in that amount.

Pursuant to the various other Loan Modification and Consent agreements, one of which related to Mr. Travers, he and each such other secured note holders agreed to defer further payments on its Note Payable due from us until July 15, 2013 after which the notes are to be repaid in 24 to 36 equal monthly installments.

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 Payment of Deferred Compensation and Shareholder Loans

In June 2009, we agreed with Mr. Travers and Mr. Russell, our President and Chief Executive Officer, and Executive Vice President and Chief Financial Officer, respectively, that we would pay them outstanding deferred compensation in the aggregate amounts of $410,096 plus interest at the annual rate of 8.0%, as well as $199,941 loaned to us prior to our initial public offering, in 12 equal monthly installments beginning on the first anniversary of the closing of our initial public offering until paid in full. Our initial public offering closed on December 24, 2009. Pursuant to that deferral arrangement, the board of directors amended the terms of these loans and the deferred compensation to make the principal amounts thereof outstanding as of our initial public offering, and all accrued interest thereon outstanding as of our initial public offering, payable at the options of Mr. Travers and Mr. Russell in shares of our common stock at the rate of $0.19 per share, the U.S. dollar equivalent of the price in Canadian dollars (Cdn$0.20) at which we sold units in our initial public offering. As of September 30, 2012, $1,050,895 in principal and $416,304 in accrued interest thereon are outstanding. Of these amounts, $445,096 and $154,753 were outstanding as of December 31, 2008 and the closing of our initial public offering and accordingly are payable in shares of our common stock.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements we are obligated to indemnify the indemnitee to the fullest extent permitted by applicable law for all reasonable expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by the indemnitee arising out of or connected with the indemnitee’s service as a director or officer and indemnitee’s service in another capacity at our request or direction. We are also obligated to advance all reasonable and actual expenses incurred by the indemnitee in connection with any action, suit, proceeding or appeal with respect to which he is entitled to be indemnified upon our receipt of an invoice for such expenses. Our obligation to advance expenses is subject to the indemnitee’s execution, upon our request, of an agreement to repay all such amounts it if is ultimately determined that he is not entitled to be indemnified by us under applicable law. If a claim for indemnification under this agreement may not be paid to the indemnitee under applicable law, then in any action in which we are jointly liable with the indemnitee, we are obligated to contribute to the amount of reasonable expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by the indemnitee in proportion to the relative benefits received by us and the indemnitee from the transaction from which such action arose, and our relative fault and that of the indemnitee in connection with the events which resulted in such expenses. The rights of an indemnitee under the form of indemnification agreement are in addition to any other rights that the indemnitee may have under our certificate of incorporation or bylaws, any agreement, or any vote of our stockholders or directors. We are not obligated to make any payment under the form of indemnification agreement to the extent payment is actually made to the indemnitee under an insurance policy or any other method outside of the agreement.

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DESCRIPTION OF SECURITIES

Common Stock

Number of Authorized and Outstanding Shares

Our Amended and Restated Certificate of Incorporation authorizes the issuance of 700,000,000 shares of common stock, $0.001 par value per share, of which 265,259,348 shares were issued and outstanding on December 20, 2012.

On November 30, 2012, we held a special meeting of our shareholders, at which our shareholders approved an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock by a ratio of not less than one-for-twenty-five and not more than one-for-one hundred and fifty at any time prior to June 30, 2013, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion. We intend to effect the reverse stock split prior to the effective date of the registration statement of which this prospectus forms a part.

Voting Rights

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Accordingly, the holders of in excess of 50% of the aggregate number of shares of common stock outstanding will be able to elect all of our directors and to approve or disapprove any other matter submitted to a vote of all stockholders.

Other

No shareholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us. No shareholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. There is no outstanding preferred stock, and no outstanding securities convertible into or exercisable for preferred stock. Our common stock holders are entitled to dividends when, as and if declared by the Board from funds legally available therefor, although we do not anticipate declaring or paying any cash dividends on the common stock in the foreseeable future.  Upon liquidation, the common stock holders are entitled to a pro-rata share in any distribution to shareholders.

Preferred Stock

Our Amended and Restated Certificate of Incorporation authorizes the issuance of 5,000,000 shares of “blank check” preferred stock, par value $0.001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders.  Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

As of the date of this prospectus, there were no shares of preferred stock issued and outstanding.

Stock Options

As of December __, 2012, we had outstanding stock options to purchase an aggregate of 16,676,540 shares of common stock, with a weighted average exercise price of $0.1247 per share.

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Warrants

As of December 20, 2012 we had outstanding warrants to purchase an aggregate of 64,903,778 shares of common stock, with a weighted average exercise price of $0.1445 per share.

Representative's Warrants

Please see “Underwriting—Representative’s Warrants” for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the Representative's Warrants prior to the closing of this offering.

Anti-Takeover Provisions

Delaware Law

        We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2 / 3 % of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

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        These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Amended and Restated Certificate of Incorporation and Bylaws Provisions

        Our Amended and Restated Certificate of Incorporation and Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our Amended and Restated Certificate of Incorporation and Bylaws, as applicable, among other things:

•	provide our Board of Directors with the ability to alter our bylaws without stockholder approval; and

•	provide that vacancies on our Board of Directors may be filled by a majority of directors in office, even if such number is less than a quorum.

        Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

        However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company.

Listing

        Our shares of common stock are currently quoted on the OTC Bulletin Board under the symbol “VUZI”, on the TSX Venture Exchange under the symbol “VZX”, and on the Frankfurt Stock Exchange under the symbol “V7X”. We have applied for the listing of our common stock on the The NASDAQ Capital Market under the symbol “VUZX”.

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UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated , 2013 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name of Underwriter	Number of Shares
Aegis Capital Corp.

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $ and the total net proceeds, before expenses, to us will be $ .

Discounts and Commissions

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$
Underwriting discount (7%)	$
Non-accountable expense allowance (1.0%) (1)	$
Proceeds, before expenses, to us	$

______________

(1) The expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

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The underwriters propose to offer the shares offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $ per share. If all of the shares offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a further supplement to this prospectus supplement.

We have paid an expense deposit of $25,000 to the representative, which will be applied against the accountable expenses that will be paid by us to the underwriters in connection with this offering. The underwriting agreement, however, provides that in the event the offering is terminated, the $25,000 expense deposit paid to the representative will be returned to the extent offering expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

We have also agreed to pay the underwriters’ expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual or $             in the aggregate; (b) all fees incurred in clearing this offering with FINRA [(including up to $            of the underwriters’ legal fees incurred in clearing this offering with FINRA)]; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (d) upon successfully completing this offering, $21,775 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (e) upon successfully completing this offering, up to $20,000 of the representative’s actual accountable road show expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and expense reimbursement, will be approximately .

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we, our named executive officers and directors, and certain of our stockholders have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the underwriter, for a period of ninety (90) days from the effective date of the offering.

The lock-up period described in the preceding paragraphs will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release, unless the representative waives this extension in writing.

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Representative’s Warrants

We have agreed to issue to the representative warrants, or the Representative’s Warrants, to purchase up to a total of shares of common stock (5% of the shares of common stock sold in this offering). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering, at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(i). The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal

Until nine (9) months from the effective date of the offering, the representative shall have a right of first refusal to act as lead underwriter for each and every future public and private equity and public debt offerings, which we or any subsidiary or successor may seek to sell in public or private equity and public debt offerings during such nine (9)-month period.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

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•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees; however, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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Canada

This prospectus is not and under no circumstances is to be construed as a prospectus, advertisement or a public offering of the common stock under Canadian securities laws. The common stock offered hereunder has not been and will not be qualified by a prospectus for the offer or sale to the public in Canada under applicable Canadian securities laws. No securities commission or similar regulatory authority in Canada has reviewed this prospectus or in any way passed upon the merits of the securities offered hereunder and any representation to the contrary is an offence.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the common stock under this prospectus is only made to persons to whom it is lawful to offer the common stock without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the common stock sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the common stock, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The common stock may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of common stock will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common stock has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of Vuzix Corporation or any underwriter for any such offer; or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by Vuzix Corporation of a prospectus pursuant to Article 3 of the Prospectus Directive.

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France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the common stock have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common stock cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common stock have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or ISA, nor have such common stock been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale in Israel, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the common stock in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common stock may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•

to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

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•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the common stock or distribution of any offer document relating to the common stock in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the common stock in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common stock being declared null and void and in the liability of the entity transferring the common stock for any damages suffered by the investors.

Japan

The common stock have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common stock may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common stock may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common stock is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários ) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários ). The common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common stock have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common stock in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common stock be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common stock in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

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Switzerland

The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the common stock have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has Vuzix Corporation received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common stock within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common stock, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by Vuzix Corporation.

No offer or invitation to subscribe for common stock is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common stock. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to Vuzix Corporation.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

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LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Reed Smith LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2011 and 2010 and for each of the years in the two year period ended December 31, 2011, included in this prospectus have been so included in reliance on the report of EFP Rotenberg, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Copies of the reports and other information may be read and copied at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room; or

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

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VUZIX CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of EFP Rotenberg, LLP, Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets — For the Years Ended December 31, 2011 and 2010 and September 30, 2012 (Unaudited)	F-3
Consolidated Statements of Stockholders’ (Deficit) Equity — For The Years Ended December 31, 2011and 2010 and the Nine Months Ended September 30, 2012 (Unaudited)	F-4
Consolidated Statements of Operations — For the Years Ended December 31, 2011 and 2010 and the Three and Nine Months Ended September 30, 2012 and 2011 (Unaudited)	F-5
Consolidated Statements of Cash Flows — For the Years Ended December 31, 2011 and 2010 and the Nine Months Ended September 30, 2012 and 2011 (Unaudited)	F-7
Notes to Consolidated Financial Statements	F-8

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Vuzix Corporation

We have audited the accompanying consolidated balance sheets of Vuzix Corporation and its subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2011. Vuzix Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of and its subsidiaries as of December 31, 2011 and 2010, and the results of its operations, changes in stockholders' equity (deficit) and its cash flows for each of the years in the two-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

As described in Note 4 and 5, the Company sold assets which were accounted for as discontinued operations. The financial statements for the years ended December 31, 2011 and 2010 have been retroactively adjusted to reflect the discontinued operations.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated financial statements, the Company has incurred substantial losses from operations in recent years. In addition, the Company is dependent on its various debt and compensation agreements, described in Notes 3, 13 and 14, to fund its working capital needs. Some of these obligations include financial covenants which the Company must comply with. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

EFP Rotenberg, LLP

Rochester, New York

April 16, 2012, except for discontinued operations (Note 4 and 5) as to which the date is December 21, 2012.

F-2

VUZIX CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,	December 31,
	2012	2011	2010
	(Unaudited)

ASSETS
Current Assets
Cash and Cash Equivalents	$171,574	$417,976	$2,636,819
Accounts Receivable, Net (Note 6)	290,982	1,104,084	1,358,905
Inventories (Note 7)	697,963	2,539,721	3,748,664
Prepaid Expenses and Other Assets	74,547	74,625	158,817

Total Current Assets	1,235,066	4,136,406	7,903,205
Tooling and Equipment, Net (Note 8)	674,446	961,692	562,085
Patents and Trademarks, Net (Note 9)	592,916	720,599	726,892

Total Assets	$2,502,428	$5,818,697	$9,192,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$2,278,408	$3,766,617	$4,128,842
Lines of Credit (Note 10)	—	652,081	96,040
Current Portion of Long-term Debt, net of discount	887,222	4,924,838	810,623
Current Portion of Capital Leases	51,414	84,684	99,523
Customer Deposits (Note 11)	64,893	392,151	1,289,592
Accrued Expenses (Note 12)	241,540	368,017	288,797
Income Taxes Payable	483	300	9,100

Total Current Liabilities	3,529,960	10,188,688	6,722,517

Long-Term Liabilities
Accrued Compensation (Note 13)	1,050,895	810,096	645,096
Long Term Portion of Term Debt, net of discount (Note 14)	1,935,699	1,072,051	4,713,547
Long Term Portion of Capital Leases (Note 15)	12,673	52,000	102,071
Accrued Interest	799,451	520,610	420,448

Total Long-Term Liabilities	3,798,718	2,454,757	5,881,162

Total Liabilities	7,328,678	12,643,445	12,603,679

Stockholders’ Equity
Series C Preferred Stock — $.001 Par Value, 500,000 Shares Authorized; (Refer to Note 17 for Series A, Series B and Unauthorized Preferred Stock) 0 Shares Issued and Outstanding in Each Period	—	—	—
Common Stock — $.001 Par Value, 700,000,000 Shares Authorized; 265,259,348 Shares Issued and Outstanding September 30 and December 31, Respectively and 263,600,274 Shares Issued and Outstanding December 31, Respectively	265,259	265,259	263,600
Additional Paid-in Capital	19,638,698	19,455,241	19,141,802
Accumulated (Deficit)	(24,730,207)	(26,469,144)	(22,589,563)
Subscriptions Receivable (Note 20)	—	(76,104)	(227,336)

Total Stockholders’ Equity	(4,826,250)	(6,824,748)	(3,411,497)

Total Liabilities and Stockholders’ Equity	$2,502,428	$5,818,697	$9,192,182

The accompanying notes are an integral part of these consolidated financial statements.

F-3

VUZIX CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Additional	Accumulated	Preferred Stock		Subscriptions
	Shares	Amount	Paid-In Capital	Deficit	Shares	Amount	Receivable	Total

Balance — December 31, 2009	263,600,274	$263,600	$17,665,941	$(18,032,430)	—	$—	$(227,336)	$(330,225)

Warrants Issued for Services	—	—	18,000	—	—	—	—	18,000
Stock Compensation Expense	—	—	243,973	—	—	—	—	243,973
Warrants Issued for Debt Deferrals			119,443					119,443
Warrants Issued for Supplier Line of Trade Credit			58,807					58,807
Warrants Issued for Senior Term Debt			1,035,638					1,035,638
2010 Net Loss	—	—	—	(4,557,133)	—	—	—	(4,557,133)

Balance — December 31, 2010	263,600,274	$263,600	$19,141,802	$(22,589,563)	—	$—	$(227,336)	$(3,411,497)

Warrants Issued for Services	—	—	—	—	—	—	—
Issuance of Common Stock from Exercise of Stock Options	1,298,002	1,298	15,752					17,050
Issuance of Common Stock from Exercise of Warrants	361,072	361	3,250					3,611
Stock Compensation Expense	—	—	298,664	—	—	—	—	298,664
Forgiveness of Subscriptions Receivable			(4,227)				151,232	147,005
2011 Net Loss	—	—	—	(3,879,581)	—	—	—	(3,879,581)

Balance — December 31, 2011	265,259,348	$265,259	$19,455,241	$(26,469,144)	—	$—	$(76,104)	$(6,824,748)

Warrants Issued for Services	—	—	—	—	—	—	—
Forgiveness of Debt	—	—	46,037	—	—	—	—	46,037
Issuance of Common Stock from Exercise of Stock Options
Issuance of Common Stock from Exercise of Warrants
Stock Compensation Expense	—	—	139,451	—	—	—	—	139,451
Forgiveness of Subscriptions Receivable			(2,031)				76,104	74,073
Net Income for the nine months ending September 30, 2012	—	—	—	1,738,937	—	—	—	1,738,937

Balance — September 30, 2012	265,259,348	$265,259	$19,638,698	$(24,730,207)	—	$—	$—	$(4,826,250)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

VUZIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For Years Ended December 31,
	2011	2010

Sales of Products	$4,016,058	$6,244,786
Sales of Engineering Services	809,605	661,072

Total Sales	4,825,663	6,905,858
Cost of Sales — Products	3,187,835	5,298,662
Cost of Sales — Engineering Services	426,986	253,800

Total Cost of Sales	3,614,821	5,552,462

Gross Profit	1,210,842	1,353,396
Operating Expenses:
Research and Development	1,340,973	1,322,596
Selling and Marketing	1,647,105	1,854,638
General and Administrative	2,590,636	2,860,585
Depreciation and Amortization	468,823	444,358
Impairment of Patents and Trademarks	35,265	49,956

Total Operating Expenses	6,082,802	6,532,133
(Loss) from Continuing Operations	(4,871,960)	(5,178,737)

Other Income (Expense)
Interest and Other (Expense) Income	1,182	228
Foreign Exchange Gain (Loss)	(35,770)	(22,919)
Interest Expense	(398,629)	(422,595)
Amortization of Senior Term Debt Discount (Note 14)	—	(203,509)

Total Other Income (Expense)	(433,217)	(648,795)

(Loss) from Continuing Operations Before Provision for Income Taxes	(5,305,177)	(5,827,532)
Provision (Benefit) for Income Taxes (Note 16)	27,689	14,939

(Loss) from Continuing Operations	(5,332,866)	(5,842,471)

Income from Discontinued Operations (Note 4)	1,453,285	1,285,338
Gain (Loss) on Disposal of Discontinued Operations	—	—

Net (Loss)	$(3,879,581)	$(4,557,133)

Earnings (Loss) per Share from Continuing Operations
Basic and Diluted	$(0.0202)	$(0.0222)
Earnings (Loss) per Share
Basic and Diluted	$(0.0147)	$(0.0173)

Weighted-average SharesOutstanding — Basic and Diluted	263,874,979	263,600,274

The accompanying notes are an integral part of these consolidated financial statements.

F-5

VUZIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For Three Months		For Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales of Products	$566,495	$991,134	$2,071,122	$2,358,223
Sales of Engineering Services	190,000	250,000	446,100	559,606

Total Sales	756,495	1,241,134	2,517,222	2,917,829

Cost of Sales — Products	486,650	824,799	1,610,742	1,978,293
Cost of Sales — Engineering Services	71,000	177,544	169,551	331,774

Total Cost of Sales	557,650	1,002,343	1,780,293	2,290,067

Gross Profit	198,845	238,791	736,929	627,762
Operating Expenses:
Research and Development	267,230	338,023	736,418	1,064,562
Selling and Marketing	282,011	334,342	904,987	990,666
General and Administrative	507,883	663,871	1,643,981	1,995,637
Depreciation and Amortization	123,983	111,052	391,530	333,201

Total Operating Expenses	1,181,107	1,447,288	3,676,916	4,384,066

(Loss) from Continuing Operations	(982,262)	(1,208,497)	(2,939,987)	(3,756,304)

Other Income (Expense)
Interest and Other (Expense) Income	-	221	279	1,182
Foreign Exchange Gain (Loss)	157	(185)	(1,585)	(2,000)
Amortization of Senior Term Debt Discount (Note 14)	(6,326)	—	(18,977)	—
Interest Expenses	(121,871)	(106,443)	(362,130)	(315,422)

Total Other Income (Expense)	(128,040)	(106,407)	(382,413)	(316,240)

(Loss) from Continuing Before Provision for Income Taxes	(1,110,302)	(1,314,904)	(3,322,400)	(4,072,544)
Provision (Benefit) for Income Taxes	5,721	5,854	28,690	27,086

(Loss) from Continuing Operations	(1,116,023)	$(1,320,758)	(3,351,090)	(4,099,630)

Income (Loss) from Discontinued Operations (Note 4)		$400,205	(747,580)	1,831,231
Gain (Loss) on Disposal of Discontinued Operations (Note 5)	(65,056)	$—	5,837,607	—

Net Income (Loss)	(1,181,079)	(920,553)	1,738,937	(2,268,399)

Earnings (Loss) per Share from Continuing Operations
Basic	$(0.0042)	$(0.0050)	$(0.0126)	$(0.0156)
Diluted	$(0.0042)	$(0.0050)	$(0.0126)	$(0.0156)
Earnings (Loss) per Share
Basic	$(0.0045)	$(0.0035)	$0.0066	$(0.0086)
Diluted	$(0.0045)	$(0.0035)	$0.0062	$(0.0086)

Weighted-average Shares Outstanding Basic	265,259,348	263,624,718	265,259,348	263,608,333
Diluted	—	—	346,839,666	—

F-6

VUZIX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For Nine Months Ended		For Years Ended
	September 30,		December 31,
	2012	2011	2011	2010
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net Income (Loss)	$1,738,937	$(2,268,398)	$(3,879,581)	$(4,557,133)
Non-Cash Adjustments
Depreciation and Amortization	382,262	333,201	468,823	444,358
Impairment of Patents and Trademarks	9,268	—	35,265	49,956
Stock-Based Compensation Expense	139,451	223,899	298,664	243,973
Non-Cash Compensation	74,072	—	99,828	—
Accrued Interest Added Term Debt Prinicpal	—	—	549,520	—
Warrants Issued for Services	—	—	—	18,000
Forgiveness of Debt	46,037	—	—	—
Gain on Sale of Discontinued Operations	(5,837,607)	—	—	—
Amortization of Senior Term Debt Discount	771,225	188,927	252,595	5,536
(Increase) Decrease in Operating Assets
Accounts Receivable	513,503	(17,881)	254,821	87,845
Inventories	706,717	225,143	1,208,942	(789,028)
Prepaid Expenses and Other Assets	78	96,231	84,193	(117,626)
Increase (Decrease) in Operating Liabilities
Accounts Payable	(1,488,215)	(495,630)	(362,226)	191,429
Accrued Expenses	(61,351)	85,209	17,042	(111,168)
Customer Deposits	(327,258)	(515,480)	(897,441)	1,118,921
Income Taxes Payable	183	(8.900)	(8,800)	5,508
Accrued Compensation	240,799	150,000	200,000	200,000
Accrued Interest	586,267	452,249	174,694	(71,794)

Net Cash Flows (Used in) Provided From Operating Activities	(2,505,632)	(1,551,430)	(1,503,661)	(3,077,714)

Cash Flows from Investing Activities
Purchases of Tooling and Equipment	(167,016)	(458,403)	(800,397)	(150,548)
Investments in Patents and Trademarks	(43,536)	(67,048)	(97,006)	(85,491)
Proceeds from Sale of Assets, Net of Direct Costs	7,509,255	—	—	—

Net Cash Used in Investing Activities	7,298,703	(525,478)	(897,403)	(236,039)

Cash Flows from Financing Activities
Net Change in Lines of Credit	(652,081)	356,041	556,041	(82,067)
Repayment of Capital Leases	(72,597)	(86,603)	(64,910)	(79,771)
Repayment of Long-Term Debt and Notes Payable	(4,464,795)	(417,732)	(329,393)	(563,113)
Exercise of Stock Options	—	1,000	16,871	—
Exercise of Stock Warrants	—	—	3,612	—
Proceeds from Notes Payable	150,000	—	—	175,000
Adjustment of Subscription Receivable	—	—	—	—
Proceeds from Long-Term Debt	—	—	—	4,000,000

Net Cash Flows Provided by Financing Activities	(5,039,473)	(147,294)	182,221	3,450,049

Net Increase (Decrease) in Cash and Cash Equivalents	(246,402)	(2,224,202)	(2,218,843)	136,296
Cash and Cash Equivalents — Beginning of Year	417,976	2,636,819	2,636,819	2,500,523

Cash and Cash Equivalents — End of Year	$171,574	$412,617	$417,976	$2,636,819

Supplemental Disclosures
Interest Paid	338,785	263,788	284,186	249,073
Income Taxes Paid	23,257	38,046	39,502	9,431

Non-Cash Investing Transactions
Equipment Acquired Under Capital Lease	—	44,261	44,261	86,528

The accompanying notes are an integral part of these consolidated financial statements.

F-7

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts and disclosures at and for the three and nine months ended September 30, 2012 and 2011 are unaudited)

Note 1 — Basis of Presentation

The accompanying unaudited Consolidated Financial Statements of Vuzix Corporation and Subsidiaries (“the Company") for the three and nine months ended September 30, 2012 and 2011 have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information (“GAAP”) and with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission. Accordingly, the Consolidated Financial Statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The accompanying Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements of the Company as of December 31, 2011, as included in these consolidated financial statements.

The results of the Company’s operations for any interim period are not necessarily indicative of the results of the Company’s operations for any other interim period or for a full fiscal year.

The results of the Company’s Tactical Display Group business have been classified and presented as discontinued operations in the accompanying unaudited Consolidated Statement of Operations (Note 16). Prior period results have been adjusted to conform to this presentation. No other adjustments have been made to the unaudited Consolidated Financial Statements and following notes.

Note 2 — Summary of Significant Accounting Policies

Operations

Vuzix Corporation (the Company) was formed in 1997 under the laws of the State of Delaware and maintains its corporate offices in Rochester, New York. The Company is engaged in the design, manufacture, marketing and sale of devices that are worn like eyeglasses and which feature built-in video screens that enable the user to view video and digital content, such as movies, computer data, the Internet or video games. Our products (known commercially as “Video Eyewear”) are used to view high resolution video and digital information from portable devices, such as cell phones, portable media players, gaming systems and laptop computers and from personal computers. Our products provide the user with a virtual viewing experience that emulates viewing a large screen television or desktop computer monitor practically anywhere, anytime.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Vuzix Europe and Vuzix Finland, OY. All significant inter-company transactions have been eliminated.

F-8

Segment Data, Geographic Information and Significant Customers

The Company is not organized by market and is managed and operated as one business. A single management team that reports to the chief operating decision maker comprehensively manages the entire business. The Company does not operate any material separate lines of business or separate business entities. Accordingly, the Company does not accumulate discrete information, other than product revenue and material costs, with respect to separate product lines and does not have separately reportable segments as defined by FASB ASC Topic 280, “Disclosures about Segments of an Enterprise and Related Information,”

Shipments to customers outside of the United States approximated 16% and20% of sales in 2011 and 2010, respectively. No single international country represented more than 10% of revenues. The Company does not maintain significant amounts of long-lived assets outside of the United States other than tooling held by its third party manufacturers, primarily in China.

The Company has at times had a concentration of sales to the U.S. government and they amounted to approximately 21% and 5% of sales in 2011 and 2010, respectively. Accounts receivable from the U.S. government accounted for 17% and 9% of accounts receivable at 2011 and 2010, respectively. Another customer, who is also a minority stockholder, represented 22% and 17%, of sales in 2011 and 2010, respectively.

F-9

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Currency Translation

The U.S. dollar is the functional currency of the Company’s foreign subsidiary. Monetary assets and liabilities are re-measured at year-end exchange rates. Non-monetary assets and liabilities are re-measured at historical rates. Revenues, expenses, gains and losses are re-measured using the rates on which those elements were recognized during the period.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at year end and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Concentration of Credit Risk

The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for uncollectible accounts receivable based upon the expected collectability of all accounts receivable.

For cash management purposes, the Company concentrates its cash holdings in one account at the Bridge Bank. The balance in these accounts may exceed the federally insured limit of $250,000 per customer by the Federal Deposit Insurance Corporation in case of bank failure. At December 31, 2011 and 2010, the Company had $-0- and $2,231,354 in excess of the insurance limit at this bank.

Cash and Cash Equivalents

The Company’s cash received is applied against its revolving line of credit on a periodic basis based on projected monthly cash flows, reducing interest expense. Cash and cash equivalents can include highly liquid investments with original maturities of three months or less.

Fair Value of Financial Instruments

The Company’s financial instruments primarily consists of cash and cash equivalents, accounts receivable, inventories, prepaid income taxes, prepaid expenses and other assets, accounts payable, lines of credit, current portion of long-term debt and capital leases, customer deposits, accrued expenses, and income taxes payable.

As of the consolidated balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowing approximate those that would have been available for loans for similar remaining maturity and risk profiles at respective year ends.

F-10

Allowance for Doubtful Accounts

The Company establishes an allowance for uncollectible trade accounts receivable based on the age of outstanding invoices and management’s evaluation of collectability of outstanding balances. These provisions are established when the aging of outstanding amounts exceeds allowable terms and are re-evaluated at each quarter end for adequacy. In determining the adequacy of the provision, the Company considers known uncollectible or at risk receivables.

F-11

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

 Provision for Future Warranty Costs

Warranty costs are accrued, to the extent that they are not recoverable from third party manufacturers, for the estimated cost to repair or replace products for the balance of the warranty periods. The Company’s products are covered by standard warranty plans that extend normally 12 months to 24 months from the date of product shipment. The Company provides for the costs of expected future warranty claims at the time of product shipment or over-builds to cover replacements. The adequacy of the provision is assessed at each quarter end and is based on historical experience of warranty claims and costs.

Inventories

Inventories are valued at the lower of cost, or market using the first-in, first-out method. The Company does include direct overhead costs in its inventory valuation costing. The Company records provisions for excess, obsolete or slow moving inventory based on changes in customer demand, technology developments or other economic factors. The Company’s products have product life cycles that range on average from two to three years currently. At both the product introduction and product discontinuation stage, there is a higher degree of risk of inventory obsolescence. The provision for obsolete and excess inventory is evaluated for adequacy at each quarter end. The estimate of the provision for obsolete and excess inventory is partially based on expected future product sales, which are difficult to forecast for certain products.

Revenue Recognition

The Company recognizes revenue from product sales in accordance with FASB ASC Topic 605 “Revenue Recognition”. Product sales represent the majority of the Company’s revenue. The Company recognizes revenue from these product sales when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the sale price is fixed or determinable, and collectability is reasonably assured. Additionally, the Company sells its products on terms which transfer title and risk of loss at a specified location, typically shipping point. Accordingly, revenue recognition from product sales occurs when all factors are met, including transfer of title and risk of loss, which typically occurs upon shipment by the Company. If these conditions are not met, the Company will defer revenue recognition until such time as these conditions have been satisfied. The Company collects and remits sales taxes in certain jurisdictions and reports revenue net of any associated sales taxes. The Company also sells certain products through distributors who are granted limited rights of return for stock balancing against purchases made within a prior 90 day period, including price adjustments downwards that the Company implements on any existing inventory. The provision for product returns and price adjustments is assessed for adequacy both at the time of sale and at each quarter end and is based on recent historical experience and known customer claims.

Revenue from any engineering consulting and other services is recognized at the time the services are rendered. The Company accounts for its longer-term development contracts, which to date have all been firm fixed-priced contracts, on the percentage-of-completion method, whereby income is recognized as work on contracts progresses, but estimated losses on contracts in progress are charged to operations immediately. The percentage-of-completion is determined using the cost-to-cost method. Amounts are generally billed on a monthly basis. To date all such contracts have been less than one calendar year in duration.

F-12

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Tooling and Equipment

Tooling and equipment are stated at cost. Depreciation of tooling and equipment is provided for using the straight-line method over the following estimated useful lives:

Computers and Software	3 years
Manufacturing Equipment	5 years
Tooling	3 years
Furniture and Equipment	5 years

Repairs and maintenance costs are expensed as incurred. Asset betterments are capitalized.

Patents and Trademarks

The Company capitalizes the costs of obtaining its patents and registration of Trademarks. Such costs are accumulated and capitalized during the filing periods, which can take several years to complete. Successful applications that result in the granting of a patent or trademark are then amortized over 15 years on a straight-line basis. Unsuccessful applications are written off and expensed in the fiscal period where application is abandoned or discontinued.

Long-Lived Assets

The Company regularly assesses all of its long-lived assets for impairment when events or circumstances indicate their carrying amounts may not be recoverable, in accordance with FASB ASC Topic 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In 2011, an impairment charge of $28,576 was recorded related to abandoned patents and trademarks. In 2010, an impairment charge of $49,956 was recorded related to abandoned patents and trademarks.

Research and Development

Research and development costs, are expensed as incurred consistent with the guidance of FASB ASC Topic 730, “Research and Development,” and include employee related costs, office expenses, third party design and engineering services, and new product prototyping costs.

Shipping and Handling Costs

Amounts charged to customers and costs incurred by the Company related to shipping and handling are included in net sales and cost of goods sold, respectively, in accordance with FASB ASC Topic 605-45, “Revenue Recognition – Principal Agent Consideration”, “Accounting for Shipping and Handling Fees and Costs.”

F-13

Advertising

Advertising costs are expensed as incurred and recorded in “Selling and Marketing” in the Consolidated Statements of Operations. Advertising expense for the nine month period ending September 30, 2012 was $201,978 and for the years ended December 31, 2011 and 2010 it amounted to $513,683 and $771,132, respectively.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740-10, “Income Taxes.” Accordingly, the Company provides deferred income tax assets and liabilities based on the estimated future tax effects of differences between the financial and tax bases of assets and liabilities based on currently enacted tax laws. A valuation allowance is established for deferred tax assets in amounts for which realization is not considered more likely than not to occur.

F-14

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company reports any interest and penalties accrued relating to uncertain income tax positions as a component of the income tax provision.

Earnings Per Share

Basic earnings per share is computed by dividing the net (loss) income less accrued dividends on the Series C preferred stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share calculations reflect the assumed exercise of all dilutive employee stock options applying the treasury stock method promulgated by FASB ASC Topic 260, “Earnings Per Share” and the conversion of any outstanding convertible preferred shares or notes payable that are-in-the-money, applying the as-if-converted method. However, the assumed exercise of stock options and warrants and the conversion of preferred shares or notes payable are anti-dilutive, therefore basic and diluted earnings per share are the same for all periods.

Stock-Based Employee Compensation

The Company accounts for share-based compensation to employees and directors in accordance with FASB ASC Topic 718 “Compensation Stock Expense,” which requires that compensation expense be recognized in the consolidated financial statements for share-based awards based on the grant-date fair value of those awards. In all cases the Company used the fair market value of our common stock on the date of each option grant was determined based on last most recent cash sale of common stock in an arm’s length transaction with an unrelated third party when we were private and since the Company became public in January 2010, our market price on the TSX Venture Exchange. Stock-based compensation expense includes an estimate of forfeitures and is recognized over the requisite service periods of the awards on a straight-line or graded vesting basis, which is generally commensurate with the vesting term. As a result of the adoption of FASB ASC Topic 718, stock-based compensation expense associated with stock option grants for nine months ending September 30, 2012 was $139,451 and for the years ending December 31, 2011 and 2010 was $298,664 and $243,973, respectively.

The Company issues new shares upon stock option exercises. Please refer to Note 19, Stock Option Plans, for further information.

 Fair Value Measurements

The Company has adopted the provisions of FASB ASC Topic 820, “Fair Value Measurements and Disclosures as of January 1, 2008 for financial instruments. This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820 permits an entity to measure certain financial assets and financial liabilities at fair value with changes in fair value recognized in earnings each period. The adoption of FASB ASC Topic 820 was not material to the Company’s consolidated financial statements or results of operations.

F-15

ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included in Level 1 that are directly or indirectly observable for the asset or liability. Such inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs derived principally from or corroborated by observable market data by correlation or other means. Level 3 inputs are unobservable inputs for the asset or liability. Such inputs are used to measure fair value when observable inputs are not available.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation.

F-16

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements

FASB Accounting Standards Update 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS," was issued in May 2011 to be effective for fiscal years beginning after December 15, 2011. The update changes the wording for certain measurement and disclosure requirements relating to fair value determinations under U.S. GAAP in order to make them more consistent with International Financial Reporting Standards (IFRS). While many of the modifications are not expected to change the application of U.S. GAAP, additional disclosure requirements relating to the use of Level 3 inputs in determining fair value will apply in the future if applicable to the Company.

In December 2011, the FASB issued new guidance which requires enhanced disclosures on offsetting amounts within the balance sheet, including disclosing gross and net information about instruments and transactions eligible for offset or subject to a master netting or similar agreement. The guidance is effective for the company beginning January 1, 2013 and is to be applied retrospectively. The adoption of this guidance, which is related to disclosure only, will not have an impact on the company’s consolidated financial position, results of operations or cash flows. There are no other recent accounting pronouncements that are expected to have a material impact on the condensed consolidated financial statements.

Note 3 —Going Concern Issues

The Company’s independent registered public accounting firm’s reports issued on the consolidated financial statements for the year ended December 31, 2011 and 2010 included an explanatory paragraph describing the existence of conditions that raise substantial doubt about the Company’s ability to continue as a going concern, including continued operating losses and the potential inability to pay currently due debts. The Company has incurred a net loss from continuing operations consistently over the last 3 years. The net loss from continuing operations was $3,351,090 for the nine months ending September 30, 2012. The Company has incurred annual net losses of $3,879,581 in 2011 and $4,557,133 in 2010, and has an accumulated deficit of $24,730,207 as of September 30, 2012. The Company’s ongoing losses have had a significant negative impact on the Company’s financial position and liquidity.

With the sale of assets relating to the Company’s Tactical Display Group business (the “TDG Assets”) and subsequent debt repayments, the Company is no longer in default under the various covenants contained in its agreements with its Convertible, Senior Secured Term loan lender and with its bank which provided Lines of Credit under a secured revolving loan agreement. This asset sale, debt repayments and other debt deferrals have improved the working capital position of the Company, reducing the Company’s working capital deficiency to $(2,294,894) as of September 30, 2012 compared to $(6,052,281) as of December 31, 2011. However due to its continued operating losses and the transition of its business away from existing military related product sales, it expects to see a further increase in its working capital deficiency until new technology and commercial products, as well as new waveguide defense related products are developed.

F-17

The Company’s cash requirements are primarily for funding operating losses, working capital, research, principal and interest payments on debt obligations, and capital expenditures. Historically, these cash needs have been met by borrowings of notes, sales of convertible debt and the sales of equity securities. There can be no assurance that the Company will be able to borrow or sell securities in the future, which raises substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets carrying amounts or the amount of and classification of liabilities that may result should the Company be unable to continue as a going concern.

The Company was not been in compliance with its covenant for the quarter ending September 30, 2012, as contained in its agreements with its Convertible, Senior Secured Term loan lender. Additionally the Company has not been making its required monthly principal payments of $51,596, commencing on October 15, 2012. The Company is attempting to negotiate a waiver and a rescheduling of its required principal payments, but to date the senior lender has not issued such waivers or entered into a forbearance agreement, under which they would agree to forbear from enforcing their remedies against the Company. As such the lender is currently able to exercise their remedies under the loan agreement, including acceleration of the amounts due them and foreclosure and sale of the collateral held by them, which comprises substantially all of the Company’s assets.

Management of the Company is currently pursuing a financing to raise the additional capital needed to continue planned operations. In the event that the Company is unable to complete a sufficient public offering in a timely manner, the Company would need to pursue other financing alternatives during the remainder of 2012, which could include a private financing, bridge financing or collaboration agreements. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into additional collaborative arrangements. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. Arrangements with collaborators or others may require the Company to relinquish rights to certain of its technologies or product candidates. If the Company is unable to obtain funding, the Company could be forced to delay, reduce or eliminate its research and development programs or future commercialization efforts, which could adversely affect its business prospects.

F-18

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4 — Discontinued Operations

In an effort to improve working capital, cure debt defaults and pay down debts, on June 15, 2012, the Company sold and licensed those of its assets (including equipment, tooling, certain patents and trademarks) (the “TDG Assets”) that comprised its tactical defense group, which engaged in the business of selling and licensing products and providing services, directly and indirectly, to military, defense and security organizations (the “Business”). We recorded a gain of $5,837,607 from the asset sale.

In accordance with ASC 205-20, the sale of the TDG Assets have been accounted for as discontinued operations. Accordingly, the operating results of the TDG Assets for the three and nine months ended September 30, 2012 and 2011 have been reclassified as discontinued operations on the unaudited Consolidated Statement of Operations. Below is a summary of these results:

	For Three Months		For Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales of Products	$—	$1,441,758	$1,768,754	$5,625,957
Sales of Engineering Services	—	160,396	358,921	701,258

Total Sales	—	1,602,154	2,127,675	6,327,215

Total Cost of Sales	—	757,917	1,273,907	3,097,887

Gross Profit	—	844,237	853,768	3,229,328

Operating Expenses:
Research and Development	—	173,254	295,138	516,164
Selling and Marketing	—	79,910	200,378	325,806
General and Administrative	—	—	—	—
Depreciation and Amortization	—	—	—	—
Interest Expense on Senior Debt*	—	127,200	353,584	367,200
Amortization Senior Debt Discount*	—	63,668	752,248	188,927

Income (Loss) from Discontinued Operations	—	400,205	(747,580)	1,831,231

Gain (Loss) on Disposal of Discontinued Operations	(65,056)	—	5,837,607	—
Provision (Benefit) for Income Taxes	—	—	—	—

Net Income (Loss) from Discontinued Operations	$(65,056)	$400,205	$5,090,027	$1,831,231

Basic Income (Loss) per Share	$(0.0002)	$0.0015	$0.0192	$0.0069
Diluted Income (Loss) per Share	$(0.0002)	$(0.0011	$0.0144	$0.0052
Weighted-average Shares Outstanding Basic	265,259,348	263,624,718	265,259,348	263,608,333
Diluted	353,357,361	351,357,361	353,357,361	351,706,346

* Amounts reported represent the interest expense and the amortization of the discount on the Senior Term debt that was required to be repaid from the proceeds of the TDG Asset sale.

F-19

In accordance with ASC 205-20, the sale of the TDG Assets have been accounted for as discontinued operation. Accordingly, the operating results of the TDG Assets for the years ended December 31, 2011 and 2010 have been reclassified as discontinued operations on the unaudited Consolidated Statement of Operations. Below is a summary of these results:

	For Years
	Ended December 31,
	2011	2010

Sales of Products	$7,350,614	$4,799,271
Sales of Engineering Services	878,019	550,285

Total Sales	8,228,633	5,349,556

Total Cost of Sales	4,699,546	2,900,307

Gross Profit	3,529,087	2,449,249

Operating Expenses:
Research and Development	781,386	716,017
Selling and Marketing	444,407	431,837
General and Administrative	—	—
Depreciation and Amortization	—	—
Interest Expense on Senior Debt*	597,415	10,521
Amortization Senior Debt Discount*	252,594	5,536

Income (Loss) from Discontinued Operations	1,453,285	1,285,338

Gain (Loss) on Disposal of Discontinued Operations	—	—
Provision (Benefit) for Income Taxes	—	—

Net Income (Loss) from Discontinued Operations	$1,453,285	$1,285,338

Basic Income (Loss) per Share	$0.0055	$0.0049
Diluted Income (Loss) per Share	$0.0041	$0.0037
Weighted-average Shares Outstanding Basic	263,874,979	263,600,274
Diluted	351,972,992	351,698,287

* Amounts reported represent the interest expense and the amortization of the discount on the Senior Term debt that was required to be repaid from the proceeds of the TDG Asset sale.

F-20

Note 5 — Gain on Asset Disposal

In an effort to improve working capital, cure debt defaults and pay down debts, on June 15, 2012, the Company entered into an Asset Purchase Agreement (the “Agreement”) between the Company and TDG Acquisition Company, LLC, a Delaware limited liability company (“TDG”). Pursuant to the Agreement, the Company sold and licensed those of its assets (including equipment, tooling, certain patents and trademarks) (the “TDG Assets”) that comprised its tactical defense group, which engaged in the business of selling and licensing products and providing services, directly and indirectly, to military, defense and security organizations (the “Business”). The Business included sale of the Company’s proprietary Tac-Eye displays and its night vision electronics and optics module products. The Company received a worldwide, royalty free, assignable grant-back license to all the patents and other intellectual property sold to TDG, for use in the manufacture and sale of products other than in the military, defense and security markets. The Company retained the right to sell goods and services to other end user consumers, and to TDG and TDG and the Company jointly received the right to sell goods and services into all markets other than the military, defense and security markets and the consumer market. Each party agreed to refer to the other, business opportunities for the sale of products and services in its markets. Also pursuant to the Agreement, the Company and TDG entered into a Vuzix Authorized Reseller Agreement (the “Reseller Agreement”), pursuant to which TDG is authorized as the exclusive reseller of the Company’s current and future products to military, defense and security organizations, unless TDG elects to have the Company make such sales directly.

The purchase price paid to the Company by TDG consists of two components: $8,345,793 net of adjustments, which was paid at closing, and up to an additional $2.5 million, which will be received only if TDG achieves certain quarterly and annual revenue targets from sales of goods and services to military, defense and security organizations. The purchase price was determined by arm’s length negotiations between the parties.

The following represents the major components of the reported gain on sale:

Net Sales Price	$8,345,793
Less:
Professional Fees on Sale of Assets	(825,596)
Accounts Receivable Sold	(299,599)
Inventories Sold	(1,135,042)
Fixed Assets Sold	(120,832)
Patents and Trademarks Sold	(113,117)
Sales Taxes on Asset Sale	(14,000)

Net Gain on Sale of Asset	$5,837,607

Note 6 — Accounts Receivable, Net

Accounts receivable consisted of the following:

	September 30, 2012	December 31, 2011	December 31, 2010

Accounts Receivable	$290,982	$1,104,084	$1,358,905
Less: Allowance for Doubtful Accounts	—	—	—

Net	$290,982	$1,104,084	$1,358,905

F-21

 Note 7 — Inventories, Net

Inventories consisted of the following:

	September 30, 2012	December 31, 2011	December, 31, 2010

Purchased Parts and Components	$1,079,300	$2,085,616	$2,626,866
Work in Process	42,710	313,601	771,969
Finished Goods	207,483	714,944	756,777
Less: Reserve for Obsolescence	(631,530)	(574,440)	(406,948)

Net	$697,963	$2,539,721	$3,748,664

Note 8 — Tooling and Equipment, Net

Tooling and equipment consisted of the following:

	September 30, 2012	December 31, 2011	December 31, 2010

Tooling and Manufacturing Equipment	$1,674,207	$2,127,816	$1,704,974
Computers and Software	592,618	676,196	581,148
Furniture and Equipment	730,367	725,055	447,457

	$2,997,192	$3,529,067	$2,733,579
Less: Accumulated Depreciation	(2,322,746)	(2,567,375)	(2,171,494)

Net	$674,446	$961,692	$562,085

Total depreciation expense for tooling and equipment for the nine period ending September 30, 2012 was $333,429 and for the years ending December 31, 2011 and 2010 was $400,790 and $376,359, respectively.

Note 9 — Patents and Trademarks, Net

	September 30, 2012	December 31, 2011	December 31, 2010

Patents and Trademarks	$935,790	$1,081,851	$1,020,887
Less: Accumulated Amortization	(333,606)	(325,987)	(244,039)
Less: Impairment Charge	(9,268)	(35,265)	(49,956)

Net	$592,916	$720,599	$726,892

F-22

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total amortization expense for patents and trademarks for the nine months ending September 30, 2012 was $48,833 and for the years ending December 31, 2011 and 2010 it was $68,033 and $67,999, respectively. The estimated aggregate annual amortization expense for each of the next five fiscal years is $61,513. We recorded an impairment charge of $9,268 representing cost of $15,378, less accumulated amortization of $6,110 for the nine period ending September 30, 2012. We recorded an impairment charge of $28,576 representing cost of $39,352, less accumulated amortization of $10,776 in 2011. We recorded an impairment charge of $49,956 representing cost of $89,151, less accumulated amortization of $39,195 in 2010 regarding our abandoned patents and trademarks. The above amounts are net of the above impairment charges.

Note 10 — Lines of Credit

 The Company entered into an agreement with a bank for a $2 million credit facility to support its ongoing working capital needs. The credit facility was an accounts receivable formula based line of credit The Bank had been granted a first position security interest in all of Company’s current and future assets, with the exception of Intellectual Property in which its position is second to the lien of the holder of the Senior Loan described in Note 14. All other secured debt is subordinate to the Bank facility.

The borrowing rate for the facility is the Bank’s Prime Rate plus 1.25%, with a floor of 3.25%. The default rate of interest the Bank’s Prime Rate plus 6.25%. As of December 31, 2011 the effective interest rate was 9.5%. Interest is payable monthly and principal is due at maturity. As of September 30, 2012, the outstanding loan balance was nil, and was $652,081 at December 31, 2011.

However due to the sale of the TDG Assets, and because the Company was not in compliance with its EBITDA covenants under its loan agreement with the bank as of December 31, 2011 and through to June 15, 2012, the Company was required to pay off and close the line as part of the TDG Asset sale transaction. No bank lines of credit are currently available to the Company.

The Company also had available a $112,500 line of credit with interest payable at the bank’s prime rate plus 1%. The line is unsecured and personally guaranteed by an officer of the Company. The outstanding balance on the line of credit amounted to $-0-and$-0- at December 31, 2011 and 2010, respectively.

Note 11 — Customer Deposits

Customer deposits represents money the Company received in advance of providing a product or engineering services to a customer. Such deposits are short term in nature as the Company delivers the product or engineering services to the customer before the end of its next annual fiscal period. These deposits are credited to the customer against product deliveries or at the completion of their order.

F-23

Note 12 — Accrued Expenses

Accrued expenses consisted of the following:

	September 30, 2012	December 31, 2011	December 31, 2010

Accrued Wages and Related Costs	$29,159	$96,375	$68,954
Accrued Professional Services	71,893	79,500	91,000
Accrued Warranty Obligations	146,488	118,611	99,257
Other Accrued Expenses	—	73,531	29,587

Total	$241,540	$368,017	$288,798

The Company has warranty obligations in connection with the sale of certain of its products. The warranty period for its products is generally one year except in European countries where it is two years. The costs incurred to provide for these warranty obligations are estimated and recorded as an accrued liability at the time of sale. The Company estimates its future warranty costs based on product-based historical performance rates and related costs to repair. The changes in the Company’s accrued warranty obligations for the nine months ended September 30, 2012 and years ended December 31, 2011 and 2010 were as follows:

Accrued Warranty Obligations at December 31, 2009	$258,476
Reductions for Settling Warranties	(200,571)
Warranty Issued During Year	152,194
Adjustments to Pre-Existing Warranties	(90,257)

Accrued Warranty Obligations at December 31, 2010	$99,257
Reductions for Settling Warranties	(242,886)
Warranty Issued During Year	262,240

Accrued Warranty Obligations at December 31, 2011	$118,611
Reductions for Settling Warranties	(103,201)
Warranty Issued During Year	131,078

Accrued Warranty Obligations at September 30, 2012	$146,488

F-24

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13 — Accrued Compensation

Accrued compensation represents amounts owed to officers of the Company for services rendered that remain outstanding. The principal is not subject to a fixed repayment schedule, and interest on the outstanding balances is payable at 8% per annum, which effective 2009 and onwards compounds monthly due to its continuing deferral post the Company’s IPO. Interest expense related to accrued compensation amounts to $83,211 and $60,912 for the years ended December 31, 2011, and 2010, respectively. Total accrued interest on the accrued compensation was $339,323 and $268,467 as of December 31, 2011 and 2010, respectively and these amounts are included in Accrued Interest, under the Long-Term Liabilities portion of the consolidated balance sheet.

Note 14 — Long-Term Debt

Long-term debt consisted of the following at December 31:

	September 30, 2012	December 31, 2011	December 31, 2010

Note payable to an officer of the Company. The principal is not subject to a fixed repayment schedule, bears interest at 8% per annum and is secured by all of the assets of the Company	$209,208	$209,208	$209,208
Note payable to an officer of the Company. The principal and interest is subject to a fixed blended repayment schedule of 36 months, commencing January 31, 2011. Payments due totaling $59,529 have not been made during 2011. The loan bears interest at 12% per annum and is secured by a subordinated position in all the assets of the Company	279,525	294,319	258,658
Note payable for research and development equipment. The principal is subject to a fixed semi-annual repayment schedule commencing October 31, 2012 over 48 months.	396,004	396,004	—
The note carries a 0% interest, but imputed interest has been accrued based on a 12% discount rate and is reflected as a reduction in the principal.	(103,329)	(122,305)
Convertible, Senior Secured Term Debt. The principal is subject to a fixed repayment schedule beginning in January 2012 through to December 2014, bears interest at 12%, per annum, which is due and payable semi-annually, beginning June 23, 2011. The loan is secured by a first security position in all the Intellectual Property assets of the Company and a security interest in all of the other assets of the Company that is subordinate only to the security interest that secures the Company’s working capital loan	619,122	4,549,520	4,000,000
Unamortized debt discount related Warrants issued pursuant to Senior Term Debt net of $252,595 and 5,536 in recognized interest expense in 2011 and 2010	—	(752,248)	(1,004,843)
Long-term secured deferred trade payable for which the principal and interest is subject to a fixed blended repayment schedule of 24 and 36 months, commencing January 31, 2011. The deferred trade payable bears interest at 12% per annum and is secured by a subordinated position in all the assets of the Company. Payments due totaling $108,255 have not been made during 2011.	1,320,643	1,320,643	1,925,384
Note payable for which the principal and interest is subject to a fixed blended repayment schedule of 36 months, commencing January 31, 2011. Payments due totaling $8,927 have not been made during 2011. The loan bears interest at 12% per annum and is secured by a subordinated position in all the assets of the Company.	101,748	101,748	135,763

	$2,822,921	$5,996,889	$5,535,361
Less: Amount Due Within One Year	(887,222)	(4,924,838)	(810,623)

Amount Due After One Year	$1,935,699	$1,072,051	$4,713,547

F-25

The aggregate maturities for all long-term borrowings as of December 31, 2011 are as follows:

2012	2013	2014	2015	Thereafter	Total
$4,924,838	$645,549	$101,659	$66,438	$258,405	$5,996,889

Aggregate maturities reflect future cash principle payments exclusive of non-cash amortization discount.

On December 23, 2010, the Company issued Convertible, Senior Secured Term Debt in the principal amount of $4,000,000 which accrued interest at a rate of 12% per annum, payable semi-annually commencing June 23, 2011. No payments of principal are required in first 12 months of the loan and beginning on January 13, 2012, the Company is required to make 24 equal monthly payments of $141,666. A final principal payment of $600,000 is due at the end of the 48-month period or December 23, 2014.

The Company issued to the Senior Secured Term Debt Lender warrants to purchase up to 40,000,000 Common Shares (the “Warrants”), at an exercise price of $0.09965 per share, at any time prior to December 23, 2014. The fair value of these Warrants, $1,010,379 is reflected as a discount against the loan amount, net of amortization $252,595 in 2011 and $5,536 in 2010. As a result of the TDG Asset Sale on June 15, 2012 and the early repayment of the entire principal, the unamortized discount of $636,678 was fully expensed in the second quarter of 2012.

The maximum number of Common Shares that may be issued pursuant to: (i) the exercise of Warrants; and (ii) the conversion of principal and interest owing under the Loan, shall not exceed 46,517,695 Common Shares.

Pursuant to the Senior Secured Term Debt transaction, on December 23, 2010, an aggregate amount of $2,320,980 in principal and accrued interest outstanding on certain current Notes Payable and secured deferred trade payables was deferred and added to long-term debt and is included in the above table. Included in these Notes Payable noted above, are Long-term secured deferred trade payables representing amounts owed to two suppliers of the Company for component purchases in 2009 that have been deferred and remain outstanding. The principal amount of $1,746,000 was originally due and payable on January 15, 2011. However as part of the Company’s debt restructuring pursuant to the Senior Secured Term Debt mentioned above, the two suppliers agreed to extend the period of repayment for 24 and 36 months respectively, inclusive of accrued interest, with monthly equal blended payments commencing January 15, 2011. The deferred trade payables are secured by all of the assets of the Company and interest on the outstanding balances is payable at 12% per annum commencing from December 23, 2010. Previously the interest rate was 10% per annum. In the event the Company consummates an new equity financing that results in gross proceeds of at least US$10,000,000 then the Company must, subject to regulatory approvals apply not less than 50% of the proceeds from the such equity financings to the prompt payment of the Long-term deferred trade payable.

F-26

As partial compensation for subordination and postponement, the Long-term deferred trade payable creditors and two existing note holders, together owed $2,320,980 with accrued interest, were issued warrants to purchase an aggregate of 4,612,666 Common Shares, with an exercise price of US$0.09965 per share. The Warrants are exercisable until the earlier of the maturity date of the indebtedness owing to the applicable creditor or 5 years from the closing date.

In connection with the sale of the TDG Assets, certain of the Company’s lenders entered into Loan Modification and Consent agreements pursuant to which each consented to the sale, as required by the loan agreements between the Company and each such lender, and released its security interest in the TDG Assets sold. Pursuant to a Loan Modification and Consent Agreement regarding the Company’s Convertible, Senior Secured Term Debt Loan, which was in default at the time of the sale, the Company paid this Senior Lender $4,450,000 in reduction of the obligations of the Company to the Senior Lender. The obligation of the Company to repay the remaining amount due to the Convertible Senior Secured Term Debt Lender, $619,122 was represented by a new note in that amount. This new note carries an interest rate of 13.5%, to be paid monthly. The principal amount of the note is to be repaid over 15 months, with equal principal payments commencing on October 15, 2012. The Company also agreed to use 40% of any of the earn-out payments received under the TDG Asset Purchase Agreement to reduce the principal of this new note. The Convertible Senior Secured Term Debt agreement contains certain covenants, including the maintenance of minimum cash, cash equivalents, and undrawn availability under any bank working capital line in an aggregate amount of at least 40% of the sum of (i) the outstanding principal amount of the loan and (ii) unpaid interest. The Company did not make its required October 15th principal payment. As a result the Company is default under its loan agreement with the lender. The Company and the lender are currently attempting to negotiate a waiver or have them enter into a forbearance agreement, under which they would agree to forbear from enforcing their remedies against the Company, but they have not agreed to do so at this time. As such the lender is currently able to exercise its remedies under the loan agreement, including acceleration of the amounts due and foreclosure and sale of the collateral held by it. Even if the Company receives a waiver or enters into a forbearance agreement, it is uncertain whether the Company will be able to meet the conditions contained in any such waiver or forbearance agreement. Accordingly the entire principal amount of Convertible, Senior Secured Term Debt has been shown as current and due within one year.

Pursuant to the various other Loan Modification and Consent agreements, the Company made payments totaling $200,000 in reduction of the obligations owed to certain Notes Payable holders. Each such secured note holders agreed to defer further payments on its Note Payable due from the Company until July 15, 2013 after which the notes are to be repaid in 24 to 36 equal monthly installments. Additionally the Company has agreed to use 15% of any of the earn-out payments received under the TDG Asset Purchase Agreement to reduce such Notes Payable.

F-27

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15 — Capital Lease Obligations

The Company maintains equipment held under capital lease obligations due in monthly installments ranging from $62 to $2,811 including interest at rates ranging from 8.40% to 25.15%. The related equipment is collateral to the leases. Final payments are due through December, 2013.

	September 30, 2012	December 31, 2011	December 31, 2010

Total Principal Payments	$64,087	$136,684	$201,594
Less: Amount Due Within One Year	(51,414)	(84,684)	(99,523)

Amount Due After One Year	$12,673	$52,000	$102,071

Annual requirements for retirement of the capital lease obligations are as follows:

December 31,	Amount

2012	$101,884
2013	68,798
2014	—
2015	—

Total Minimum Lease Payments	$170,682
Less: Amount Representing Interest	(33,998)

Present Value of Minimum Lease Payments	$136,684

The following is a summary of assets held under capital leases:

December 31,	2011	2010

Tooling and Manufacturing Equipment	$—	$137,334
Computers and Software	277,350	200,744
Furniture and Equipment	91,893	51,543

	$369,243	389,621
Less: Accumulated Depreciation	(301,726)	(251,150)

Net	$67,517	$138,471

Depreciation expense related to the assets under capital lease amounted to $75,713 and $75,605 for years ended December 31, 2011 and 2010, respectively.

F-28

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

 Note 16 — Income Taxes

The Company files U.S. federal, and U.S. state tax returns. At December 31, 2011, the Company had unrecognized tax benefits totaling $4,869,000, of which would have a favorable impact on our tax provision (benefit), if recognized.

 Pre-tax earnings consisted of the following for the years ended December 31, 2011 and 2010:

December 31,	2011	2010

Total Pre-Tax (Loss) Earnings	$(3,851,892)	$(4,542,194)

The provision (benefit) for income taxes for the years ended December 31, 2011 and 2010 was as follows:

	2011	2010

Current Income Tax Provision (Benefit)
Federal	$—	$—
State	27,689	14,939
State Tax Credit Refund	—	—
Net Change in Liability for Unrecognized Tax Benefits	—	—
	$27,689	$14,939
Deferred Provision (Benefit)	—	—

Total Provision (Benefit)	$27,689	$14,939

A reconciliation of the statutory U.S. federal income tax rate to the effective rates for the years ended December 31, 2011 and 2010 is as follows:

	2011	2010

Federal Income Tax at Statutory Rate	34.0%	34.0%
State Tax Provision, Net of Federal Benefit	—	—
Meals and Entertainment	(0.3)%	(0.3)%
Stock Compensation Expense	(2.6)%	(2.0)%
Research and Development Credits	(0.7)%	(0.4)%
Other	—	—

Effective Tax Rate	30.4%	31.3%
Change in Valuations Allowance	(30.4)%	(31.3)%

Net Effective Tax Rate	0.0%	0.0%

F-29

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred tax assets (liabilities) for the years ended December 31, 2011 and 2010 consist of the following:

	2011	2010
Assets
Current
Inventory and Inventory Related Items	$103,000	$72,000
Warranty Reserves	14,000	15,000
Accrued Interest	73,000	61,000
Accrued Services	4,000
Non-Current
Net Operating Loss Carryforwards	3,267,000	2,796,000
Accrued Compensation	122,000	97,000
Tax Credit Carryforwards	1,347,000	1,270,000
Depreciation	9,000	11,000

Total Gross Deferred Tax Assets	$4,939,000	$4,322,000
Valuation Allowance — 100%	(4,939,000)	(4,322,000)

Total Net Deferred Tax Assets	$—	$—

Liabilities
Current
Patent costs	$70,000	$66,000

Total Gross Deferred Tax Liabilities	70,000	66,000
Valuation Allowance — 100%	(70,000)	(66,000)

Total Net Deferred Tax Liability	$—	$—

Net Deferred Tax	$—	$—

	2011	2010
Net Current Deferred Tax Assets	$—	$—
Net Long-Term Deferred Tax Assets	$—	$—

In 2011 and 2010, the Company generated federal and state net operating losses for income tax purposes. These federal and state net operating loss carryforwards, which total approximately $21,700,000 at December 31, 2011 and begin to expire in 2018, if not utilized. Of the Company’s tax credit carryforwards, $1,347,000 begin to expire in 2017, if not utilized.

F-30

Deferred tax assets, including carryforwards and other attributes, are reviewed for expected realization and a valuation allowance is established when appropriate to reduce the assets to their estimated net realizable value. Expected realization of deferred tax assets is dependent upon sufficient taxable income in the appropriate jurisdiction and period that is also of the appropriate character. The Company has evaluated the availability of such taxable income, the nature of its deferred tax assets and the relevant tax laws in determining the net realizable value of its deferred tax assets.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. As a result of the implementation of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), we recognize liabilities for uncertain tax positions based on the two-step process prescribed within the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is

F-31

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

more than 50% likely of being realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as this requires us to determine the probability of various possible outcomes. We re-evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period.

The following table summarizes the activity in the valuation allowance account for 2011 and 2010:

Balance, December 31, 2009	$3,659,000

Additions Relating to Uncertain Future Realization of
Net Operating Losses	536,000
Federal Tax Credits	52,000
State Research and Development Tax Credits	9,000

Balance, December 31, 2010	$4,256,000

Additions Relating to Uncertain Future Realization of
Net Operating Losses	536,000
Federal Tax Credits	50,000
State Research and Development Tax Credits	27,000

Balance, December 31, 2011	$4,869,000

Note 17 — Preferred Stock

Preferred stock

Shares of undesignated preferred stock may be issued in one or more series. The Board of Directors is authorized to establish and designate the different series and to fix and determine the voting powers and other special rights and qualifications. A total of 500,000 shares of preferred authorized are authorized as of September 30, 2012 and December 31, 2011. There were 0 shares issued or outstanding on September 30, 2012 and December 31, 2011 and 2010. There were no preferred dividends owing as of September 30, 2012 and on December 31, 2011 or 2010.

F-32

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

 Note 18 — Stock Warrants and Agent Options

 During 2011 and for the nine month period ending September 30, 2012, the Company issued no new warrants.

During 2010, the Company issued warrants to purchase 4,891,378 shares of common stock to lenders for deferring their Long-Term Notes Payable and Long-Term Secured Deferred Trade Payable; 1,111,110 warrants for the issuance of a trade revolving line of credit with a supplier; 40,000,000 warrants to the lender of the Company’s new Senior Secured Term Debt, and 1,000,000 warrants to purchase shares of common stock to the financial advisor on the Term Debt transaction.

During 2011, 361,072 warrants were exercised at a price of $.01 per share. During 2010 and for the nine month period ending September 30, 2102, no warrants were exercised.

The following table shows the various changes in warrants for the years December 31, 2011 and 2010. The exercise prices range from $0.00875 to $0.2334 per share.

	September 30, 2012	December 31, 2011	December 31, 2010

Warrants Outstanding, Beginning of Year	65,072,098	65,604,786	19,067,194
Exercised During the Year or 9 month period	—	(361,072)	—
Issued During the Year or 9 month period	—	—	47,002,488
Forfeited During the Year or 9 month period	(168,320)	(171,616)	(464,896)

Warrants Outstanding, End of Year or 9 month period	64,903,778	65,072,098	65,604,786

The outstanding warrants as of September 30, 2012 expire from December 31, 2012 to May 21, 2015. The weighted average remaining term of the warrants is 1.7 years. The weighted average exercise price is $0.1445 per share. The outstanding warrants as of December 31, 2011 expire from May 31, 2012 to December 31, 2015. The weighted average remaining contractual term on the warrants is 2.4 years. The weighted average exercise price is $0.1446 per share.

Note 19 — Stock Option Plans

The Company has the following Stock Option Plans (the “Plan”) that allow for the granting of both statutory incentive stock options or ISOs, which can result in potentially favorable tax treatment to the participant, and non-statutory stock options. The exercise price per share subject to an option is determined by the administrator, but in the case of an ISO must not be less than the fair market value of a share of our common stock on the date of grant and in the case of a non-statutory stock option must not be less than 100% of the fair market value of a share of our common stock on the date of grant.

F-33

	2007 Plan	2009 Plan	Total
Outstanding as of December 31, 2011	12,201,256	7,887,690	20,089,216
Available for future issuance under plan	—	29,112,310	29,112,310
Totals authorized by plan	12,201,256	37,000,000	49,201,526

The Plan gives the Board of Directors of the Company the ability to determine vesting periods for all options granted under the Plan, and allows option terms to be up to ten years from the original grant date. Employees’ incentive stock options must vest at a minimum rate of 20% per year over a five year period, commencing on the date of grant. Most vest ratably over four years commencing on the date of the option grant. In the case of directors, such options are granted annually and they expire ten years after the date of their grant and vest ratably, on a monthly basis, over the next 12 months. Non-employee directors have vesting of 50% immediately on grant and the balance vest ratably, on a monthly basis, over the next 12 months. Advisors or consultants can have vesting range from 100 percent of the option grants vesting immediately to ratably, on a monthly basis, up to 48 months.

F-34

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes stock option activity for nine month period ending September 30, 2012 and the years ended December 31, 2011 and 2010:

		Weighted
	Number of	Average	Exercise Price
	Shares	Exercise Price	Range

Outstanding at December 31, 2009	15,885,578	$0.0914	$0.0061 – $ 0.2334
Granted	—	$—	$—
Exercised	—	$—	$—
Expired or Forfeited	(449,904)	$0.1608	$0.0087 – $ 0.2334

Outstanding at December 31, 2010	15,435,674	$0.1182	$0.0061 – $ 0.2334
Granted	9,662,690	$0.1210	$0.1000 – $ 0.1500
Exercised	(1,298,002)	$0.0100	$0.0061 – $ 0.1000
Expired or Forfeited	(3,711,416)	$0.1178	$0.0289 – $ 0.2334
Outstanding at December 31, 2011	20,089,216	$0.1301	$0.0061 – $ 0.2334

As of September 30, 2012, there were 13,909,248 options that were fully vested and exercisable at a weighted average exercise price of $0.1191 per share. The weighted average remaining contractual term on the vested options is 4.80 years.

As of September 30, 2012 there were 2,767,292 unvested options exercisable at a weighted average exercise price of $0.1420 per share. The weighted average remaining contractual term on the unvested options is 8.0 years.

As of December 31, 2011, there were 15,323,860 options that were fully vested and exercisable at weighted average exercise price of $0.1248 per share. The weighted average remaining contractual term on the vested options is 5.4 years.

The unvested balance of 4,765,356 options as of December 31, 2011, are exercisable at a weighted average exercise price of $0.1408 per share. The weighted average remaining contractual term on the vested options is 8.7 years.

F-35

The following tables summarize stock option information at December 31, 2011:

Total Options Outstanding
		Weighted average
		remaining life	Weighted average
Range of exercise price	Shares	(yrs)	exercise price

$0.0062 to $0.0087	1,908,348	0.6	$0.0076
$0.0227 to $0.0289	3,096,694	1.8	$0.0252
$0.1000 to $0.1400	1,650,000	9.4	$0.1000
$0.1500 to $0.2000	10,250,662	6.0	$0.1500
$0.2100 to $0.2334	3,111,512	4.3	$0.2302

	20,089,216	2.0	$0.1292

Exercisable Options Outstanding
		Weighted average
		remaining life	Weighted average
Range of exercise price	Shares	(yrs)	exercise price

$0.0062 to $0.0087	1,980,348	0.5	$0.0076
$0.0227 to $0.0289	3,096,694	1.8	$0.0252
$0.1000 to $0.1400	769,007	9.4	$0.1000
$0.1500 to $0.2000	6,366,299	8.8	$0.1500
$0.2100 to $0.2334	3,111,512	4.3	$0.2302

	15,323,860	5.4	$0.1248

F-36

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unvested Options Outstanding
		Weighted average
		remaining life	Weighted average
Range of exercise price	Shares	(yrs)	exercise price

$0.1000 to $0.1400	880,993	9.4	$0.1000
$0.1500 to $0.2000	3,884,363	8.5	$0.1500
$0.2100 to $0.2334	—	—	$—

	4,765,356	8.7	$0.1408

The weighted average exercise price of options granted during 2011 was $0.1212 with an aggregate value of $452,002. There were no options granted in 2010. The weighted average exercise price of options granted during 2009 was $0.1676 with an aggregate value of $787,891.

Cash received from option exercises in 2011, 2010, and 2009, amounted to $16,871, $0, and $0, respectively. All of the shares issued out of common stock.

With respect to any non-qualified stock options and incentive stock options that are exercised and held for less than one year, the Company recognizes a tax benefit upon exercise in an amount equal to the tax effect of the difference between the option price and the fair market value of the common stock on the exercise date.

The table below summarizes the impact of outstanding stock options on the results of operations for the years ended December 31, 2011, 2010 and 2009:

December 31,	2011	2010

Stock-Based Compensation Expense:
Stock Options	$298,664	$243,973
Income Tax Benefit	—	—

Net Decrease in Net Income	$298,664	$243,973

Decrease in Earnings Per Share:
Basic and Diluted	$0.0011	$0.0009

The Black-Scholes-Merton option pricing model was used to estimate the fair value of share-based awards under FASB ASC Topic 718. The Black-Scholes-Merton option pricing model incorporates various and highly subjective assumptions, including expected term and expected volatility. For valuation purposes, stock option awards were categorized into two groups, stock option grants to employees and stock option grants to members of the Board of Directors.

F-37

The expected term of options granted was estimated to be the average of the vesting term, historical exercise and forfeiture rates, and the contractual life of the option. The expected volatility at the grant date is estimated using historical stock prices based upon the expected term of the options granted. The risk-free interest rate assumption is determined using the rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. Cash dividends have never been paid and are not anticipated to be paid in the foreseeable future. Therefore, the assumed expected dividend yield is zero.

F-38

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following summary table shows the assumptions used to compute the fair value of stock options granted during 2011 and 2010 and their estimated value:

December 31,	2011	2010
Assumptions for Black-Scholes:
Expected term in years	7.7	N/A
Volatility	50.3% to 53.2%	N/A
Risk-free interest rate	1.77% to 3.29%	N/A
Expected annual dividends	None	None

Value of options granted:
Number of options granted	9,662,690	None
Weighted average fair value/share	$0.0468	None
Fair value of options granted	$452,002	None

 FASB ASC Topic 718 requires pre-vesting option forfeitures at the time of grant to be estimated and periodically revised in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense is recorded only for those awards expected to vest using an estimated forfeiture rate based on historical pre-vesting forfeiture data.

At September 30, 2012, the Company had approximately $199,386 of unrecognized stock compensation expense, which will be recognized over a weighted average period of approximately 1.6 years.

Unrecognized stock-based compensation expense was approximately $338,837 as of December 31, 2011, relating to a total of 4,765,356 unvested stock options under the Company’s stock option plans. This stock-based compensation expense is expected to be recognized over a weighted average period of approximately 1.8 years.

Note 20 — Stock Subscriptions Receivable

During the year ended December 31, 2002, the Company’s Board of Directors authorized to make loans to certain senior employees to allow them to participate in a rights offering and purchase 32,537,135 shares of common stock at a price of $0.0085 per share. While the loans were initially due September, 2007, the due date was extended to December 2012. The loans bear interest at 6% and are shown as stock subscriptions receivable in the accompanying consolidated financial statements. During the nine period ending September 30, 2012 two stock subscriptions inclusive of gross interest to maturity totaling $76,104 was forgiven. Subscription receivables was reduced by $76,104 with an offset to non-cash compensation expense of $74,073 and a reduction of $2,031 in Additional Paid-In Capital to reduce the unearned gross interest that was previously accrued. During 2011 a stock subscription inclusive of gross interest to maturity totaling $151,232 was forgiven. Subscription receivables was reduced by $151,232 with an offset to non-cash compensation expense of $99,828 and a reduction of $3,183 in Additional Paid-In Capital to reduce the unearned gross interest that was previously accrued. There were no changes in 2010.

F-39

Note 21 — Commitments

The Company leases office and manufacturing space under operating leases that expires on September 30, 2013. It requires monthly payments of $4,200 plus insurance, taxes and common charges. The following is a summary of the Company’s contractual payment obligations for operating leases as of September 30, 2012:

The Company leases office space under an operating lease that expires in June 2013 which requires monthly payments of $3,819 plus insurance, taxes and common charges.

The Company leases office space under an operating lease that was to expires in June 2013 which requires monthly payments of $3,973 plus insurance, taxes and common charges. The Company terminated this lease and vacated the premises on January 31, 2012.

Rent expense for the nine period ending September 30, 2012 was $92,159. Rent expense for the years ended December 31, 2011 and 2010 totaled $210,492 and $200,501, respectively.

Future minimum payments required under operating lease obligations as of December 31, 2011 were as follows:

		Total Minimum
2012	2013	Lease Payments

$100,201	$22,914	$123,115

For the lease agreements described above, the Company is required to pay the pro rata share of the real property taxes and assessments, expenses and other charges associated with these facilities.

F-40

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 22 — Employee Benefit Plans

The Company has a Section 401(k) Savings Plan which covers employees who meet certain age and length of service requirements. To date the plan is comprised of 100% employee deferrals.

Note 23 — Litigation

On October 23, 2012, Abarta, LLC (“Abarta”) filed a complaint against Vuzix Corporation (the “Company”) in the United States District Court for the Eastern District of Texas (2:12-cv-00682) alleging the infringement of one or more claims of the patent entitled “Virtual Reality System”, of which Abarta is the exclusive licensee. Abarta is seeking damages from the Company equal to not less than a reasonable royalty. The Company disputes the allegations in the Complaint and believes the Complaint to be wholly without merit and intends to vigorously defend the claims alleged therein. We are not currently involved in any other pending legal proceeding or litigation.

The Company indemnifies its directors and officers who are, or were, serving at the Company’s request in such capacities. The fair value of the indemnifications that the Company issued during nine month period ending September 30, 2012 and the years ending December 31, 2011 or 2010 was not material to the Company’s financial position, results of operations or cash flows.

Note 24 — Concentrations

For 2011 and 2010, one customer accounted for approximately 21% and 17% of sales, respectively. The sales to this customer were part of the discontinued operations referred to in Note 4. Sales to the U.S. government accounted for approximately 20% and 5%, respectively. Portions of these government sales were part of discontinued operations.

Accounts receivable from the U.S. government accounted for 16%, and 9% of accounts receivable at December 31, 2011 and 2010, respectively.

Note 25 — Related Party Transactions

During 2011, $2,688,675 and $ 706,134 of revenues and purchases, respectively were derived from a minority stockholder (less than 5%) of the Company who also represented $-0- of the accounts receivable balance and $188,683 of the accounts payable balance at December 31, 2011 and $36,741 of the Long Term Portion of Deferred Trade Payable balance and $445,806 of the Current Portion of Deferred Trade Payables.

During 2010, $2,039,052 and $ 1,595,821 of revenues and purchases, respectively were derived from a minority stockholder (less than 5%) of the Company who also represented $nil of the accounts receivable balance and $395,842 of the accounts payable balance at December 31, 2010 and $377,340 of the Long Term Portion of Deferred Trade Payable balance and $368,660 of the Current Portion of Deferred Trade Payables.

F-41

During 2010, the Company’s President and CEO, who is owed an aggregate of $258,658 by the Company in respect of advances made to the Company, was issued warrants to purchase 1,034,633 Common Shares in consideration for the subordination and postponement of amounts owing to him as part of a secured loan, see Note 12 for further details.

Included in long-term debt is a note payable to an officer of the Company. Interest expense related to the note payable amounted to $29,927 and $26,709 for the years ended December 31, 2011 and 2010. Total accrued interest on the note payable was $181,287 as of December 31, 2011. See Note 14 for details.

The Company has accrued compensation owed to officers of the Company. Interest expense related to accrued compensation amounts to $83,211 and $60,912 for the years ended December 31, 2011 and 2010, respectively. Total accrued interest on the accrued compensation was $339,323 as of December 31, 2011. See Note 13 for details.

F-42

Shares

Common Stock

PROSPECTUS

Aegis Capital Corp

, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table provides information regarding the various actual and anticipated expenses (other than underwriters' discounts) payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the FINRA filing fee and the NASDAQ initial listing fee.

Nature of Expense	Amount
SEC registration fee		$2,481
FINRA filing fee		*
NASDAQ initial listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent’s fees and expenses		*
Printing and related fees		*
Miscellaneous		*
Total	$

* To be completed by amendment.

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

        Our Amended and Restated Certificate of Incorporation and By-Laws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

        The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

II-1

•	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.    Recent Sales of Unregistered Securities.

On June 29, 2012, we issued to LC Capital Master Fund Ltd. a promissory note in the principal amount of $619,122, convertible into shares of common stock at an initial conversion price of $0.09965 per share, subject to limitation and adjustment as provided therein.

During the third quarter ending September 30, 2011, we issued 100,000 shares of common stock related to the exercise of stock options. Total cash proceeds of $1000 were received.

On December 23, 2010, we issued to Kopin Corporation a warrant to purchase up to 1,651,419 shares of common stock at an initial exercise price of $0.09965 per share, subject to limitation and adjustment as provided therein, in connection with a deferral by Kopin Corporation of amounts owed to it.

On December 23, 2010, we issued to Vast Technologies Inc. a warrant to purchase up to 1,662,274 shares of common stock at an initial exercise price of $0.09965 per share, subject to limitation and adjustment as provided therein, in connection with a deferral by Vast Technologies Inc. of amounts owed to it.

On December 23, 2010, we issued to Paul J. Travers a warrant to purchase up to 1,034,633 shares of common stock at an initial exercise price of $0.09965 per share, subject to limitation and adjustment as provided therein, in connection with a deferral by Mr. Travers of amounts owed to him.

On December 23, 2010, we issued to John Burtis a warrant to purchase up to 543,052 shares of common stock at an initial exercise price of $0.09965 per share, subject to adjustment as provided therein, in connection with a deferral by Mr. Burtis of amounts owed to him.

On December 23, 2010, we issued to LC Capital Master Fund Ltd. a promissory note in the principal amount of $4,000,000, convertible into shares of common stock at an initial conversion price of $0.09965 per share, subject to limitation and adjustment as provided therein, and a warrant to purchase up to 40,000,000 shares of common stock at an initial exercise price of $0.09965 per share, subject to limitation and adjustment as provided therein.

During the quarter ended September 30, 2010, we issued warrants to purchase a total of 1,111,110 shares of common stock, with an exercise price of Cdn $0.12 share. The US dollar equivalent of the exercise price based on the closing exchange rate as of September 30, 2010 was $0.116. The warrants were issued as additional compensation pursuant to a credit line agreement.

On October 21, 2012, we issued to Kopin Corporation a warrant to purchase up to 555,555 shares of common stock at an exercise price of CDN$0.12 per share.

In connection with the foregoing, we relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

II-2

Item 16.    Exhibits and Financial Statement Schedules.

1.1**	Form of Underwriting Agreement
1.2(4)	Form of Agency Agreement
2.1 (17)	Asset Purchase Agreement, dated as June 15, 2012, by and between Vuzix Corporation and TDG Acquisition Company LLC
3.1(3)	Amended and Restated Certificate of Incorporation to be effective immediately following the closing of the offering
3.2(3)	Amended and Restated Bylaws to be effective immediately following the closing of the offering
4.1(4)	Specimen certificate evidencing shares of common stock
4.2(4)	Specimen common stock purchase warrant
4.3(6)	Form of Warrant Indenture between the registrant and Computershare Trust Company of Canada Certain instruments defining the rights of the holders of long-term debt of the registrant, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of the registrant and its subsidiary on a consolidated basis, have not been filed as exhibits. The registrant hereby agrees to furnish a copy of any of these agreements to the Commission upon request
4.4(7)	Common Stock Purchase Warrant dated as of May 21, 2010 issued by the registrant to Kopin Corporation
4.5(8)	Common Stock Purchase Warrant dated as of October 21, 2010 issued by the registrant to Kopin Corporation
5.1**	Opinion of Sichenzia Ross Friedman Ference LLP
10.1(1)	2007 Amended and Restated Stock Option Plan
10.2(1)	2009 Stock Option Plan
10.3(2)	Form of Option Agreement under 2009 Stock Plan
10.4(1)	Form of Indemnification Agreement by and between the registrant and each director and executive officer
10.5(1)	Employment Agreement dated as of August 1, 2007 by and between the registrant and Paul J. Travers
10.6(1)	Employment Agreement dated as of August 1, 2007 by and between the registrant and Grant Russell
10.7(1)	Shareholders Agreement dated as of October 11, 2000 by and among the registrant and Shareholders (as defined therein)
10.8(1)	Registration Rights Agreement dated as of October 11, 2000 by and among the registrant and the Investors (as defined therein)
10.9(1)	Registration Rights Agreement dated as of June 2005 by and among the registrant and the Investors (as defined therein)
10.10(3)†	Technology Purchase and Royalty Agreement dated as of December 23, 2005 between the registrant and New Light Industries, Ltd.
10.11(1)	Warrant to purchase common stock dated as of December 23, 2005 issued by the registrant to New Light Industries, Ltd.
10.12(1)	Rights Agreement dated as of December 23, 2005 by and between the registrant and New Light Industries, Ltd.
10.13(1)	Agency Agreement dated as of June 29, 2007 by and between the registrant and Canaccord Capital Corporation
10.14(1)	Form of warrant to purchase common stock issued by the registrant pursuant to the Agency Agreement dated as of June 29, 2007 by and between the registrant and Canaccord Capital Corporation
10.15(1)	Demand Note in the original principal amount of $247,690.92 by the registrant to the order of Paul J. Travers
10.16(1)	Loan Agreement dated as of October 2008 by and between the registrant and Paul J. Travers
10.17(3)	Promissory Note dated as of October 2008 by the registrant to the order of Paul J. Travers
10.18(1)	Fiscal Advisory Fee Agreement dated as of June 29, 2009 by and between the registrant and Canaccord Capital Corporation and Bolder Investment Partners, Ltd.
10.19(6)†	Distribution and Manufacturing Agreement dated August 27, 2009 between the registrant and YuView Holdings Ltd.

II-3

10.20(3)	Convertible Promissory Note dated September 19, 2006 in the original principal amount of $500,000 by the registrant to Sally Hyde Burdick
10.21(5)	Form of Escrow Agreement by and among the registrant, Canaccord Capital Corporation the other Offering Agents (as defined therein) and JP Morgan Chase Bank, National Association, as escrow agent
10.22(5)	Amended and Restated Fiscal Advisory Fee Agreement dated as of November 12, 2009 by and between the registrant and Canaccord Capital Corporation and Bolder Investment Partners Ltd.
10.23(6)	Amendment No. 1 to Amended and Restated Fiscal Advisory Fee Agreement dated as of November 12, 2009 by and among the registrant and Canaccord Capital Corporation and Bolder Investment Partners Ltd.
10.24(6)	Form of Escrow Agreement by and among the Registration of Computershare Investor Services, Inc., as escrow agent, and the Securityholders (as defined therein) entered into pursuant to Canadian National Policy 46-201 and TSX Venture Exchange Policy 5.4
10.25(7)	Revolving Line of Trade Credit Agreement dated as of May 21, 2010 by and between the registrant and Kopin Corporation
10.26(7)	Security Agreement dated as of May 21, 2010 by and between the Company and Kopin Corporation
10.27(8)	Amendment to Revolving Line of Trade Credit Agreement dated as of October 8, 2010 by and between the registrant and Kopin Corporation
10.28(9)	Convertible Loan and Security Agreement, dated as of December 23, 2010 by and between the registrant and LC Capital Master Fund Ltd.
10.29(9)	Intellectual Property Security Agreement dated as of December 23, 2010 by and between the registrant and LC Capital Master Fund Ltd.
10.30(9)	Warrant to Purchase Stock dated December 23, 2010 issued by the registrant to LC Capital Master Fund Ltd.
10.31(9)	Convertible Promissory Note issued by the registrant to LC Capital Master Fund Ltd.
10.32(10)	Letter Agreement dated as of December 23, 2010 by and between the registrant and Kopin Corporation
10.33(10)	Letter Agreement dated as of December 23, 2010 by and between the registrant and Vast Technologies Inc.
10.34(10)	Letter Agreement dated as of December 23, 2010 by and between the registrant and Paul J. Travers
10.35(10)	Letter Agreement dated as of December 23, 2010 by and between the registrant and John Burtis
10.36(10)	Warrant issued by the registrant to Vast Technologies Inc. entitling Vast to purchase up to 1,662,274 shares of Common Stock at an exercise price of $.09965 per share

10.37*	Warrant issued by the registrant to Kopin Corporation entitling Kopin to purchase up to 1,651,419 shares of Common Stock at an exercise price of $0.09965 per share
10.38(10)	Warrant issued by the registrant to Paul J. Travers entitling Travers to purchase up to 1,034,633 shares of Common Stock at an exercise price of $0.09965 per share
10.39(10)	Warrant issued by the registrant to John Burtis entitling Burtis to purchase up to 543,052 shares of Common Stock at an exercise price of $0.09965 per share
10.40(11)	Loan and Security Agreement dated as of March 21, 2011 by and between the registrant and Bridge Bank National Association
10.41(11)	Intellectual Property Security Agreement dated as of March 21, 2011 by and between the registrant and Bridge Bank National Association
10.42(11)	Intercreditor Agreement dated as of March 21, 2011 by and between the registrant and Bridge Bank National Association
10.43(11)	Subordination Agreement dated as of March 21, 2011 by and between Kopin Corporation and Bridge Bank National Association
10.44(11)	Subordination Agreement dated as of March 21, 2011 by and between Vast Corporation and Bridge Bank National Association
10.45(11)	Subordination Agreement dated as of March 21, 2011 by and between Paul J. Travers and John Burtis, on the one hand, and Bridge Bank National Association on the other hand
10.46(12)	Supplemental Agreement, dated as of December 8, 2011, by and between the registrant and LC Capital Master Fund Ltd.

II-4

10.47(13)	Supplement Agreement, dated as of January 23, 2012, by and between the registrant and LC Capital Master Fund Ltd.
10.48(14)	Supplemental Agreement, dated as of February 23, 2012 by and between the registrant and LC Capital Master Fund Ltd.
10.49(15)	Supplemental Agreement, dated as of March 23, 2012, by and between the registrant and LC Capital Master Fund Ltd.
10.50 (16)	Promissory Note and Security Agreement, dated as of May 19, 2012, by and between the registrant and LC Capital Master Fund Ltd.
10.51 (17)	Shared Services Agreement, dated as of June 15, 2012, by and between Vuzix Corporation and TDG Acquisition Company LLC
10.52 (17)	Reseller Agreement, dated as June 15, 2012, by and between Vuzix Corporation and TDG Acquisition Company LLC.
10.53 (17)	Restrictive Covenants Agreement, dated as June 15, 2012, by and between Paul Travers and TDG Acquisition Company LLC
10.54 (17)	Kopin Loan Modification Agreement dated as June 15, 2012, by and among the Company, Kopin Corporation, TDG Acquisition Company LLC and Chu, Ring & Hazel, LLP
10.55 (17)	LC Master Fund Loan Modification Agreement, dated as June 15, 2012, by and between the Company and LC Master Fund, LLC
10.56 (18)	Amended and Restated Convertible Loan and Security Agreement, dated as of June 15, 2012, by and between the Company and LC Capital Master Fund Ltd.
10.59 (18)	Convertible Promissory Note, dated as of June 15, 2012, in the principal amount of $619,122 issued by the Company in favor of LC Capital Master Fund Ltd.
21.1*	Subsidiaries
23.1*	Consent of EFP Rotenberg, LLP
23.2**	Consent of Sichenzia Ross Friedman Ference LLP
24.1*	Power of Attorney (included on signature page)

(1)	Filed as an exhibit to the Registration Statement on Form S-1 filed on July 2, 2009 and incorporated herein by reference.
(2)	Filed as an exhibit to Amendment No. 2 to the Registration Statement on Form S-1 filed on September 4, 2009 and incorporated herein by reference.
(3)	Filed as an exhibit to Amendment No. 3 to the Registration Statement on Form S-1 filed October 16, 2009 and incorporated herein by reference.
(4)	Filed as an exhibit to Amendment No. 4 to the Registration Statement on Form S-1 filed November 10, 2009 and incorporated herein by reference.
(5)	Filed as an exhibit to Amendment No. 5 to the Registration Statement on Form S-1 filed November 27, 2009 and incorporated herein by reference.
(6)	Filed as an exhibit to Amendment No. 6 to the Registration Statement on Form S-1 filed December 7, 2009 and incorporated herein by reference.
(7)	Filed as an exhibit to the Current Report on Form 8-K filed June 2, 2010 and incorporated herein by reference.
(8)	Filed as an exhibit to the Current Report on Form 8-K filed October 27, 2010 and incorporated herein by reference.
(9)	Filed as an exhibit to the Current Report on Form 8-K filed December 30, 2010 and incorporated herein by reference.
(10)	Filed as an exhibit to the Current Report on Form 8-K filed December 30, 2010 and incorporated herein by reference.
(12)	Filed as an exhibit to the Current Report on Form 8-K filed December 19, 2011 and incorporated herein by reference.
(13)	Filed as an exhibit to the Current Report on Form 8-K filed January 27, 2012 and incorporated herein by reference.
(14)	Filed as an exhibit to the Current Report on Form 8-K filed February 29, 2012 and incorporated herein by reference.
(15)	Filed as an exhibit to the Current Report on Form 8-K filed March 27, 2012 and incorporated herein by reference.

II-5

(16)	Filed as an exhibit to the Current Report on Form 8-K filed May 24, 2012 and incorporated herein by reference.
(17)	Filed as an exhibit to the Current Report on Form 8-K filed June 21, 2012 and incorporated herein by reference.
(18)	Filed as an exhibit to the Current Report on Form 8-K filed July 3, 2012 and incorporated herein by reference.

†	Confidential treatment granted as to certain portions.

* Filed herewith.

** To be filed by amendment.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) (ii)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

II-6

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	The undersigned Registrant hereby undertakes that it will:

(1)	for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)	for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

II-7

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on December 20, 2012.

Vuzix Corporation

By:	/s/ Paul J. Travers
Paul J. Travers
Its:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Grant Russell
Grant Russell
Its:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Each person whose signature appears below constitutes and appoints Paul J. Travers and Grant Russell as his true and lawful attorney in fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Paul J. Travers	December 20, 2012
Paul J. Travers
Chief Executive Officer and Director (principal executive officer)

/s/ Grant Russell	December 20, 2012
Chief Financial Officer and Director (principal financial and accounting officer)

/s/ William Lee	December 20, 2012
William Lee Director

/s/ Alexander Ruchdaesche	December 20, 2012
Alexander Ruchdaesche
Director

/s/ Michael Scott	December 20, 2012
Michael Scott
Director

EXHIBIT INDEX

1.1**	Form of Underwriting Agreement
1.2(4)	Form of Agency Agreement
2.1 (17)	Asset Purchase Agreement, dated as June 15, 2012, by and between Vuzix Corporation and TDG Acquisition Company LLC
3.1(3)	Amended and Restated Certificate of Incorporation to be effective immediately following the closing of the offering
3.2(3)	Amended and Restated Bylaws to be effective immediately following the closing of the offering
4.1(4)	Specimen certificate evidencing shares of common stock
4.2(4)	Specimen common stock purchase warrant
4.3(6)	Form of Warrant Indenture between the registrant and Computershare Trust Company of Canada Certain instruments defining the rights of the holders of long-term debt of the registrant, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of the registrant and its subsidiary on a consolidated basis, have not been filed as exhibits. The registrant hereby agrees to furnish a copy of any of these agreements to the Commission upon request
4.4(7)	Common Stock Purchase Warrant dated as of May 21, 2010 issued by the registrant to Kopin Corporation
4.5(8)	Common Stock Purchase Warrant dated as of October 21, 2010 issued by the registrant to Kopin Corporation
5.1**	Opinion of Sichenzia Ross Friedman Ference LLP
10.1(1)	2007 Amended and Restated Stock Option Plan
10.2(1)	2009 Stock Option Plan
10.3(2)	Form of Option Agreement under 2009 Stock Plan
10.4(1)	Form of Indemnification Agreement by and between the registrant and each director and executive officer
10.5(1)	Employment Agreement dated as of August 1, 2007 by and between the registrant and Paul J. Travers
10.6(1)	Employment Agreement dated as of August 1, 2007 by and between the registrant and Grant Russell
10.7(1)	Shareholders Agreement dated as of October 11, 2000 by and among the registrant and Shareholders (as defined therein)
10.8(1)	Registration Rights Agreement dated as of October 11, 2000 by and among the registrant and the Investors (as defined therein)
10.9(1)	Registration Rights Agreement dated as of June 2005 by and among the registrant and the Investors (as defined therein)
10.10(3)†	Technology Purchase and Royalty Agreement dated as of December 23, 2005 between the registrant and New Light Industries, Ltd.
10.11(1)	Warrant to purchase common stock dated as of December 23, 2005 issued by the registrant to New Light Industries, Ltd.
10.12(1)	Rights Agreement dated as of December 23, 2005 by and between the registrant and New Light Industries, Ltd.
10.13(1)	Agency Agreement dated as of June 29, 2007 by and between the registrant and Canaccord Capital Corporation
10.14(1)	Form of warrant to purchase common stock issued by the registrant pursuant to the Agency Agreement dated as of June 29, 2007 by and between the registrant and Canaccord Capital Corporation

10.15(1)	Demand Note in the original principal amount of $247,690.92 by the registrant to the order of Paul J. Travers
10.16(1)	Loan Agreement dated as of October 2008 by and between the registrant and Paul J. Travers
10.17(3)	Promissory Note dated as of October 2008 by the registrant to the order of Paul J. Travers
10.18(1)	Fiscal Advisory Fee Agreement dated as of June 29, 2009 by and between the registrant and Canaccord Capital Corporation and Bolder Investment Partners, Ltd.
10.19(6)†	Distribution and Manufacturing Agreement dated August 27, 2009 between the registrant and YuView Holdings Ltd.

10.20(3)	Convertible Promissory Note dated September 19, 2006 in the original principal amount of $500,000 by the registrant to Sally Hyde Burdick
10.21(5)	Form of Escrow Agreement by and among the registrant, Canaccord Capital Corporation the other Offering Agents (as defined therein) and JP Morgan Chase Bank, National Association, as escrow agent
10.22(5)	Amended and Restated Fiscal Advisory Fee Agreement dated as of November 12, 2009 by and between the registrant and Canaccord Capital Corporation and Bolder Investment Partners Ltd.
10.23(6)	Amendment No. 1 to Amended and Restated Fiscal Advisory Fee Agreement dated as of November 12, 2009 by and among the registrant and Canaccord Capital Corporation and Bolder Investment Partners Ltd.
10.24(6)	Form of Escrow Agreement by and among the Registration of Computershare Investor Services, Inc., as escrow agent, and the Securityholders (as defined therein) entered into pursuant to Canadian National Policy 46-201 and TSX Venture Exchange Policy 5.4
10.25(7)	Revolving Line of Trade Credit Agreement dated as of May 21, 2010 by and between the registrant and Kopin Corporation
10.26(7)	Security Agreement dated as of May 21, 2010 by and between the Company and Kopin Corporation
10.27(8)	Amendment to Revolving Line of Trade Credit Agreement dated as of October 8, 2010 by and between the registrant and Kopin Corporation
10.28(9)	Convertible Loan and Security Agreement, dated as of December 23, 2010 by and between the registrant and LC Capital Master Fund Ltd.
10.29(9)	Intellectual Property Security Agreement dated as of December 23, 2010 by and between the registrant and LC Capital Master Fund Ltd.
10.30(9)	Warrant to Purchase Stock dated December 23, 2010 issued by the registrant to LC Capital Master Fund Ltd.
10.31(9)	Convertible Promissory Note issued by the registrant to LC Capital Master Fund Ltd.
10.32(10)	Letter Agreement dated as of December 23, 2010 by and between the registrant and Kopin Corporation
10.33(10)	Letter Agreement dated as of December 23, 2010 by and between the registrant and Vast Technologies Inc.
10.34(10)	Letter Agreement dated as of December 23, 2010 by and between the registrant and Paul J. Travers
10.35(10)	Letter Agreement dated as of December 23, 2010 by and between the registrant and John Burtis
10.36(10)	Warrant issued by the registrant to Vast Technologies Inc. entitling Vast to purchase up to 1,662,274 shares of Common Stock at an exercise price of $.09965 per share

10.37*	Warrant issued by the registrant to Kopin Corporation entitling Kopin to purchase up to 1,651,419 shares of Common Stock at an exercise price of $0.09965 per share
10.38(10)	Warrant issued by the registrant to Paul J. Travers entitling Travers to purchase up to 1,034,633 shares of Common Stock at an exercise price of $0.09965 per share
10.39(10)	Warrant issued by the registrant to John Burtis entitling Burtis to purchase up to 543,052 shares of Common Stock at an exercise price of $0.09965 per share
10.40(11)	Loan and Security Agreement dated as of March 21, 2011 by and between the registrant and Bridge Bank National Association
10.41(11)	Intellectual Property Security Agreement dated as of March 21, 2011 by and between the registrant and Bridge Bank National Association
10.42(11)	Intercreditor Agreement dated as of March 21, 2011 by and between the registrant and Bridge Bank National Association
10.43(11)	Subordination Agreement dated as of March 21, 2011 by and between Kopin Corporation and Bridge Bank National Association
10.44(11)	Subordination Agreement dated as of March 21, 2011 by and between Vast Corporation and Bridge Bank National Association
10.45(11)	Subordination Agreement dated as of March 21, 2011 by and between Paul J. Travers and John Burtis, on the one hand, and Bridge Bank National Association on the other hand
10.46(12)	Supplemental Agreement, dated as of December 8, 2011, by and between the registrant and LC Capital Master Fund Ltd.

10.47(13)	Supplement Agreement, dated as of January 23, 2012, by and between the registrant and LC Capital Master Fund Ltd.
10.48(14)	Supplemental Agreement, dated as of February 23, 2012 by and between the registrant and LC Capital Master Fund Ltd.
10.49(15)	Supplemental Agreement, dated as of March 23, 2012, by and between the registrant and LC Capital Master Fund Ltd.

10.50 (16)	Promissory Note and Security Agreement, dated as of May 19, 2012, by and between the registrant and LC Capital Master Fund Ltd.
10.51 (17)	Shared Services Agreement, dated as of June 15, 2012, by and between Vuzix Corporation and TDG Acquisition Company LLC
10.52 (17)	Reseller Agreement, dated as June 15, 2012, by and between Vuzix Corporation and TDG Acquisition Company LLC.
10.53 (17)	Restrictive Covenants Agreement, dated as June 15, 2012, by and between Paul Travers and TDG Acquisition Company LLC
10.54 (17)	Kopin Loan Modification Agreement dated as June 15, 2012, by and among the Company, Kopin Corporation, TDG Acquisition Company LLC and Chu, Ring & Hazel, LLP
10.55 (17)	LC Master Fund Loan Modification Agreement, dated as June 15, 2012, by and between the Company and LC Master Fund, LLC
10.56 (18)	Amended and Restated Convertible Loan and Security Agreement, dated as of June 15, 2012, by and between the Company and LC Capital Master Fund Ltd.
10.59 (18)	Convertible Promissory Note, dated as of June 15, 2012, in the principal amount of $619,122 issued by the Company in favor of LC Capital Master Fund Ltd.
21.1*	Subsidiaries
23.1*	Consent of EFP Rotenberg, LLP
23.2**	Consent of Sichenzia Ross Friedman Ference LLP
24.1*	Power of Attorney (included on signature page)

(1)	Filed as an exhibit to the Registration Statement on Form S-1 filed on July 2, 2009 and incorporated herein by reference.
(2)	Filed as an exhibit to Amendment No. 2 to the Registration Statement on Form S-1 filed on September 4, 2009 and incorporated herein by reference.
(3)	Filed as an exhibit to Amendment No. 3 to the Registration Statement on Form S-1 filed October 16, 2009 and incorporated herein by reference.
(4)	Filed as an exhibit to Amendment No. 4 to the Registration Statement on Form S-1 filed November 10, 2009 and incorporated herein by reference.
(5)	Filed as an exhibit to Amendment No. 5 to the Registration Statement on Form S-1 filed November 27, 2009 and incorporated herein by reference.
(6)	Filed as an exhibit to Amendment No. 6 to the Registration Statement on Form S-1 filed December 7, 2009 and incorporated herein by reference.
(7)	Filed as an exhibit to the Current Report on Form 8-K filed June 2, 2010 and incorporated herein by reference.
(8)	Filed as an exhibit to the Current Report on Form 8-K filed October 27, 2010 and incorporated herein by reference.
(9)	Filed as an exhibit to the Current Report on Form 8-K filed December 30, 2010 and incorporated herein by reference.
(10)	Filed as an exhibit to the Current Report on Form 8-K filed December 30, 2010 and incorporated herein by reference.
(12)	Filed as an exhibit to the Current Report on Form 8-K filed December 19, 2011 and incorporated herein by reference.
(13)	Filed as an exhibit to the Current Report on Form 8-K filed January 27, 2012 and incorporated herein by reference.
(14)	Filed as an exhibit to the Current Report on Form 8-K filed February 29, 2012 and incorporated herein by reference.

(15)	Filed as an exhibit to the Current Report on Form 8-K filed March 27, 2012 and incorporated herein by reference.
(16)	Filed as an exhibit to the Current Report on Form 8-K filed May 24, 2012 and incorporated herein by reference.
(17)	Filed as an exhibit to the Current Report on Form 8-K filed June 21, 2012 and incorporated herein by reference.
(18)	Filed as an exhibit to the Current Report on Form 8-K filed July 3, 2012 and incorporated herein by reference.